Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of June 1, 2015

among

A. SCHULMAN, INC.,

The FOREIGN BORROWERS from time to time party hereto,

The LENDERS party hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

J.P. MORGAN EUROPE LIMITED,

as a Global Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent

CITIBANK, N.A.,

BANK OF MONTREAL

COMMERZBANK AG, NEW YORK

HSBC BANK USA, N.A.

as Co-Documentation Agents

and

PNC BANK, NATIONAL ASSOCIATION,

as Senior Managing Agent

J.P. MORGAN SECURITIES LLC AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Schedule 1.01A	—	Initial Subsidiary Guarantors

Schedule 1.01B	—	Effective Date Mortgaged Properties

Schedule 1.01C	—	Effective Date Unrestricted Subsidiaries

Schedule 2.01	—	Lenders and Commitments

Schedule 2.19	—	Payment Instructions

Schedule 3.11	—	Subsidiaries

Schedule 5.12	—	Post-Closing Requirements

Schedule 6.01	—	Existing Indebtedness

Schedule 6.02	—	Existing Liens

Schedule 6.04	—	Existing Investments

Schedule 6.07	—	Existing Transactions with Affiliates

Schedule 6.08	—	Restrictive Agreements
EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption

Exhibit B-1	—	Form of Borrowing Subsidiary Agreement

Exhibit B-2	—	Form of Borrowing Subsidiary Termination

Exhibit C	—	Form of Issuing Bank Agreement

Exhibit D	—	Form of Guaranty Agreement

Exhibit E	—	Form of Borrowing Request

Exhibit F	—	Form of Interest Election Request

Exhibit G	—	Form of Term Note

Exhibit H	—	Form of Revolving Note

Exhibit I	—	Form of Security Agreement

Exhibit J	—	Form of Luxembourg Pledge Agreement

Exhibit K	—	Form of Compliance Certificate

Exhibit L	—	Auction Procedures

Exhibit M	—	Form of Perfection Certificate

Exhibit N	—	Form of Solvency Certificate

Exhibit O-1	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit O-2	—	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit O-3	—	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit O-4	—	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

v

CREDIT AGREEMENT, dated as of June 1, 2015 (the “Agreement”), by and among A. SCHULMAN, INC., a Delaware corporation (the “Company”), A. SCHULMAN HOLDINGS S.A.R.L, a private limited liability company (société à responsabilité limitée) organized and existing under the laws of Luxembourg, having share capital of EUR 189.667.000.- and its registered office at 32-36, boulevard d’Avranches, L-1160 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 103.028, as a Luxembourg Borrower (as defined below), the other FOREIGN BORROWERS (as defined below) from time to time party hereto, the LENDERS from time to time party hereto, J.P. MORGAN EUROPE LIMITED, as a Global Agent, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent and each Issuing Bank and Swingline Lender party hereto from time to time.

WHEREAS, the Company and HGGC Citadel Plastics Holdings, Inc., a Delaware corporation (“Citadel”), have entered into that certain Acquisition Agreement (as defined below) pursuant to which the Company will, subject to the terms and conditions set forth therein, acquire all of the issued and outstanding shares of capital stock of Citadel (the “Acquisition”);

WHEREAS, the Company has requested that the Lenders extend credit to the Company in the form of the Initial Term A Loans on the Effective Date in an initial aggregate principal amount of $200,000,000;

WHEREAS, the Company has requested that the Lenders extend credit to the Company in the form of the Initial U.S. Term B Loans on the Effective Date in an initial aggregate principal amount of $350,000,000;

WHEREAS, the Company has requested that the Lenders extend credit to the Luxembourg Borrower in the form of the Euro Term B Loans on the Effective Date in an initial aggregate principal amount of €145,000,000;

WHEREAS, the proceeds of the Initial Term A Loans, the Initial U.S. Term B Loans and the Initial Euro Term B Loans will be used by the Borrowers to finance the Transactions (as defined below);

WHEREAS, the Company has requested that the Lenders make Revolving Credit Commitments available to the Borrowers in an initial aggregate principal amount of $300,000,000;

WHEREAS, the applicable Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein; and

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2015 Convertible Stock Documentation” means the certificate of designations and the convertible special stock share certificate under which the 2015 Convertible Stock was issued.

“2015 Convertible Stock” means the Company’s 6.0% Series A Cumulative Perpetual Convertible Special Stock, in an initial aggregate number of 125,000,000 shares.

“2015 Securities” means the 2015 Senior Notes and the 2015 Convertible Stock.

“2015 Securities Documents” means the 2015 Senior Notes Indenture and the 2015 Convertible Stock Documentation.

“2015 Senior Notes” means the Company’s 6.875% Senior Notes due 2023, in an initial aggregate principal amount of $375,000,000, as well as any registered notes issued in exchange therefor in connection with the registration rights agreement entered into on the Effective Date.

“2015 Senior Notes Indenture” means the indenture under which the 2015 Senior Notes are issued.

“ABR” when used in reference to any Loan to the Company or Borrowing by the Company in U.S. Dollars, means that such Loan (or the Loans comprising such Borrowing) bears interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Term Loan Lender” shall have the meaning assigned to that term in Section 2.11(i).

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” means the Stock Purchase Agreement, dated as of March 15, 2015, by and among the Company, Citadel and Citadel Plastics Holdings, LLC (including, but not limited to, all schedules and exhibits thereto, and after giving effect to any alteration, amendment, modification, supplement or waiver made through the date hereof).

“Acquisition Agreement Citadel Representations” means such of the representations made by or on behalf of Citadel in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the breach of any such representations results in the Company or any its Affiliates having the right to terminate the Company’s or such Affiliate’s obligations under the Acquisition Agreement (after giving effect to any applicable notice and cure period) or results in the failure of a condition precedent to the Company’s obligation to consummate the Acquisition pursuant to the Acquisition Agreement.

“Additional Mortgage” has the meaning assigned to such term in Section 5.10(c).

“Adjusted EBITDA” means, as of any date of determination and without duplication, for the Company and its Subsidiaries on a consolidated basis, and calculated in accordance with GAAP, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) (x) Interest Expense for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on Disqualified Stock of the Company, (ii) provision for Taxes based on income, profits or capital for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes, (iii) all amounts attributable to depreciation and amortization expense for such period (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period), and (iv) any extraordinary, non-recurring or non-cash charges; minus (b) without duplication and to the extent included in Net Income, any extraordinary, non-recurring or non-cash gains for such period, plus (c) Pro Forma EBITDA for (i) subject to the paragraph below, the Acquisition and (ii) Permitted Acquisitions (1) consummated during the twelve-month period prior to the Effective Date and (2) consummated after the Effective Date, plus the sum of (d) (i) fees, costs and expenses (including, without limitation, any taxes paid in connection therewith) in connection with the Acquisition and Permitted Acquisitions that are paid in cash substantially simultaneously with the Effective Date (in the case of the Acquisition) and the closing of any such Permitted Acquisition (in the case of any such Permitted Acquisition), (ii) fees, costs, expenditures and charges paid in cash arising out of restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of any Person in connection with the Acquisition or a Permitted Acquisition, (iii) non-recurring costs, charges and expenses paid in cash relating to (x) the exercise of options and (y) stock issued by Citadel or the target of a Permitted Acquisition, (iv) any fees, costs, expenses or charges related to any equity offering, Permitted Acquisition or other Investment permitted hereunder, recapitalization or Incurrence of Indebtedness permitted to be made under this Agreement (whether or not successful) or related to this Agreement, (v) the amount of any minority interest expense attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent deducted in such period in computing Net Income; and (vi) any costs or expenses incurred by the Company or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Equity Interests); plus (e) the Effective Date Transaction Costs paid in cash for the applicable period to the extent not capitalized under GAAP.

Notwithstanding anything to the contrary, it is agreed, that for the purpose of calculating Adjusted EBITDA for any period that includes the fiscal quarters ended on May 30, 2015, February 28, 2015, November 30, 2014 or August 31, 2014, amounts added back to Adjusted EBITDA pursuant to clause (c)(i) of the paragraph above with respect to Citadel shall be deemed to be $25,000,000, $25,000,000, $25,000,000 and $25,000,000, respectively.

“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 100th of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, together with its branches and affiliates and their respective permitted successors and assigns.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Global Agents, and “Agent” means any one of them.

“Agreement” shall have the meaning assigned to that term in the first paragraph of this Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Agreement Currency” shall have the meaning assigned to such term in Section 10.13(b).

“All-in Yield” means, as to any Loans (or other Indebtedness, if applicable), the yield thereon to Lenders (or other lenders, as applicable) providing such Loans (or other Indebtedness, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Company, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate based on an assumed four year average life; and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Base Rate” means, for any day for any Loan, Letter of Credit or other financial accommodation in U.S. Dollars that is made to the Company and that specifies or that requires that the interest rate applicable thereto be the “Alternate Base Rate”, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the avoidance of doubt, the Adjusted LIBO Rate for any such day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day for deposits in U.S. Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Notwithstanding the foregoing, in no event shall the Alternate Base Rate for any Loan, Letter of Credit or other financial accommodation in U.S. Dollars that is made to the Company for any Interest Period be less than 0.00% at any time

“Alternative Currency” means (a) Pounds Sterling, (b) Euro and (c) any other currency other than U.S. Dollars, Pounds Sterling, and Euro that (i) is approved by the Administrative Agent and all of the Revolving Lenders, and (ii) is freely available, freely transferable and freely convertible into U.S. Dollars and in which dealings in deposits are carried on in the London interbank deposit market, provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than U.S. Dollars, Pounds Sterling and Euro, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank in respect of such Letter of Credit.

“Alternative Currency LC Exposure” means, at any time, the sum of (a) the U.S. Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the U.S. Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.

“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Alternative Currency Sublimit” means U.S.$150,000,000.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its affiliated companies concerning or relating to bribery or corruption.

“Applicable Agent” means (a) the Administrative Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the Company, with respect to any payment hereunder that does not relate to a particular Loan or Borrowing and is not covered by clauses (b) through (d) hereof, and with respect to the administration of the transactions evidenced hereby generally, (b) J.P. Morgan Europe Limited with respect to a Loan, Letter of Credit or other financial accommodation extended to any

Foreign Borrower organized under the laws of Europe or a political subdivision thereof, (c) J.P. Morgan Europe Limited or such other affiliate of JPMorgan Chase Bank, N.A. as designated by the Administrative Agent with notice to the Company with respect to a Loan, Letter of Credit or other financial accommodation extended to any Foreign Borrower not covered in clause (b), and (d) J.P. Morgan Europe Limited with respect to the general administration of the non-United States of America portion of the transactions evidenced hereby. Each of the Persons referenced in clauses (b) through (d) hereof shall constitute a “Global Agent” and collectively shall constitute the “Global Agents”.

“Applicable Creditor” shall have the meaning assigned to such term in Section 10.13(b).

“Applicable Rate” means, for any day, (i) (x) with respect to any ABR Initial U.S. Term B Loan, 2.25% and (y) with respect to any Eurocurrency Initial U.S. Term B Loan, 3.25%, (ii) with respect to any Initial Euro Term B Loan, 3.25%, (iii) with respect to any ABR Initial Revolving Loan, Eurocurrency Initial Revolving Loan, ABR Initial Term A Loan, Eurocurrency Initial Term A Loan, any Letter of Credit participation fee under Section 2.12(b), or with respect to the Commitment Fees payable pursuant to Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, “Eurocurrency Initial Revolving Loan Spread and Letter of Credit Participation Fee Percentage”, “Eurocurrency Initial Term A Loan Spread”, “ABR Initial Revolving Loan Spread”, or “ABR Initial Term A Loan Spread”, as the case may be, based upon the Total Net Leverage Ratio as reflected in the then most recently delivered quarterly or annual financials as required under Section 5.01 and (iv) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Rate” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

Pricing Level	Total Net Leverage Ratio	Commitment Fee Rate	Eurocurrency Initial Revolving Loan Spread and Letter of Credit Participation Fee Percentage	ABR Initial Revolving Loan Spread	Eurocurrency Initial Term A Loan Spread	ABR Initial Term A Loan Spread
Level I	Greater than 4.50 to 1.00	40 basis points	2.50%	1.50%	2.50%	1.50%
Level II	Less than or equal to 4.50 to 1.00 but greater than 3.75 to 1.00	35 basis points	2.25%	1.25%	2.25%	1.25%
Level III	Less than or equal to 3.75 to 1.00 but greater than 3.00 to 1.00	30 basis points	2.00%	1.00%	2.00%	1.00%
Level IV	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00	25 basis points	1.75%	0.75%	1.75%	0.75%

Pricing Level	Total Net Leverage Ratio	Commitment Fee Rate	Eurocurrency Initial Revolving Loan Spread and Letter of Credit Participation Fee Percentage	ABR Initial Revolving Loan Spread	Eurocurrency Initial Term A Loan Spread	ABR Initial Term A Loan Spread
Level V	Less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00	20 basis points	1.50%	0.50%	1.50%	0.50%
Level VI	Less than or equal to 2.00 to 1.00	15 basis points	1.25%	0.25%	1.25%	0.25%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver any financials required under Section 5.01 on or before the date any financials are due, then, at the request of the Required Financial Covenant Lenders, Pricing Level I shall be deemed applicable until five (5) Business Days after such financials, together with all corresponding compliance certificates required by Section 5.01(c), are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable financials and corresponding compliance certificates required by Section 5.01(c) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Company, all of its Subsidiaries and each Lender.

Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable financials for the fiscal quarter ending August 31, 2015, the Applicable Rate shall be based on Pricing Level II, and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.

“Applicable Commitment Fee” means for any day (i) with respect to any Revolving Credit Commitments relating to Initial Revolving Loans, the rate set forth in the definition of “Applicable Rate”; or (ii) with respect to any Other Revolving Credit Commitments, the “Applicable Commitment Fee” set forth in the applicable Extension Amendment or Refinancing Amendment (as applicable).

“Applicable Date” shall have the meaning assigned to such term in Section 10.02(f).

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Asset Sale” means (x) any Disposition (including any sale and lease-back of assets and any mortgage or lease of Real Property) to any person of, any asset or assets of the Company or any Subsidiary and (y) any sale of any Equity Interests by any Subsidiary to a person other than the Company or a Subsidiary.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent and reasonably acceptable to the Company.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (a) if a Permitted Receivables Facility is structured as a secured lending agreement or similar agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement or similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or other similar agreement.

“Auction Manager” shall have the meaning assigned to such term in Section 2.24(a).

“Auction Procedures” means auction procedures with respect to Purchase Offers set forth in Exhibit L hereto.

“Autoborrow Agreement” shall have the meaning assigned to that term in Section 2.04(e).

“Available Amount” means, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) $50,000,000, plus

(b) 50% of cumulative Net Income of the Company since March 1, 2015, plus

(c) the cumulative amounts of all mandatory prepayments declined by Term Loan Lenders, plus

(d) the Cumulative Qualified Equity Proceeds Amount on such date of determination, minus

(e) the cumulative amount of Investments made with the Available Amount from and after the Effective Date and on or prior to such time (net of any return on such Investments not otherwise included in the Cumulative Qualified Equity Proceeds Amount), minus

(f) the cumulative amount of Restricted Payments made with the Available Amount from and after the Effective Date and on or prior to such time.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Facility Maturity Date and (b) the date of termination of the Revolving Credit Commitments.

“Available Unused Commitment” shall mean, with respect to a Revolving Lender under any Class of Revolving Credit Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Credit Commitment of such Revolving Lender at such time exceeds (b) the applicable Revolving Credit Exposure (excluding the Swingline Exposure) of such Revolving Lender at such time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, and any successor thereto.

“Bankruptcy Event” means (a) with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, receiver and manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person and (b), specifically with respect to the Luxembourg Borrowers and any other Person whose Center of Main Interest is in the Grand Duchy of Luxembourg, in addition to any of the circumstances under (a), (i) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, juge délégué, commissaire, juge-commissaire, liquidateur, curateur or other similar officer in respect of any such Person or (ii) any such Person being subject to bankruptcy (faillite), insolvency, voluntary or court ordered liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), suspension of payment (sursis de paiement) or controlled management (gestion contrôlée).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person.

“Borrower” means the Company or any Foreign Borrower, as applicable, and “Borrowers” means all of the foregoing.

“Borrower Materials” has the meaning assigned to such term in Section 10.17.

“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in U.S. Dollars, $1,000,000, (b) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Euro, €500,000, (c) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Pounds Sterling, £500,000, (d) in the case of a Borrowing in an Alternative Currency (other than those referenced above or those in respect of Swingline Loans), the U.S. Dollar Equivalent of $1,000,000, (e) in the case of a U.S. Swingline Loan, $250,000, (f) in the case of a Foreign Swingline Loan denominated in Euro, €50,000, (g) in the case of a Foreign Swingline Loan denominated in Pounds Sterling, £50,000 and (h) in the case of a Foreign Swingline Loan in an Alternative Currency (other than those referenced above) the U.S. Dollar Equivalent of $250,000.

“Borrowing Multiple” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in U.S. Dollars, $500,000, (b) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Euro, €250,000, (c) in the case of a Borrowing (other than Foreign Swingline Loans) denominated in Pounds Sterling, £250,000, (d) in the case of a Borrowing in an Alternative Currency (other than those referenced above or those in respect of Swingline Loans), the U.S. Dollar Equivalent of $500,000, (e) in the case of a U.S. Swingline Loan, $50,000, (f) in the case of a Foreign Swingline Loan denominated in Euro, €50,000, (g) in the case of a Foreign Swingline Loan denominated in Pounds Sterling, £50,000 and (h) in the case of a Foreign Swingline Loan in an Alternative Currency (other than those referenced above) the U.S. Dollar Equivalent of $100,000.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1 or another form approved by the Administrative Agent.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.

“Brazilian Indebtedness” means Indebtedness owing by one or more Subsidiaries organized under the laws of Brazil to third party lenders in an aggregate principal amount not to exceed the U.S. Dollar Equivalent of $15,000,000 at any time.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the relevant currency in the London interbank market, Luxembourg or the principal financial center of such currency (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET2 payment system is not open for the settlement of payments in Euro) and (b) when used in connection with any Borrowing by a Foreign Borrower or an Alternative Currency added hereto or provided hereunder subsequent to the Effective Date, with the consent of the Administrative Agent, “Business Day” shall also exclude any day on which banks in a principal financial center corresponding with such Foreign Borrower or such Alternative Currency added hereto or provided hereunder subsequent to the Effective Date are authorized or required by law to remain closed (by way of example only, if Japanese Yen were provided subsequent to the Effective Date, Tokyo, Japan would be added hereto if consented to by the Administrative Agent; provided that, for the avoidance of doubt, such “Business Day” would only be relevant to the extent a Borrowing was requested (i) in Japanese Yen or (ii) by a Foreign Borrower in Japan in any currency).

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Section 11.01.

“CAM Exchange Date” means the date on which (a) any event referred to in paragraph (h) or (i) of Article VII shall occur in respect of any Borrower or (b) an acceleration of the maturity of the Loans pursuant to Article VII shall occur.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate dollar amount of the sum, without duplication, of (i) the Specified

Obligations (including the U.S. Dollar Equivalent of any Specified Obligations owing in any currency (other than dollars)) owed to such Lender, (ii) such Lender’s participation in undrawn amounts of Letters of Credit (including the U.S. Dollar Equivalent of the undrawn amount of any Letters of Credit not denominated in U.S. dollars) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate dollar amount of the sum, without duplication, of (i) the Specified Obligations (including the U.S. Dollar Equivalent of any Specified Obligations owing in any currency (other than U.S. dollars)) owed to all the Lenders and (ii) the aggregate undrawn amount of outstanding Letters of Credit (including the U.S. Dollar Equivalent of the undrawn amount of any Letters of Credit not denominated in U.S. dollars) immediately prior to such CAM Exchange Date.

“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Company and the Subsidiaries shall not include:

(a) expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests of the Company or capital contributions to the Company or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a));

(b) expenditures of proceeds of insurance payments and settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Company and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b);

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Company or any Subsidiary) and for which none of the Company or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.03(o);

(g) Investments in respect of a Permitted Acquisition; or

(h) the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b).

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide to the Company or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services. For the avoidance of doubt, the In-House Bank Agreement shall not constitute a Cash Management Agreement.

“Cash Management Bank” means any person that, at the time it enters into a Cash Management Agreement (or on the Effective Date), is an Agent, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“Center of Main Interest” means the place where the debtor conducts the administration of his interests on a regular basis pursuant to the Council Regulation (EC) No 1346/2000 of May 29, 2000 on insolvency proceedings, as amended.

“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented, but in each case only to the extent it is the general policy of a Lender to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.

“Citadel” shall have the meaning assigned to that term in the recitals to this Agreement.

“Citadel Material Adverse Effect” means any event, circumstance, change, fact, condition, occurrence or effect (individually, an “Event,” and collectively, “Events”) that, individually or in the aggregate with any other Event or all other Events, has had, or is reasonable likely to have, a material and adverse effect upon the Business (as defined in the Acquisition Agreement), assets, liabilities, condition (financial or otherwise) or operating results of the Company and its Subsidiaries (each as defined in the Acquisition Agreement), taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Citadel Material Adverse Effect: (a) any Event arising from or attributable to (i) general business or economic conditions applicable to the industry or industries in which the Company and its Subsidiaries are involved, (ii) any failure by the Company or any of its Subsidiaries to meet its internal financial projections (provided, that, while the fact of the failure will not, on its own, constitute a Citadel Material Adverse Effect, the underlying causes of such failure could constitute a Citadel Material Adverse Effect), (iii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iv) changes in GAAP (as defined in the Acquisition Agreement), (v) conditions generally affecting the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (vi) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority (as defined in the Acquisition Agreement), (vii) the taking of any action contemplated by the Acquisition Agreement and the Ancillary Agreements (as defined in the Acquisition Agreement), (viii) any “act of God,” including, but not limited to, weather, natural disasters and earthquakes or (ix) the announcement of the execution of the Acquisition Agreement or the transactions contemplated thereunder; provided, however, that the limitations set forth in (i), (iii), (iv), (v) and (vi) will not apply (and thus such matters could constitute a Citadel Material Adverse Effect) if any of the foregoing matters referred to in such limitations has a disproportionate effect on the Company when compared to other companies engaged in the plastics industry, or (b) any adverse change in, effect on, or development with respect to, the Business which is cured by Sellers or the Company before the earlier of (x) the Effective Date and (y) the date on which the Acquisition Agreement is terminated pursuant to Article 8 thereof. Capitalized terms used in this definition have the meanings given such terms by the Acquisition Agreement.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Other Revolving Loans, Initial Term A Loans, Initial U.S. Term B Loans, Initial Euro Term B Loans, Other Term Loans, U.S. Swingline Loans, or Foreign Swingline Loans, and (b) any Commitment, refers to whether such Commitment is in respect of a commitment to make Initial Term A Loans, Initial U.S. Term B Loans, Initial Euro Term B Loans, Other Term Loans, Initial Revolving Loans or Other Revolving Loans. Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Revolving Loans, Initial Term A Loans, Initial U.S. Term B Loans or the Initial Euro Term B Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 10.02(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided that, notwithstanding anything herein or in any Security Document or other Loan Document, the “Collateral” shall exclude any Excluded Property.

“Collateral Agent” means JPMorgan Chase Bank, N.A. or any successor thereto.

“Collateral and Guarantee Requirement” means the requirement that (in each case, subject to Section 5.12,):

(a) on the Effective Date, the Collateral Agent shall have received from each Borrower and each Subsidiary Guarantor, as applicable, (i) a counterpart of the Security Agreement, (ii) a counterpart of the Luxembourg Pledge Agreement and (iii) from each Subsidiary Guarantor, a counterpart of the Guaranty Agreement, in each case duly executed and delivered on behalf of such person;

(b) on the Effective Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged or assigned for security purposes pursuant to the Security Documents and (ii) the Collateral Agent shall have received certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests (other than certificates or instruments issued by Subsidiaries of the Company that are not received from Citadel on or prior to the Effective Date so long as the Company has used commercially reasonable efforts to obtain such certificates prior to the Effective Date, with any such certificates or instruments to be delivered as promptly as practical (and in any event within the time period set forth on Schedule 5.12)) and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(c) in the case of any person that becomes a Subsidiary Guarantor after the Effective Date, the Collateral Agent shall have received (i) a supplement to the Guaranty Agreement and (ii) supplements to the Security Agreement and any other Security Documents, if applicable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Subsidiary Guarantor;

(d) after the Effective Date all outstanding Equity Interests of any person (other than Excluded Property) that are held or acquired by a Loan Party after the Effective Date shall have been pledged pursuant to the Security Documents, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;

(e) except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable Requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording substantially concurrently with, or promptly following, the execution and delivery of each such Security Document;

(f) evidence of the insurance (if any) required by the terms of Section 5.05 hereof shall have been received by the Collateral Agent;

(g) after the Effective Date, the Collateral Agent shall have received, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10;

(h) within (x) 90 days after the Effective Date with respect to each Effective Date Mortgaged Property set forth on Schedule 1.01(B) (or on such later date as the Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties encumbered pursuant to said Section 5.10, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the applicable Loan Party and suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of local counsel regarding the due authorization, execution and delivery, the enforceability, and perfection of the Mortgages and such other matters customarily covered in real estate mortgage counsel opinions as the Collateral Agent may reasonably request, if and to the extent, and in such form, as local counsel customarily provides such opinions as to such other matters, (iii) with respect to each such Mortgaged Property, the Flood Documentation and (iv) such other documents as the Collateral Agent may reasonably request that are available to the Company without material expense with respect to any such Mortgage or Mortgaged Property; and

(i) within (x) 90 days after the Effective Date with respect to each Effective Date Mortgaged Property set forth on Schedule 1.01(B) (or on such later date as the Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties encumbered pursuant to said Section 5.10, the Collateral Agent shall have received (i) a policy or policies or marked up unconditional binder of title insurance with respect to properties located in the United States of America paid for by the Company, in the amount of the Fair Market Value of the respective Mortgaged Property, issued by a nationally recognized title insurance company (“Title Insurer”) insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located (provided, however, that in lieu of a zoning endorsement, Collateral Agent shall accept a zoning report from a nationally recognized zoning report provider or other documentation reasonably acceptable to the Collateral Agent), and (ii) if requested by the Collateral Agent, a survey of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States of America, which is (A) complying in all material respects with the minimum detail requirements of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (B) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Collateral Agent; provided, however, that so long as the Title Insurer shall accept the same to eliminate the survey exception from such policy or policies, in lieu of a new or revised survey the Company may provide a “no material change” affidavit with respect to any prior survey for the respective Mortgaged Property (which prior survey otherwise substantially complies with the foregoing survey requirements).

Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, it is understood that to the extent any Collateral (other than Collateral with respect to which a lien may be perfected by (A) the filing of a Uniform Commercial Code financing statement, (B) delivery of certificates evidencing Equity Interests of any wholly-owned Domestic Subsidiary (other than an Immaterial Subsidiary) of the Company or any Subsidiary Guarantor of the Company (with respect to the Company and its Subsidiaries so long as the Company has used commercially reasonable efforts to obtain such certificates solely to the extent such stock certificates are received by the Company from Citadel on or prior to the Effective Date) or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be provided or the security interest of the Collateral Agent therein is not or cannot be perfected on the Effective Date after the use of commercially reasonable efforts by the Company and the Subsidiary Guarantors to do so and without undue burden and expense, then the provision and/or perfection of the security interest in such Collateral shall not constitute a condition precedent to any Credit Event on the Effective Date but, instead, shall be required to be delivered and perfected within the time period set forth on Schedule 5.12 (subject to extension by the Administrative Agent in its sole discretion).

“Commitment” means, as applicable, a Revolving Credit Commitment and/or a Term Loan Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitment Letter” means that certain Commitment Letter dated as of March 15, 2015 by and among the Company, the Administrative Agent and the Lead Arrangers.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to such term in the first paragraph of this Agreement.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(c).

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (a), (b), (f) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (g) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (h), (i), (j) and (k) of the definition of “Indebtedness” of the Company and the Subsidiaries determined on a consolidated basis on such date; provided that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements.

“Consolidated Net Tangible Assets” means, as of any date of determination, the total assets of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to goodwill and other intangible assets and Investments in Unrestricted

Subsidiaries, as set forth on the consolidated balance sheet of the Company as of the last day of the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements of the Company have been delivered (or were required to be delivered) pursuant to Section 5.01. Effective upon the consummation of the Acquisition and a Permitted Acquisition, Consolidated Net Tangible Assets shall be adjusted to include amounts attributable to Citadel (in the case of the Acquisition) or the applicable target entity that has been acquired (in the case of a Permitted Acquisition). Consolidated Net Tangible Assets shall be determined on a Pro Forma Basis.

“Consolidated Secured Net Debt” means, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the assets of the Company or any of its Subsidiaries on such date (including, for the avoidance of doubt, Permitted Receivables Facilities and Capitalized Lease Obligations) less (ii) the Net Debt Cash Amount on such date.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Company as of the last day of the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements of the Company have been delivered (or were required to be delivered) pursuant to Section 5.01. Effective upon the consummation of the Acquisition and a Permitted Acquisition, Consolidated Total Assets shall be adjusted to include amounts attributable to Citadel (in the case of the Acquisition) or the applicable target entity that has been acquired (in the case of a Permitted Acquisition). Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Net Debt Cash Amount on such date.

“Consolidated Working Capital” means, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Contingent Obligation” means, as to any Person, any obligation of such Person (without duplication) as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or standard contractual indemnities entered into in the ordinary course of business (with the understanding that indemnification obligations entered into in connection with Permitted Acquisitions shall be Contingent Obligations). The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Consideration” shall have the meaning assigned to such term in the definition of the term “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Cumulative Qualified Equity Proceeds Amount” means at any date of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Company after the Effective Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Company issued upon conversion of Indebtedness or Disqualified Stock to the extent the Company or its Wholly-Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock after the Effective Date; plus

(b) 100% of the aggregate amount received by the Company or its Wholly-Owned Subsidiaries in cash and the Fair Market Value of assets other than cash received by the Company or its Wholly-Owned Subsidiaries after the Effective Date from (without duplication of amounts, and without including the items described below to the extent same are already included in Excess Cash Flow):

(i) the Disposition (other than to the Company or any Subsidiary) of any Investment made by the Company or its Subsidiaries and repurchases and redemptions of such Investment from the Company or its Subsidiaries by any Person (other than the Company and its Subsidiaries) to the extent that (x) such Investment was made in reliance upon the Available Amount pursuant to Section 6.04(u) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b);

(ii) the sale (other than to the Company or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was made in reliance upon the Available Amount pursuant to Section 6.04(u) and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b); or

(iii) to the extent not included in the calculation of Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted

Subsidiary to the extent relating to any portion of the Investment therein made pursuant to Section 6.04(u).

“Current Assets” means, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash, Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Permitted Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Permitted Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).

“Current Liabilities” means, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Company and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions and (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Effective Date or (ii) bonuses, pension and other post-retirement benefit obligations.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(i).

“Declining Term Loan Lender” shall have the meaning assigned to such term in Section 2.11(i).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any, subject to Section 2.22, Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Secured Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Secured Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Secured Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Secured Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a

Bankruptcy Event. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Company, each Issuing Bank, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer of the Company, setting forth such valuation, less the amount of cash or cash equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Dispose” or “Disposed of” means to convey, sell, lease, sell and lease-back, assign, farm-out, transfer, license, sub-license or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Company), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Company), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Secured Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or the Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock. For the avoidance of doubt, the 2015 Convertible Stock shall not constitute Disqualified Stock.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Effective Date Mortgaged Properties” shall have the meaning assigned to such term in the definition of the term “Mortgaged Properties.”

“Effective Date Refinancing” means (i) the termination of that certain Amended and Restated Credit Agreement dated as of September 24, 2013 by and among the Company, the other borrowers party thereto, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as administrative agent and J.P. Morgan Europe Limited, as global agent and the repayment of all amounts owing thereunder and (ii) repayment and termination of all Indebtedness outstanding under that certain (x) Second Amended and Restated Credit Agreement, dated as of November 5, 2014, by and among Citadel Plastics Holding, Inc., each of the other credit parties party thereto, and General Electric Capital Corporation, as Agent and (y) Second Lien Credit Agreement, dated as of November 5, 2014, by and among Citadel Plastics Holding, Inc., each of the other Credit Parties party thereto, and General Electric Capital Corporation, as Agent.

“Effective Date Transaction Costs” means the reasonable fees and out-of-pocket transaction costs and expenses incurred by the Loan Parties in connection with the Transactions, including reasonable fees, commissions and costs of accountants, consultants, and attorneys related thereto.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, disposal, release or threatened release of any Hazardous Material or to health and safety matters with respect to exposure to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any of the foregoing for which such liability is assumed or imposed pursuant to any contract, agreement or other consensual arrangement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that “Equity Interests” shall not include any Indebtedness for borrowed money that is convertible into, or exchangeable for, Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived) which could reasonably be expected to result in in material liability; (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or the failure to make required contributions or payments under similar law of a foreign country with respect to any Foreign Pension Plan on or before the due date for such contributions or payments; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA or similar law of a foreign country with respect to the termination of any Plan or Foreign Pension Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or any similar foreign Governmental Authority or a plan administrator of any notice relating to an intention to terminate any Plan or Foreign Pension Plan or to appoint a trustee to administer any Plan or Foreign Pension Plans; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal (including under Section 4062(e) of ERISA) or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan, Multiemployer Plan or Foreign Pension Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EU Lending Passport” means the right of passport to provide lending services on a cross-border basis under the Council Directive of 20 March 2000 relating to the taking up and pursuit of the business of credit institutions (No 2000/12/EC) in the relevant European Economic Area member state. For purposes hereof, “EU Lending Passport” shall include each right of passport to the extent multiple rights of passport are required under the aforementioned Council Directive to extend credit to Borrowers in their respective jurisdictions of organization.

“Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.

“Euro Term B Loan Lender” means a Term Loan Lender having an Initial Euro Term B Loan Commitment or that holds Initial Euro Term B Loans.

“Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of

(i) Net Income for such period,

(ii) the aggregate amount of all non-cash charges to the extent deducted in arriving at such Net Income, and

(iii) decreases in Consolidated Working Capital for such period (other than any such decreases arising from Dispositions outside the ordinary course of business by the Company and the Subsidiaries completed during such period), over

(b) the sum, without duplication, of

(i) the aggregate amount of all non-cash credits included in arriving at such Net Income,

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior years, the amount of Capital Expenditures made in cash during such period by the Company and its Subsidiaries, except to the extent that such Capital Expenditures or acquisitions made in cash were financed with the proceeds of Indebtedness of the Company or the Subsidiaries (other than under the Revolving Facility),

(iii) the aggregate amount of all principal payments of Indebtedness of the Company and the Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any scheduled repayment of Term Loans, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and Swingline Loans and (z) all prepayments in respect of any other revolving credit facility, except in the case of clauses (y) and (z) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent such payments were financed with internally generated cash of the Company and the Subsidiaries,

(iv) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Company and the Subsidiaries completed during such period),

(v) payments by the Company and the Subsidiaries during such period in respect of long-term liabilities of the Company and the Subsidiaries other than Indebtedness, to the extent not already deducted from Net Income,

(vi) without duplication of amounts deducted pursuant to clause (ix) below in prior fiscal years, the aggregate amount of cash consideration paid by the Company and the Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 6.04 (except for those Investments made under Sections 6.04(b), (c), (g), (h), (l), (u) (other than any Investments made in reliance on clauses (a) and/or (b) of the definition of Available Amount) and (v) (other than Investments made under such clause (v) of a type that would otherwise be permitted to be deducted from Excess Cash Flow pursuant to this clause (vi))) to the extent that such Investments were financed with internally generated cash of the Company and the Subsidiaries,

(vii) the amount of Restricted Payments during such period (on a consolidated basis) by the Company and the Subsidiaries made in compliance with Section 6.06 (other than Sections 6.06(a), (d), (g), (h), (i), (j), (k) and (n)) to the extent such Restricted Payments were financed with internally generated cash of the Company and the Subsidiaries,

(viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Net Income,

(ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of the Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(x) the amount of Taxes paid in cash or Tax reserves set aside or payable (without duplication) with respect to such period to the extent they exceed the amount of Tax expense deducted in determining Net Income for such period; and

(xi) cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Net Income.

“Excess Cash Flow Period” means each fiscal year of the Company, commencing with the fiscal year of the Company ending August 31, 2016.

“Exchange Rate” means on any day, for purposes of determining the U.S. Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into U.S. Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. In the event that such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent or the applicable Global Agent, as the case may be, and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or the applicable Global Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent or the applicable Global Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Global Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than U.S. Dollars, each of:

(i) the first Business Day of each calendar month,

(ii) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and

(iii) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (a) a Borrowing Request or an

Interest Election Request with respect to any Revolving Borrowing or (b) each request for the issuance, amendment, renewal or extension of any Letter of Credit.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” means (i) any fee-owned Real Property other than Material Real Property and any leasehold interest in Real Property, (ii) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) commercial tort claims with a value of less than $5,000,000, (iv) governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization not obtained, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (v) Equity Interests in any non-wholly owned Subsidiaries and any entities which do not constitute Subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders (other than the Company or any Subsidiary of the Company) of such non-wholly owned Subsidiary or other entity restrict or do not permit the pledge of such Equity Interests, other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable law, (vi) any lease, license or agreement or any property subject to a purchase money security interest, Capitalized Lease Obligations or similar arrangement permitted under this Agreement, in each case, to the extent the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Subsidiary of the Company) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (vii) letter of credit rights, except to the extent a security interest therein can be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) any Excluded Securities, and (x) assets in circumstances where the cost (including any adverse tax consequences to any of the Loan Parties) of obtaining a security interest in such assets, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) would be excessive in light of the practical benefit to the Lenders afforded thereby as reasonably determined by the Company and the Administrative Agent.

“Excluded Securities” means any of the following:

(c) any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Company reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including any adverse Tax consequences) would be excessive in light of the practical benefit to the lenders afforded thereby;

(d) any Equity Interests or Indebtedness to the extent, and for so long as, the pledge thereof would be prohibited by any Requirement of Law;

(e) any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Secured Obligations (as defined in the Security Agreement) is prohibited by (i) any applicable organizational documents, joint venture agreement, shareholder agreement, or similar agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of this Agreement, including Section 6.08, that was existing on the Effective Date or at the time of the acquisition of such subsidiary and was not created in contemplation of such acquisition, but, in the case of this subclause (A), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law, (B) any organizational documents, joint venture agreement, shareholder agreement, or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party but, in the case of this subclause (B) (other than with respect to joint venture agreements), only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Company or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement, shareholder agreement or similar agreement (or other contractual obligation referred to in subclause (A)(ii) above) or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Secured Obligations (as defined in the Security Agreement) would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement, shareholder agreement or similar agreement governing such Equity Interests the right to terminate its obligations thereunder, but only to the extent, and for so long as, such right of termination is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other Requirement of Law;

(f) any Equity Interests of any (A) Unrestricted Subsidiary or (B) any Receivables Entity (to the extent they are restricted from being pledged by the applicable Permitted Receivables Facility);

(g) any Margin Stock; and

(h) solely with respect to a U.S. Borrower Obligation, voting Equity Interests in (A) any Foreign Subsidiary that is a CFC or (B) any Foreign Subsidiary Holdco, in each case in excess of 65% of all such voting Equity Interests.

“Excluded Subsidiary” means any of the following:

(a) each Immaterial Subsidiary,

(b) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary),

(c) each Domestic Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Effective Date or at the time such Subsidiary becomes a Subsidiary not in violation of this Agreement (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) any Receivables Entity,

(f) any Foreign Subsidiary,

(g) any Insurance Subsidiary,

(h) any Domestic Subsidiary (i) that is a Foreign Subsidiary Holdco or (ii) that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC,

(i) any other Domestic Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the cost or other consequences (including any Tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations would be excessive in relation to the practical benefit to be afforded thereby, and

(j) each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party or Foreign Subsidiary Guarantor, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee by such Loan Party or Foreign Subsidiary Guarantor of, or the grant by such Loan Party or Foreign Subsidiary Guarantor of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s or Foreign Subsidiary Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or Foreign Subsidiary Guarantor or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation or (b) in the case of a Specified Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party or Foreign Subsidiary Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time such Guarantee of such Loan Party or Foreign Subsidiary Guarantor becomes or would become effective with respect to such related Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Obligation is Guaranteed by such Loan Party or Foreign Subsidiary Guarantor or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes and backup withholding Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) solely with respect to an Obligation (other than an Obligation under the Initial Euro Term B Facility) of the Company, any Subsidiary Guarantor or any Foreign Subsidiary that for U.S. federal income tax purposes is disregarded as an entity separate from the Company or a Domestic Subsidiary, in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Commitment, the Term Loan) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Commitment (or, to the extent a Lender acquires an interest in a Term Loan without acquiring an interest in the corresponding Commitment, the Term Loan) (in each case other than pursuant to an assignment request by the Company under Section 2.20(b) and other than solely as a result of the operation of any CAM Exchange) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Class Loans” shall have the meaning assigned to such term in Section 10.02(f).

“Exposure” means, with respect to any Lender, such Lender’s Revolving Credit Exposure and Term Loan Credit Exposure.

“Extended Revolving Credit Commitment” shall have the meaning assigned to such term in Section 2.18(a).

“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.18(a).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.18(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.18(a).

“Extension” shall have the meaning assigned to such term in Section 2.18(a).

“Extension Amendment” shall have the meaning assigned to that term in Section 2.18(b).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Effective Date there are four Facilities (i.e., the Initial Term A Facility, the Initial U.S. Term B Facility, the Initial Euro Term B Facility and the Revolving Facility) and thereafter, the term “Facility” may include any other Class of Commitments and the extensions of credit thereunder.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the management of the Company), including reliance on the most recent real property tax bill or assessment in the case of Real Property.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, vice president – finance, or treasurer of the Company.

“First Lien Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Net Debt as of such date that is secured by a Lien ranking senior to, or pari passu with, the Lien securing the Secured Obligations hereunder, to (b) Adjusted EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered as required by this Agreement, all determined on a consolidated basis in accordance with GAAP; provided that Adjusted EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Flood Documentation” means with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Company and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.05(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Asset Sale/Recovery Event” shall have the meaning assigned to such term in Section 2.11(g).

“Foreign Borrower” means each of (a) the Luxembourg Borrower and (b) any other Foreign Subsidiary that has been designated as such pursuant to Section 2.21 and that has not ceased to be a Foreign Borrower as provided in such Section.

“Foreign Guarantee” means any Guarantee in favor of the Administrative Agent for the benefit of the holders of Foreign Obligations provided by a Foreign Subsidiary Guarantor in respect of the Foreign Obligations pursuant to documentation (including customary local law legal opinions) in form and substance reasonably satisfactory to the Company and the Administrative Agent, which documentation shall be based upon the Guaranty Agreement attached hereto as Exhibit D, subject to changes reflecting general statutory limitations, financial assistance, corporate benefit, fraudulent preference, capital maintenance or “thin capitalization” rules and similar principles which require that any Guarantee granted by such Foreign Subsidiary Guarantor be limited by an amount or otherwise, as may be applicable in the jurisdiction of incorporation of such Foreign Subsidiary Guarantor (it being understood that Foreign

Guarantees will be so limited in circumstances where officers or directors of such Foreign Subsidiary Guarantor would be subject to a material risk of personal liability in the absence of any such limitation). Notwithstanding anything to the contrary in the Loan Documents, the aggregate amount payable by any Foreign Subsidiary Guarantor incorporated under the laws of Luxembourg under the Loan Documents shall, at no time exceed an amount equal to the maximum financial capacity of such Foreign Subsidiary Guarantor, such maximum financial capacity being limited to the higher of (without double counting):

(i) ninety five per cent. (95%) of the net assets of such Foreign Subsidiary Guarantor, where the net assets means the shareholder’s equity (including the share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) (capitaux propres) of such Foreign Subsidiary Guarantor as shown in the latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of such Guarantor and certified by the statutory auditors as the case may be and its subordinated debt (as referred to in article 34 of the Luxembourg Law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended) as at the date of this Agreement; and

(ii) ninety five per cent. (95%) of the net assets of such Foreign Subsidiary Guarantor, where the net assets means the shareholder’s equity (including the share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) (capitaux propres) of such Foreign Subsidiary Guarantor as shown in the latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by the shareholders of such Guarantor and certified by the statutory auditors as the case may be and its subordinated debt (as referred to in article 34 of the Luxembourg Law dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended) as at the date of a payment under this Agreement.

“Foreign Lender” means with respect to any Loan made to the Company, any Lender that is not a U.S. Person.

“Foreign Obligations” means (a) (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Foreign Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Foreign Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Foreign Borrowers and the Foreign Subsidiary Guarantors under this Agreement and the other Loan Documents, and (b) all obligations of the Foreign Borrowers or any Subsidiary of a Foreign Borrower or Foreign Subsidiary Guarantor, monetary or otherwise, under each Secured Cash Management Agreement, Secured Hedge Agreement and agreement governing Foreign Subsidiary Secured Obligations; provided that the definition of “Foreign Obligations” shall not create any guarantee by any Loan Party or any Foreign Subsidiary Guarantor of (or grant of security interest by any Loan Party or Foreign Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Party or Foreign Subsidiary Guarantor for purposes of determining any obligations of any Loan Party or Foreign Subsidiary Guarantor.

“Foreign Pension Plan” means any “pension plan” as defined in Section 3(2) of ERISA which (i) is maintained or contributed to for the benefit of the employees of the Company or any Subsidiary and (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Guarantor” means any Foreign Subsidiary that provides a Foreign Guarantee. For the avoidance of doubt any reference to a “Subsidiary that is not a Loan Party” in this Agreement shall include the Foreign Subsidiary Guarantors.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns (directly or indirectly) no material assets other than the Equity Interests of one or more Subsidiaries that are CFCs.

“Foreign Subsidiary Secured Obligations” means, to the extent not prohibited by this Agreement, all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations, and all expenses, reimbursements, indemnities and other obligations under or with respect to, any loans, letters of credit, acceptances, guarantees, overdraft facilities, other credit extensions or accommodations or similar obligations owing by any Foreign Subsidiary to any Lender or any of its Affiliates, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor). All Foreign Subsidiary Secured Obligations shall be designated as such in a certificate of a Financial Officer of the Company delivered to the Administrative Agent to be included as a Foreign Subsidiary Secured Obligation.

“Foreign Swingline Exposure” means, at any time, the U.S. Dollar Equivalent of the aggregate principal amount of all Foreign Swingline Loans outstanding at such time. The Foreign Swingline Exposure of any Lender at any time shall be its Revolving Credit Percentage of the total Foreign Swingline Exposure at such time.

“Foreign Swingline Lender” means (a) each of JPMorgan Chase Bank, N.A., J.P. Morgan Securities PLC, and certain other affiliates thereof, each in its capacity as a lender of Foreign Swingline Loans hereunder; provided, that a Global Agent will notify the Company of the applicable Lender or affiliate thereof acting as Foreign Swingline Lender for a Foreign Borrower (for example, JPMorgan Chase Bank, N.A., London Branch, shall, as of the Effective Date, act as Foreign Swingline Lender for the Foreign Borrowers party hereto on the Effective Date), (b) each of Bank of America, N.A. and certain other affiliates thereof, each in its capacity as a lender of Foreign Swingline Loans hereunder; provided, that Bank of America, N.A. will notify the Company of the applicable Lender or affiliate thereof acting as Foreign Swingline Lender for a Foreign Borrower and (c) each Revolving Lender that shall have become a Foreign Swingline Lender hereunder as provided in Section 2.04(d), each in its capacity as a lender of Foreign Swingline Loans hereunder.

“Foreign Swingline Loan” means a Loan made by the Foreign Swingline Lender to a Foreign Borrower pursuant to Section 2.04.

“Foreign Swingline Rate” means, for any day, in relation to any Foreign Swingline Loan, either (a) the percentage rate per annum which is equal to the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the applicable Global Agent at its request quoted by the Reference Banks to leading banks in the London interbank deposits market as of (i) 11:00 a.m. Luxembourg time with respect to a Foreign Borrower organized under the laws of Europe or any political subdivision, or (ii) such other Local Time as may be agreed upon by the Administrative Agent, the Global Agents and the Company based on the jurisdiction of organization of the applicable Foreign Borrower, in each case as of the day of the proposed Borrowing for the relevant Foreign Swingline Loan for the offering of deposits in the relevant currency for a period comparable to the Interest Period for the relevant Foreign Swingline Loan and for settlement on that day or (b) a rate mutually agreed upon by the Company and the applicable Foreign Swingline Lender. For purposes hereof, the “Reference Banks” shall mean the principal London offices of JPMorgan Chase Bank, N.A. and such other Lenders, if any, agreed upon by the Company and the Administrative Agent (with notice thereof to the other Lenders).

“Foreign Swingline Subcommitment” means, with respect to any Foreign Swingline Lender, the amount set forth opposite its name in Schedule 2.01.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Agents” has the meaning set forth in the definition of Applicable Agent.

“Governmental Authority” means the government of the United States of America, Luxembourg, the United Kingdom, or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any legal obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any legal obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.

“Guaranty Agreement” means a Guaranty Agreement substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Agent, Lender or an Affiliate thereof that is a party to a Hedging Agreement with the Company or any of its Subsidiaries and any Person that was an Agent, a Lender or an

Affiliate thereof at the time it entered into a Hedging Agreement with the Company or any of its Subsidiaries.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of the Subsidiaries shall be a Hedging Agreement.

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been consented to prior to the occurrence of such acquisition by at least a majority of the Board of Directors (or other applicable governing body) of such Person or by similar action if such Person is not a corporation.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Company most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.01(m) or Section 5.01, have assets with a value in excess of 2.5% of the Consolidated Total Assets or revenues representing in excess of 2.5% of total revenues of the Company and the Subsidiaries on a consolidated basis as of such date, and (b) taken together with all such Subsidiaries as of such date, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Company and the Subsidiaries on a consolidated basis as of such date.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“In-House Bank” means (a) A. Schulman Holdings S.à r.l or (b) such other Foreign Subsidiary of the Company as may be reasonably acceptable to the Administrative Agent.

“In-House Bank Agreement” means that certain In-House Bank Agreement dated as of June 1, 2015 by and among the In-House Bank and each other Foreign Subsidiary of the Company from time to time party thereto delivered to the Administrative Agent, subject to such modifications from time to time as are not adverse to the interests of the Lenders in any material respect.

“In-House Bank Arrangement” means the intercompany transactions (including a series of intercompany loans and advances and repayments, exchanges or cancellations thereof among Foreign Subsidiaries and intercompany Investments among Foreign Subsidiaries and any Liens on assets of Foreign Subsidiaries (other than Equity Interests of Foreign Borrowers) granted in favor the In-House Bank or any other Foreign Subsidiary of the Company participating in the In-House Bank Arrangement) set forth and described in In-House Bank Agreement and otherwise materially consistent therewith, including any incidental actions required to be taken in connection therewith to effectuate the transactions set forth and described in the In-House Bank Agreement.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Company, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” means, at any time, the sum of (I) the greater of:

(a) the excess (if any) of (i) $250,000,000 over (ii) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Credit Commitments, in each case, established after the Effective Date and prior to such time and outstanding pursuant to Section 2.09 and (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(n) at such time; and

(b) any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof (and assuming any such Incremental Revolving Credit Commitments are fully drawn) and the use of proceeds of the loans thereunder, the First Lien Secured Net Leverage Ratio is not greater than 3.50 to 1.00 tested on a Pro Forma Basis (which, for the avoidance of doubt, will give effect to any Permitted Acquisition consummated concurrently therewith) only on the date of the initial incurrence of the applicable Incremental Facility (except as set forth in clause (C) of the third paragraph under Section 6.01); provided that, in calculating the First Lien Secured Net Leverage Ratio for purposes of this clause (b), the net cash proceeds of any Indebtedness incurred in reliance on this clause (b) at such time shall be excluded from the Net Debt Cash Amount in each case, plus (II) the aggregate amount of Revolving Facility Commitments of any Revolving Facility Lender that is a Defaulting Lender that have been terminated and not replaced pursuant to this clause (II).

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Company, the Administrative Agent and, if applicable, one or more Incremental Term Loan Lenders and/or Incremental Revolving Lenders.

“Incremental Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Facility” means the Incremental Commitments and the Incremental Loans made thereunder.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Credit Commitment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Revolving Lender” means a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” means Revolving Loans made by one or more Revolving Lenders to the Borrowers pursuant to an Incremental Revolving Credit Commitment to make additional Initial Revolving Loans.

“Incremental Term Loan Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.09(a).

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.09, to make Incremental Term Loans to the Company.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.09(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business and (ii) any earn-out obligation until such time as such obligation becomes a liability on the balance sheet of such person in accordance with GAAP), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), (g) all Guarantees by such Person of Indebtedness of others and all other Contingent Obligations of such Person, (h) all Capitalized Lease Obligations of such Person, (i) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the amount of all obligations of such person with respect to the mandatory redemption, mandatory repayment or other mandatory repurchase of any Disqualified Stock of the Company (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock) and (l) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such Person as a liability. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. The amount of Indebtedness of any person for purposes of clause (g) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby.

For the avoidance of doubt, Indebtedness (x) includes all Attributable Receivables Indebtedness and (y) shall not include (i) any obligation or liability with respect to financing of insurance premiums incurred in the ordinary course of business, (ii) indemnification obligations, purchase price or similar adjustments, royalties, earn-out payment obligations or other contingent payments with respect to any agreements existing as of the date of this Agreement or arising out of any Permitted Acquisition or any Asset Sale or Investment permitted hereunder from and after the date of this Agreement; ; provided, however, that, at the time of determination, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter, (iii) any liability for Taxes, (iv) unfunded pension fund or other employee benefit plan obligations or liabilities to the extent that such obligations and liabilities are permitted to remain unfunded under applicable law or (v) any Indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Permitted Investments (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and in accordance with the other applicable terms of the instrument governing such indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party or Foreign Subsidiary Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indian Indebtedness” means Indebtedness owing by one or more Subsidiaries organized under the laws of India to third party lenders in an aggregate principal amount not to exceed the U.S. Dollar Equivalent of $5,000,000 at any time.

“Information Memorandum” means the Confidential Information Memorandum dated May 2015 relating to the Company and the Transactions.

“Initial Euro Term B Borrowing” means any Borrowing comprised of Initial Euro Term B Loans.

“Initial Euro Term B Facility” means the Initial Euro Term B Loan Commitments and the Initial Euro Term B Loans made hereunder.

“Initial Euro Term B Facility Maturity Date” means the seventh anniversary of the Effective Date.

“Initial Euro Term B Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Initial Euro Term B Loans hereunder. The amount of each Term Loan Lender’s Initial Euro Term B Loan Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Initial Euro Term B Loan Commitments as of the Effective Date is €145,000,000.

“Initial Euro Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(ii).

“Initial Euro Term B Loans” means (a) the term loans made by the Term Loan Lenders to the Luxembourg Borrower on the Effective Date pursuant to Section 2.01(b), and (b) any Incremental Term Loans in the form of additional Initial Euro Term B Loans made by the Incremental Term Loan Lenders to the Luxembourg Borrower pursuant to Section 2.09(a).

“Initial Revolving Loan” means a Revolving Loan made (i) pursuant to the Revolving Credit Commitments in effect on the Effective Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Credit Commitment made on the same terms as (and forming a single Class with) the Revolving Credit Commitments referred to in clause (i) of this definition.

“Initial Subsidiary Guarantor” means each Person listed on Schedule 1.01.

“Initial Term A Borrowing” means any Borrowing comprised of Initial Term A Loans.

“Initial Term A Facility” means the Initial Term A Loan Commitments and the Initial Term A Loans made hereunder.

“Initial Term A Facility Maturity Date” means the fifth anniversary of the Effective Date.

“Initial Term A Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Initial Term A Loans hereunder. The amount of each Term Loan Lender’s Initial Term A Loan Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Initial Term A Loan Commitments as of the Effective Date is $200,000,000.

“Initial Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Initial Term A Loans” means the term A loans made by the Term Loan Lenders to the Company on the Effective Date pursuant to Section 2.01(a).

“Initial Term Borrowing” means the Initial Term A Borrowing, the Initial U.S. Term B Borrowing and the Initial Euro Term B Borrowing.

“Initial Term Facilities” means the Initial Term A Facility, the Initial U.S. Term B Facility and the Initial Euro Term B Facility.

“Initial Term Loan Commitment” means the Initial Term A Loan Commitment, the Initial U.S. Term B Loan Commitment and the Initial Euro Term B Loan Commitment.

“Initial Term Loans” means the Initial Term A Loans, the Initial U.S. Term B Loans and the Initial Euro Term B Loans.

“Initial U.S. Term B Borrowing” means any Borrowing comprised of Initial U.S. Term B Loans.

“Initial U.S. Term B Facility” means the Initial U.S. Term B Loan Commitments and the Initial U.S. Term B Loans made hereunder.

“Initial U.S. Term B Facility Maturity Date” means the seventh anniversary of the Effective Date.

“Initial U.S. Term B Loan Commitment” means, with respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Initial U.S. Term B Loans hereunder. The amount of each Term Loan Lender’s Initial U.S. Term B Loan Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Initial U.S. Term B Loan Commitments as of the Effective Date is $350,000,000.

“Initial U.S. Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(ii).

“Initial U.S. Term B Loans” means (a) the term loans made by the Term Loan Lenders to the Company on the Effective Date pursuant to Section 2.01(b), and (b) any Incremental Term Loans in the form of additional Initial U.S. Term B Loans made by the Incremental Term Loan Lenders to the Company pursuant to Section 2.09(a).

“Insurance Subsidiary” means any Domestic Subsidiary that may be formed and operated solely as a captive insurance company and which is designated as an “Insurance Subsidiary” in a writing delivered by the Company to the Administrative Agent.

“Intellectual Property” means the following: (a) copyrights and rights in works of authorship, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and all inventions, discoveries and designs claimed or described therein, (d) trade secrets, confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) all other intellectual property or industrial property.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.

“Interest Coverage Ratio” means, at any time for the Test Period then most recently ended, the ratio of (x) Adjusted EBITDA calculated on a Pro Forma Basis to (y) cash Interest Expense calculated on a Pro Forma Basis.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with reference to any period, the gross interest expense (including, without limitation, interest expense under Capitalized Lease Obligations and all cash dividend payments (excluding items eliminated in consolidation) on Disqualified Stock of the Company and, to the extent treated as interest expense by the Company, cash dividend payments with respect to the 2015 Convertible Stock), as determined in accordance with GAAP, for the Company and its consolidated Subsidiaries as shown on the consolidated income statement of the Company for such period, plus to the extent not set forth in such income statement, the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), (i) the last Business Day of each February, May, August and November and (ii) the applicable Maturity Date, (b) with respect to any Eurocurrency Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (ii) the applicable Maturity Date, and (c) with respect to any Swingline Loan, (i) the day that such Loan is required to be repaid and (ii) the Revolving Facility Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, to the extent agreed to by all Lenders with Commitments or Loans under the applicable Facility, twelve months or periods shorter than one month as are satisfactory to the Administrative Agent), as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum determined by the Applicable Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” has the meaning assigned to such term in Section 6.04.

“Issuing Bank” means each Lender acceptable to the Administrative Agent and the Company (it being understood that JPMorgan Chase Bank, N.A. (and its Affiliates) and Bank of America, N.A. (and its Affiliates) are acceptable to the Administrative Agent and the Company) that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In all other cases, a reference to the “Issuing Bank” means any Issuing Bank or each Issuing Bank, as the context may require.

“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.13(b).

“Junior Debt Restricted Payment” means, any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Company or any of its Subsidiaries, of or in respect of principal of or interest on any 2015 Senior Notes (or any Indebtedness incurred as Permitted Refinancing Indebtedness in respect thereof) or Indebtedness that is by its terms subordinated in right or payment to the Secured Obligations (each of the foregoing, a “Junior Financing”); provided, that the following shall not constitute a Junior Debt Restricted Payment:

(a) Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;

(b) payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing;

(c) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by the Company of Qualified Equity Interests within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Available Amount; or

(d) the conversion of any Junior Financing to Qualified Equity Interests of the Company.

“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”

“Junior Liens” means Liens on the Collateral that are junior to the Liens thereon securing the Initial Term Loans (and other Secured Obligations, other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to rank equally and ratably with other Junior Liens, and that Indebtedness secured by Junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting Junior Liens), which Permitted Junior Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted Junior Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Latest Maturity Date” means, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in U.S. Dollars at such time, (b) the U.S. Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in an Alternative Currency at such time, (c) the aggregate amount of all LC Disbursements denominated in U.S. Dollars that have not yet been reimbursed by or on behalf of the Borrowers at such time and (d) the aggregate U.S. Dollar Equivalent of all LC Disbursements denominated in Alternative Currencies that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“LC Reserve Account” has the meaning set forth in Section 11.02(a).

“Lead Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacities as joint lead arrangers and joint bookrunners.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Bank and Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Subcommitment” means, with respect to any Issuing Bank, the amount set forth opposite its name in Schedule 2.01.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing in U.S. Dollars or any Alternative Currency for any applicable Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Applicable Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided that, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.14. Notwithstanding the foregoing, in no event shall the LIBO Rate for (i) Loans, other than the Initial U.S. Term B Loans and the Initial Euro Term B Loans, for any Interest Period be less than 0.00% at any time and (ii) Initial U.S. Term B Loans or Initial Euro Term B Loans for any Interest Period be less than 0.75% at any time.

“LIBOR Screen Rate” shall have the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition, including by means of a merger, amalgamation or consolidation, by the Company or one or more of its Subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Company or its Subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Foreign Guarantee, each Borrowing Subsidiary Termination, the Guaranty Agreement, the Security Documents, each Incremental Assumption Agreement, each Refinancing Amendment, any Intercreditor Agreement, the Notes and the Letters of Credit.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors; provided that for purposes of Article VI and the defined terms contained therein, a Foreign Borrower shall not be a Loan Party. For the avoidance of doubt a Foreign Subsidiary Guarantor shall not be a Loan Party.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars and (ii) local time in the case of a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Luxembourg Borrowers” means (a) A. Schulman Holdings S.à r.l., a private limited liability company (société à responsabilité limitée), having its share capital of EUR 189.667.000.- and having its registered office at 32-36, boulevard D’Avranches, L-1160 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register under number B 103028 and (b) any other Foreign Subsidiary organized under the laws of Luxembourg that has been designated as a Foreign Borrower pursuant to Section 2.21, and has not ceased to be a Foreign Borrower as provided in such Section.

“Luxembourg Pledge Agreement” means the Luxembourg law pledge agreement over the shares of the Luxembourg Borrowers substantially in the form of Exhibit J dated as of the Effective Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, between A. Schulman S.à r.l. as pledgor and the Collateral Agent as pledgee.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Borrowers to perform any of their respective material obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” means any parcel of Real Property located in the United States and having a Fair Market Value (on a per-property basis) greater than $5,000,000 as of (x) the Effective Date, for Real Property then owned in fee or (y) the date of acquisition, for Real Property acquired after the Effective Date, in each case as determined by the Company in good faith; provided, that “Material Real Property” shall exclude all leasehold interests in Real Property).

“Material Subsidiary” means any Subsidiary, other than an Immaterial Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Material Real Properties that are identified as such on Schedule 1.01(B) (the “Effective Date Mortgaged Properties”) and each additional Material Real Property encumbered by a Mortgage pursuant to Section 5.10.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, in form and substance reasonably acceptable to the Collateral Agent (with such changes as are reasonably consented to by the Collateral Agent to account for local law matters which do not materially decrease any rights nor increase any obligations of any Borrower), in each case, as amended, supplemented or otherwise modified from time to time. For the avoidance of doubt, “Mortgages” shall be deemed to include any Additional Mortgages.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Net Debt Cash Amount” means, on any date, that portion of the Company’s and its consolidated Subsidiaries’ aggregate cash and cash equivalents that is reflected on the consolidated balance sheet of the Company that is (x) not subject to any Lien (other than Liens securing the Secured Obligations, Other First Liens and Junior Liens), and (y) not disclosed as restricted cash or restricted cash equivalents in the

Company’s financial statements furnished to the Administrative Agent and Lenders in accordance with Section 5.01.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company (excluding Unrestricted Subsidiaries)) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or a Subsidiary (other than an Unrestricted Subsidiary) in the form of dividends or similar distributions, (c) solely for purposes of calculating Available Amount, the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligations (other than under any Loan Document) or applicable law, (d) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges, (e) gains or losses in respect of any Asset Sales by the Company or one of its Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis, (f) any gain or loss realized as a result of the cumulative effect of a change in accounting principles, (g) any net after-tax gains or losses attributable to the early extinguishment or conversion of Indebtedness, (h) any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (i) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Acquisition or other Investment permitted hereunder or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days) and (j) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Company or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) from any Asset Sale under Sections 6.03(k) or (u), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt), (iv) Taxes paid or payable (in the good faith determination of the Company) as a direct result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) or (iv) above) (x) related to any of the applicable assets and (y) retained by the Company or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided that (1) the amount of any reduction of such reserve (other than in connection with a payment in respect of any such liability), prior to the date occurring 18 months after the date of the respective Asset Sale, shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction and (2) the amount of any such reserve that is maintained as of the date occurring 18 months after the date of the applicable Asset Sale shall be deemed to be Net Proceeds from such Asset Sale as of such date); provided, that, if the Company shall deliver a certificate of a Financial Officer of the Company to the Administrative Agent promptly following receipt of any such proceeds setting forth the Company’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and the Subsidiaries or to make Permitted Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed (other than inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);

(b) 100% of the cash proceeds actually received by the Company or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) attorneys’ fees, accountants’ fees, transfer Taxes, deed or mortgage recording Taxes on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) required payments of Indebtedness (other than Indebtedness incurred under the Loan Documents or Other First Lien Debt) and required payments of other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents, Other First Lien Debt and other than obligations secured by a Junior Lien), (iii) repayments of Other First Lien Debt (limited to its proportionate share of such prepayment, based on the amount of such then outstanding debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans) and Other First Lien Debt, and (iv) Taxes paid or payable (in the good faith determination of the Company) as a direct result thereof; provided, that, if the Company shall deliver a certificate of a Financial Officer of the Company to the Administrative Agent promptly following receipt of any such proceeds setting forth the Company’s intention to use any portion of such proceeds, within 365 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and the Subsidiaries or to make Permitted Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed (other than inventory, except to the extent the proceeds of such Recovery Event are received in respect of inventory), such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 365 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 365 day period but within such 365 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 365 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(c) 100% of the cash proceeds from the incurrence, issuance or sale by the Company or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for Refinancing Notes and Refinancing Term Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 10.02(f).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-S-X Adjustment Amount” shall have the meaning assigned to such term in the definition of “Pro Forma Basis.”

“Notes” has the meaning assigned to such term in Section 2.02(e).

“Obligations” means (i) the unpaid principal of and premium, if any, and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents; provided that the definition of “Obligations” shall not create any Guarantee by any Loan Party or Foreign Subsidiary Guarantor of (or grant of security interest by any Loan Party or Foreign Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Party or Foreign Subsidiary Guarantor for purposes of determining any Obligations of any Loan Party or Foreign Subsidiary Guarantor.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Obligations” has the meaning assigned to such term in Article VIII.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any other Loan Document, or sold or assigned an interest in this Agreement or any other Loan Document).

“Other First Lien Debt” means obligations secured by Other First Liens.

“Other First Liens” means Liens on the Collateral that are equal and ratable with the Liens thereon securing the Initial Term Loans (and other Secured Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Initial Term Loans) pursuant to a Permitted First Lien Intercreditor Agreement, which Permitted First Lien Intercreditor Agreement (together with such amendments to the Security Documents and any other Intercreditor Agreements, if any, as are reasonably necessary or advisable (and reasonably acceptable to the Collateral Agent) to give effect to such Liens) shall be entered into in connection with a permitted incurrence of any such Liens (unless a Permitted First Lien Intercreditor Agreement and/or Security Documents (as applicable) covering such Liens are already in effect).

“Other Incremental Term A Loans” means Other Incremental Term Loans other than Other Incremental Term B Loans.

“Other Incremental Term B Loans” means Other Incremental Term Loans without required amortization payments or with required amortization payments not in excess of 1.0% per annum of the aggregate principal amount of such Other Incremental Term Loans.

“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.09(c)(i).

“Other Revolving Credit Commitments” means, collectively, (a) Extended Revolving Credit Commitments to make Extended Revolving Loans and (b) Replacement Revolving Credit Commitments.

“Other Revolving Loans” means, collectively (a) Extended Revolving Loans and (b) Replacement Revolving Loans.

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such

Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.20(b) or by operation of any CAM Exchange).

“Other Term Facilities” means the Other Term Loan Commitments and the Other Term Loans made thereunder.

“Other Term Loan Commitments” means, collectively, (a) Incremental Term Loan Commitments and (b) commitments to make Refinancing Term Loans.

“Other Term Loan Installment Date” shall have, with respect to any Class of Other Term Loans established pursuant to an Incremental Assumption Agreement, an Extension Amendment or a Refinancing Amendment, the meaning assigned to such term in Section 2.10(a).

“Other Term Loans” means, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.

“Parallel Debt” has the meaning assigned to such term in Article VIII.

“Parallel Debt Security” has the meaning assigned to such term in Article VIII.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means the Perfection Certificate with respect to the Company and the other Loan Parties in the form attached hereto as Exhibit M, or such other form as is reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Company, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Acquisition (other than Events of Default under clauses (a), (b), (h) and (i) of Article VII which shall also be tested at the consummation of such Permitted Acquisition), (b) such Person or division or line of business is engaged in a type of business that complies with the requirements of Section 6.03, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.10 shall have been taken (including actions which may be required to be taken by an existing Subsidiary as a result of such acquisition) or shall be taken substantially simultaneously with the consummation of such acquisition and (d) for any acquisition where the consideration therefor exceeds $100,000,000, (i) the Company shall have delivered written notice to the Administrative Agent thereof at least 10 days prior to the consummation thereof and (ii) the Company and its Subsidiaries shall be in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent (as demonstrated in a written compliance certificate) after giving effect to such acquisition, with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance.

“Permitted Debt” means Indebtedness for borrowed money incurred by the Company or any Subsidiary, provided that (i) if any such Permitted Debt is incurred by the Company or any Subsidiary Guarantor, it shall not be guaranteed by any Subsidiary other than a Subsidiary Guarantor or secured by any assets other than the Collateral (which security shall be pursuant to security documents no more favorable to the secured party or party, taken as a whole (as determined by the Company in good faith), than the Security Documents), (ii) any such Permitted Debt, if secured by any portion of the Collateral, shall be subject to an Intercreditor Agreement reasonably satisfactory to the Company and the Administrative Agent and (iii) such Permitted Debt shall not mature prior to the date that is the Latest Maturity Date existing at the time of such incurrence (or in the case of Junior Financing, until the date that is 91 days thereafter), and the Weighted Average Life to Maturity of any such Permitted Debt shall be no shorter than the remaining Weighted Average Life to Maturity of the Loans with the Latest Maturity Date at the time of such incurrence.

“Permitted Encumbrances” means:

(a) Liens imposed by any Requirement of Law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) Liens imposed by law, including, without limitation, carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty-five (45) days or are being contested in compliance with Section 5.04;

(c) Liens incurred or pledges or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security or employment laws or regulations or (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);

(d) Liens incurred or deposits made to secure the performance of bids, tenders, trade contracts, governmental contracts, leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or consistent with past practice;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII or that secure appeal or surety bonds related to such judgments;

(f) easements, zoning restrictions, rights-of-way, use restrictions, encroachments, protrusions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and its Subsidiaries, taken as a whole;

(g) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;

(h) the Liens created under the Security Documents;

(i) Liens granted by (1) a Loan Party to another Loan Party, (2) a Subsidiary that is not a Loan Party to a Loan Party and (3) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party (including, for the avoidance of doubt under this subclause (3), intercompany Liens granted by a Foreign Subsidiary participating in the In-House Bank Arrangement);

(j) for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Subsidiaries;

(k) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(l) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries and do not secure any Indebtedness;

(m) any interest of title of an owner of equipment or inventory on loan or consignment to the Company or any of its Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Subsidiary in the ordinary course of business;

(n) deposits in the ordinary course of business to secure liability to insurance carriers;

(o) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(p) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business in accordance with the past practices of the Company or such Subsidiary;

(q) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a Secured Cash Management Agreement or Secured Hedge

Agreement, (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, (iii) in relation to the right of setoff, revocation, refund or chargeback of a collecting bank with respect to money or instruments in the possession of such bank or (iv) on assets of a Foreign Subsidiary in connection with the In-House Bank Arrangement; and

(r) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business.

“Permitted Investments” means:

(a) (i) U.S. Dollars, Pounds Sterling, Euros, Canadian Dollars and Swiss Francs and (ii) any other currency of any sovereign nation not targeted for sanctions by OFAC not to exceed the U.S. Dollar Equivalent of $25,000,000;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), any member state of the European Union, or any other sovereign nation not targeted for sanctions by the OFAC so long as the full faith and credit of such nation is pledged in support thereof;

(c) securities with maturities of twenty-four (24) months or less from the date of acquisition issued or fully and unconditionally guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A-2” or higher from S&P or “P-2” or higher from Moody’s;

(d) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of “A-2” or higher from S&P or “P-2” or higher from Moody’s;

(e) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any domestic or foreign commercial bank which has a combined capital and surplus of not less than $250,000,000;

(f) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(g) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) have a credit rating of “A-2” or higher from S&P or “P-2” or higher from Moody’s;

(h) investments in funds of any Societe d’Investissement a Capital Variable or Fonds Commun de Placement maintained by a financial institution meeting the criteria described in clause (e) above and that invests primarily in cash and cash equivalents;

(i) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; or

(j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted First Lien Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be equal and ratable with the Liens securing the Initial Term Loans (and other Secured Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Joint Venture” means, with respect to any specified Person, a joint venture (that for the avoidance of doubt is not itself a Subsidiary) of such Person, which joint venture is engaged in a similar business as the Company or Subsidiary making such investment.

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on Collateral that are intended to be junior to any Liens securing the Initial Term Loans (and other Secured Obligations that are secured by Liens on the Collateral ranking equally and ratably with the Liens securing the Initial Term Loans), one or more intercreditor agreements, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred, sold and/or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Facility Assets which are also so transferred, sold and/or pledged to the Receivables Entity and all proceeds thereof (other than any proceeds of such transfer received by any Loan Party) and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with a Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to the relevant Permitted Receivables Facility would still meet the requirements of the definition thereof after giving effect to any such amendment, modification, supplement, refinancing or replacement, (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (c) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) 91 days after the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is unsecured, such Permitted Refinancing Indebtedness shall be unsecured, (d) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Secured Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Secured Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Company in good faith), (e) no Permitted Refinancing Indebtedness shall have any borrower which is different than the borrower of the respective Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors with respect to the Indebtedness being so Refinanced (except that one or more Loan Parties may be added as additional guarantors), (f) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are no less favorable to the Secured Parties than, the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Company in good faith) and (g) if the Indebtedness being Refinanced was subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, and if the respective Permitted Refinancing Indebtedness is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable.

“Permitted Restructuring” means any merger, consolidation, reorganization, Asset Sale, transfer and/or Investment or series of related mergers, consolidations, reorganizations, Asset Sales, transfers and/or Investments (including the creation of new Subsidiaries for the facilitation of the foregoing) between or among the Company and/or any of its direct or indirect Subsidiaries to facilitate internal holding, financing and/or tax planning so long as (i) such transactions are consummated in their entirety within sixty (60) days after their initial consummation, (ii) after giving effect thereto, taken as a whole, the security interests of the Secured Parties in the Collateral are not impaired in an material respect and (iii) at initial consummation of such Permitted Restructuring, no Default or Event of Default has occurred and is continuing or would result therefrom; provided that no Permitted Restructuring shall result in (x) any Borrower being organized in a different jurisdiction than prior to giving effect to a Permitted Restructuring or (y) any Collateral (other than the Equity Interests of a Foreign Subsidiary (other than a Foreign Borrower)) being transferred from the Company or any Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor. During the course of a Permitted Restructuring, the Company and its Subsidiaries may consummate interim Investments and Asset Sales which would not otherwise be permitted under this definition so long as the ultimate outcome of such transactions results in a Permitted Restructuring that satisfies the requirements of this definition.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan Chase Bank, N.A. in respect of loans or other extensions of credit.

“Pro Forma Basis” means, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”): (i) any Asset Sale and any asset acquisition, Investment (or series of related Investments) (including any Permitted Acquisition) in excess of $25,000,000, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, (ii) any operational changes or restructurings of the business of the Company or any of its Subsidiaries that the Company or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period (including in connection with an Asset Sale or asset acquisition described in clause (i)) and which are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith, (iii) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (iv) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock, special stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (i) above).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Financial Officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company and set forth in a certificate of a Financial Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described in clause (ii) of the immediately preceding paragraph for which steps have been taken or are reasonably expected to be taken within twelve (12) months of the date of such transaction, are supportable and quantifiable and reasonably expected to result from the applicable pro forma event in the twelve (12) month period following the consummation of the pro forma event; provided, that the aggregate amount of adjustments in respect of pro forma operating improvements or synergies that do not comply with Article 11 of Regulation S-X for any four quarter period (the “Non-S-X Adjustment Amount”) shall not exceed 10% of Adjusted EBITDA for such period prior to giving effect to the Non-S-X Adjustment Amount and such adjustments shall not be in duplication of any amounts otherwise included in the calculation of Adjusted EBITDA. The Company shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (i) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Pro Forma EBITDA” means, with respect to Citadel or any target entity acquired pursuant to a Permitted Acquisition, the amount of the Target EBITDA of Citadel or such target for the most recent trailing four (4) fiscal quarter period ending as of the last day of the fiscal quarter preceding the closing of the Acquisition or the respective Permitted Acquisition, as applicable, for which financial statements are available, adjusted as provided herein. Such amount shall be determined by the Company and shall be subject to the review of the Administrative Agent acting in good faith, based upon and derived from financial information delivered to the Administrative Agent prior to the consummation of the Acquisition or such Permitted Acquisition, as applicable. In each instance, the historical Target EBITDA of Citadel or such target shall be adjusted by an amount which gives effect to the prorating of any year-end adjustments made to the most recent annual financial statements of Citadel or such target and which should have been accrued during such year in accordance with GAAP, all of which shall be reasonably determined by the Company, and reviewed by the Administrative Agent in good faith (Pro Forma EBITDA for such target as calculated as of such closing being referred to as the “Initial Pro Forma EBITDA”). After the closing of the Acquisition or such Permitted Acquisition, as applicable, and unless otherwise agreed by the Administrative Agent and the Company, Pro Forma EBITDA with respect thereto shall equal Initial Pro Forma EBITDA multiplied by a fraction the numerator of which is three hundred sixty five (365) less the number of days after the closing of the Acquisition or the Permitted

Acquisition, as applicable, included in any period for which financial statements have been delivered and the denominator of which is three hundred sixty five (365).

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.18(a).

“Pro Rata Share” shall have the meaning assigned to such term in Section 10.02(f).

“Public Lender” has the meaning assigned to such term in Section 10.17.

“Purchase Offer” has the meaning assigned to such term in Section 2.24.

“Qualified Equity Interests” means any Equity Interest other than Disqualified Stock.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the Business Day that is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Applicable Agent.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means any direct or indirect wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Company and/or those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents.

“Recipient” means, as applicable, (a) the Agents and (b) any Lender including any Swingline Lender and any Issuing Bank (and, in the case of a Lender that is classified as a partnership for U.S. federal income tax purposes, a Person treated as the beneficial owner thereof for U.S. federal income tax purposes).

“Recovery Event” means any event that gives rise to the receipt by the Company or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.

“Refinancing Amendment” shall have the meaning assigned to that term in Section 2.23(d).

“Refinancing Notes” means any secured or unsecured notes or loans issued by the Company or any Subsidiary Guarantor (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Credit Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Credit Commitments so replaced; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Credit Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially less favorable to the Company and its Subsidiaries than, those applicable to the Initial Term A Loans, the Initial U.S. Term B Loans, the Initial Euro Term B Loans and/or Revolving Credit Commitments, as the case may be, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Initial Term Loans outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if such Refinancing Notes are secured by an asset of any Subsidiary, any Unrestricted Subsidiary or any Affiliate of the foregoing, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or party, taken as a whole (determined by the Company in good faith) than the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Company or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted First Lien Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable

(and in any event shall be subject to a Permitted Junior Intercreditor Agreement if the Indebtedness being Refinanced is secured on a junior lien basis to any of the Secured Obligations) and (j) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (j)) taken as a whole shall (as determined by the Company in good faith) be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans so reduced or the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Register” has the meaning assigned to such term in Section 10.04.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Revolving Credit Commitments” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).

“Repricing Event” means (i) any prepayment or repayment of Initial U.S. Term B Loans or Initial Euro Term B Loans with the proceeds of, or conversion of all or any portion of the Initial U.S. Term B Loans or Initial Euro Term B Loans, as applicable, into, any new or replacement Indebtedness bearing interest with an All-in Yield less than the All-in Yield applicable to the Initial U.S. Term B Loans or the Initial Euro Term B Loans of the respective equivalent Type, subject to such event (as such comparative yields are determined by the Administrative Agent); provided that in no event shall any prepayment or repayment of Initial U.S. Term B Loans or Initial Euro Term B Loans in connection with a Change of Control constitute a Repricing Event and (ii) any amendment to this Agreement which reduces the All-in Yield applicable to the Initial U.S. Term B Loans or the Initial Euro Term B Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 2.20(c)).

“Required Financial Covenant Lenders” means, at any time, Lenders having Initial Term A Loans and Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure) that, taken together, represent more than 50% of the sum of the U.S. Dollar Equivalent of (x) all Initial Term A Loans and (y) all Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure) at such time; provided, that the Initial Term A Loans, Revolving Credit Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Financial Covenant Lenders at any time.

“Required Lenders” means, at any time, Lenders having Credit Exposures and unfunded Commitments representing greater than 50% of the aggregate U.S. Dollar Equivalent amount of Credit Exposures and unfunded Commitments at such time.

“Required Percentage” means, with respect to any Excess Cash Flow Period, 50%; provided, that, if the First Lien Secured Net Leverage Ratio as of the end of such Excess Cash Flow Period is (x) less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, such percentage shall be 25% or (y) less than or equal to 2.00 to 1.00, such percentage shall be 0%.

“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Commitments or (if the Revolving Credit Commitments have terminated, Revolving Credit Exposure) Loans that, taken together, represent more than 50% of the sum of the U.S. Dollar Equivalent of all Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure at such time); provided, that the Revolving Credit Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time.

“Requirement of Law” means, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Company or any Subsidiary thereof or any Junior Debt Restricted Payment.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Revolving Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Revolving Lender’s Revolving Credit Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance, Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Credit Commitments on the date hereof is the U.S. Dollar Equivalent of $300,000,000. After the Effective Date, additional Classes of

Revolving Credit Commitments may be added or created pursuant to Extension Amendments or Refinancing Amendments.

“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of (a) the aggregate outstanding principal balance of such Revolving Lender’s Revolving Loans denominated in U.S. Dollars, (b) the aggregate U.S. Dollar Equivalent of the outstanding principal balance of such Revolving Lender’s Revolving Loans denominated in Alternative Currencies and (c) the aggregate amount of such Revolving Lender’s LC Exposure and Swingline Exposure at such time.

“Revolving Credit Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and, pursuant to the following, any Lender’s status as a Defaulting Lender at the time of determination. Notwithstanding the foregoing, in the case of Section 2.22 when a Defaulting Lender shall exist, “Revolving Credit Percentage” shall mean the percentage of the aggregate of the Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Revolving Lender’s Revolving Credit Commitment.

“Revolving Facility” means the Revolving Credit Commitments of any Class and the extensions of credit made hereunder by the Revolving Lenders of such Class and, for purposes of Section 10.02(b), shall refer to all such Revolving Credit Commitments as a single Class.

“Revolving Facility Maturity Date” means, as the context may require, (a) with respect to the Revolving Facility in effect on the Effective Date, the fifth anniversary of the Effective Date; and (b) with respect to any other Classes of Revolving Credit Commitments, the maturity dates specified therefor in the applicable Extension Amendment or Refinancing Amendment.

“Revolving Lender” means a Lender with a Revolving Credit Commitment.

“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(a). Unless the context otherwise requires, the term “Revolving Loans” shall include the Other Revolving Loans.

“Revolving Notes” has the meaning assigned to such term in Section 2.02(e).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means a country, region or territory which is at any time is the subject or target of any Sanctions (as of the Effective Date, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means: (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by

OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) Her Majesty’s Treasury of the United Kingdom; and (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company or any Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Effective Date, unless when entered into such Cash Management Agreement is designated in writing by the Company and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Hedging Agreement that is entered into by and between the Company and its Subsidiaries and any Hedge Bank, including any such Hedging Agreement that is in effect on the Effective Date, unless when entered into such Hedging Agreement is designated in writing by the Company and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Subsidiary Guarantor shall not include any Excluded Swap Obligations with respect to such Subsidiary Guarantors.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Global Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement, the parties holding Foreign Subsidiary Secured Obligations and each sub-agent appointed pursuant to Section 8 hereof by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Secured Obligations” means, collectively, (a) the Obligations, (b) obligations in respect of any Secured Cash Management Agreement, (c) obligations in respect of any Secured Hedge Agreement and (d) Foreign Subsidiary Secured Obligations; provided that the Secured Obligations shall exclude any Excluded Swap Obligations, including, in each case, all interest and other monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit I dated as of the Effective Date, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, among the Company, each Subsidiary Guarantor and the Collateral Agent.

“Security Documents” means and include each of the Security Agreement, the Luxembourg Pledge Agreement, each Mortgage and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Effective Date to the extent required by this Agreement or any other Loan Document.

“Significant Subsidiary” means at any time a Subsidiary of the Company which either (i) has assets in excess of 5% of Consolidated Total Assets as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined, or (ii) accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined.

“Similar Business” means (i) any business the majority of whose revenues are derived from business or activities conducted by the Company and its Subsidiaries on the Effective Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Company’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Company and its Subsidiaries.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.05(c).

“Specified Obligations” means Obligations consisting of the principal and interest on Loans, reimbursement obligations in respect of LC Disbursements and fees.

“Specified Representations” means those representations and warranties set forth in Sections 3.01, 3.02, 3.03(b), 3.08, 3.14, 3.15, 3.16 (subject to the limitations set forth in the last paragraph of the definition of “Collateral and Guarantee Requirement”) and 3.17.

“Specified Swap Obligation” means, with respect to any Loan Party or Foreign Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary (as determined in good faith by the Company) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in the applicable currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Company, but which are not otherwise controlled by the Company shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.09 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder. Notwithstanding the foregoing (and except for purposes of Article III hereof and the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantors” means each Initial Subsidiary Guarantor and each other Person that becomes party to a Guaranty Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Guaranty Agreement pursuant to the provisions of this Agreement).

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary.”

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04; provided that no Swingline Lender shall be obligated to make Swingline Loans in an outstanding principal amount in excess of such Swingline Lender’s Swingline Subcommitment.

“Swingline Exposure” means, at any time, the sum of (a) the U.S. Swingline Exposure, and (b) the Foreign Swingline Exposure. The Swingline Exposure of any Lender shall be the sum of (a) the U.S. Swingline Exposure for such Lender, if any, and (b) the Foreign Swingline Exposure for such Lender, if any, at such time.

“Swingline Lender” means the U.S. Swingline Lender, or the applicable Foreign Swingline Lender, as the case may be.

“Swingline Loan” means a U.S. Swingline Loan or a Foreign Swingline Loan, as the case may be.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system (and any successor thereto).

“Target EBITDA” means, with respect to any Person acquired pursuant to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expenses for income taxes, (iii) depreciation, (iv) amortization, and (v) extraordinary, non-recurring or non-cash charges, minus, to the extent included in net income for such Person, extraordinary, non-recurring or non-cash gains.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility” means the Initial Term Facilities and/or any or all of the Other Term Facilities.

“Term Facility Maturity Date” means, as the context may require, (a) with respect to the Initial Term A Facility, the Initial Term A Facility Maturity Date, (b) with respect to the Initial U.S. Term B Facility, the Initial U.S. Term B Facility Maturity Date, (c) with respect to the Initial Euro Term B Facility, the Initial Euro Term B Facility Maturity Date and (d) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment.

“Term Loan” means the Initial Term A Loans, the Initial U.S. Term B Loans, the Initial Euro Term B Loans and/or the Other Term Loans.

“Term Loan A Lender” means a Term Loan Lender having an Initial Term A Loan Commitment or that holds Initial Term A Loans.

“Term Loan B Lender” means a Euro Term B Loan Lender and/or a U.S. Term B Loan Lender.

“Term Loan Borrowing” means any Initial Term Borrowing or any Borrowing of Other Term Loans.

“Term Loan Commitment” means the commitment of a Term Loan Lender to make Term Loans, including Initial Term A Loans, Initial U.S. Term B Loans, Initial Euro Term B Loans and/or Other Term Loans, in each case, as set forth on Schedule 2.01.

“Term Loan Installment Date” means any Initial Term A Loan Installment Date, Initial U.S. Term B Loan Installment Date, Initial Euro Term B Loan Installment Date or any Other Term Loan Installment Date.

“Term Loan Lender” means a Lender having a Term Loan Commitment or that holds Term Loans.

“Term Notes” has the meaning assigned to such term in Section 2.02(e).

“Term Yield Differential” shall have the meaning assigned to such term in Section 2.09(c)(v).

“Termination Date” means the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all fees and all other Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), and (c) all Letters of Credit (other than those that have been cash collateralized in accordance with Section 2.05(j)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash.

“Test Period” means each period of four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period).

“Title Insurer” shall have the meaning assigned to such term in the definition of the term “Collateral and Guarantee Requirement.”

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Adjusted EBITDA for the most recently ended Test Period for which financial statements of the Company have been delivered (or were required to be delivered) as required by this Agreement, all determined on a consolidated basis in accordance with GAAP; provided that Adjusted EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transactions” means, collectively, the consummation of the Acquisition, the Effective Date Refinancing, the execution, delivery and performance by the Borrowers of this Agreement and each Borrowing Subsidiary Agreement, the execution, delivery and performance by the Borrowers and their applicable Affiliates of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Subsidiary Guarantors of the Guaranty Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company, whether now owned or acquired or created after the Effective Date, that is designated on or after the Effective Date by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and set forth on Schedule 1.01(C); provided, that the Company shall only be permitted to so designate a new Unrestricted Subsidiary on or after the Effective Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04, (c) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Effective Date and (d) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary; and (2) any subsidiary of an Unrestricted Subsidiary (unless transferred to such Unrestricted Subsidiary or any of its subsidiaries by the Company or one or more of its Subsidiaries after the date of the designation of the parent entity as a “Unrestricted Subsidiary” hereunder, in which case the Subsidiary so transferred would be required to be independently designated in accordance with preceding clause (1)). The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company (or its Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Company’s (or its Subsidiaries’) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary). The Company may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such redesignation, the Total Net Leverage Ratio tested on a Pro Forma Basis would not have been greater than 4.00 to 1.00 as of the last day of the then most recently ended Test Period and (iii) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Financial Officer of the Company, certifying to compliance with the requirements of preceding clauses (i) and (ii). The designation of any Unrestricted Subsidiary as a Subsidiary on or after the Effective Date shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the applicable Loan Party (or its relevant Subsidiaries) in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its relevant Subsidiaries’) Investment in such Subsidiary.

“U.S. Borrower Obligation” means any Obligation of (i) the Company (in its capacity as a Borrower) and the Subsidiary Guarantors (in their capacity as Subsidiary Guarantors of the Company’s Obligations as a Borrower), or (ii) a Foreign Borrower that for U.S. federal income tax purposes is disregarded as an entity separate from the Company or a Domestic Subsidiary (in such Foreign Borrower’s capacity as a Borrower); provided that this clause (ii) shall not apply to the entity that is the Luxembourg Borrower on the Effective Date.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in U.S. Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.

“U.S. Dollars” or “$” means the lawful money of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Swingline Exposure” means, at any time, the aggregate principal amount of all U.S. Swingline Loans outstanding at such time. The U.S. Swingline Exposure of any Lender at any time shall be its Revolving Credit Percentage of the total U.S. Swingline Exposure at such time.

“U.S. Swingline Rate” means either (a) the Alternate Base Rate, or (b) a rate mutually agreed upon by the Company and JPMorgan Chase Bank, N.A.

“U.S. Swingline Lender” shall mean (a) the Administrative Agent, in its capacity as a Lender of U.S. Swingline Loans, (b) Bank of America, N.A., in its capacity as a Lender of U.S. Swingline Loans and (c) each Revolving Lender that shall have become a U.S. Swingline Lender hereunder as provided in Section 2.04(d), each in its capacity as a lender of U.S. Swingline Loans hereunder.

“U.S. Swingline Loan” means a Loan made by the Swingline Lender to the Company pursuant to Section 2.04.

“U.S. Swingline Subcommitment” means, with respect to any U.S. Swingline Lender, the amount set forth opposite its name in Schedule 2.01.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(B)(3).

“U.S. Term B Loan Lender” means a Term Loan Lender having an Initial U.S. Term B Loan Commitment or that holds Initial U.S. Term B Loans.

“VAT” means value added tax as provided for in Council Directive 2006/112/EC of 28 November 2006 on the common system of value added tax or any national legislation in a European Union member state implementing the Council Directive and any other tax of a similar nature.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest (other than directors’ qualifying shares) and (c) any corporation, partnership, association, business trust or limited liability entity (i) that is formed under the laws of a jurisdiction other than the United States of America, any State thereof, or the District of Columbia and (ii) with respect to which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns all of the economic benefit of a 100% equity interest, whether through an agent or otherwise; provided, that, if such Person is prohibited by law from owning 100% of such economic benefit, such Person owns all of such economic benefit that it may lawfully own and in any event not less than 98% of the total economic benefit of ownership of such entity.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Initial Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Initial Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Initial Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Initial Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule, or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Financial Covenant Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP is amended or revised subsequent to the date hereof to cause operating leases to be treated as capitalized leases, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the date hereof shall continue to be treated as operating leases and not capitalized leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) for the avoidance of doubt, except as provided in the definition of “Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries.

SECTION 1.05. Foreign Currency Calculations.

(a) For purposes of determining the Revolving Credit Exposure, or any other amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent or a Global Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Alternative Currency in which any requested or outstanding Letter of Credit is denominated and shall apply such Exchange Rates to determine such Revolving Credit Exposure (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Company shall be determined as set forth in paragraph (e) or (l) of Section 2.05, as applicable.

(b) For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than U.S. Dollars shall be translated into U.S. Dollars at the Exchange Rate in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in U.S. Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in the Exchange Rate from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender (severally and not jointly) agrees to make Revolving Loans to the Borrowers in U.S. Dollars or Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) subject to Sections 1.05 and 2.11(d), such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment, (ii) subject to Sections 1.05 and 2.11(d), the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments, (iii) subject to Sections 1.05 and 2.11(d), the U.S. Dollar Equivalent of the total outstanding Revolving Loans, Foreign Swingline Loans and LC Exposure, in each case denominated in Alternative Currencies, exceeding the Alternative Currency Sublimit or (iv) the Company failing to comply with the limitation on the incurrence of Indebtedness by Foreign Borrowers set forth in Section 6.01(a). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, upon the request of the Company pursuant to Section 2.03, (a) each Initial Term A Loan Lender with an Initial Term A Loan Commitment (severally and not jointly) agrees to make Initial Term A Loans to the Company in U.S. Dollars in an amount equal to such Lender’s applicable Initial Term A Loan Commitment, (b) each U.S. Term B Loan Lender with an Initial U.S. Term B Loan Commitment (severally and not jointly) agrees to make Initial U.S. Term B Loans to the Company in U.S. Dollars in an amount equal to such Lender’s applicable Initial U.S. Term B Loan Commitment, (c) each Euro Term B Loan Lender with an Initial Euro Term B Loan Commitment (severally and not jointly) agrees to make Initial Euro Term B Loans to the Luxembourg Borrower in Euro in an amount equal to such Lender’s applicable Initial Euro Term B Loan Commitment and (d) each Incremental Term Loan Lender with an Incremental Term Loan Commitment (severally and not jointly) agrees to make Incremental Term Loans to the applicable Borrower in the applicable currency in an amount equal to such Lender’s applicable Incremental Term Loan Commitment. All such Term Loans shall be made on the same date by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. The full amount of the Initial Term A Loan Commitments must be drawn in a single drawing on the Effective Date, the full amount of the Initial U.S. Term B Loan Commitments must be drawn in a single drawing on the Effective Date and the full amount of the Initial Euro Term B Loan Commitments must be drawn in a single drawing on the Effective Date. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings; Notes.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Loans of any Class shall be made by the Revolving Lenders of such Class ratably in accordance with their respective Revolving Credit Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b) Subject to Section 2.14,

(i) each Borrowing (other than Swingline Loans) shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the applicable Borrower may request in accordance herewith; provided that only the Company may request ABR Loans and ABR Loans will only be available in U.S. dollars;

(ii) each U.S. Swingline Loan shall bear interest by reference to the U.S. Swingline Rate; and

(iii) each Foreign Swingline Loan shall bear interest by reference to the Foreign Swingline Rate.

Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender (each a “Designated Lender”) to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17, 2.20 and 2.22 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) Each Borrowing shall be in an aggregate principal amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing to the Company may be made in an aggregate amount that is equal to the aggregate available Revolving Credit Commitments, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Eurocurrency Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.

(e) The Borrowers’ obligations to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 10.04(b)(iv) and shall, if requested by such Lender, promptly following request also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the applicable Borrower substantially in the form of Exhibit G, with blanks appropriately completed in conformity herewith (each a “Term Note” and, collectively, the “Term Notes”) and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the applicable Borrower substantially in the form of Exhibit H, with blanks appropriately completed in conformity herewith (each a “Revolving Note” and, collectively, the “Revolving Notes” and together with the Term Notes, the “Notes”).

(f) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrowers’ obligations in respect of such Loans.

(g) Notwithstanding anything to the contrary contained above in this Section 2.02, or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its

Loans to a Borrower shall affect or in any manner impair the obligations of a Borrower to pay the Loans (and all related Obligations) incurred by a Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (f). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the applicable Borrower shall (at its expense) promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans

SECTION 2.03. Requests for Borrowings.

(a) To request a Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 10.01):

(i) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing; and

(ii) in the case of an ABR Borrowing not later than 2:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing.

Each telephonic or electronic Borrowing Request shall be irrevocable and shall be confirmed by 3:00 p.m. (Local Time) on the same Business Day by e-mail (if to the Administrative Agent), hand delivery or telecopy to the Applicable Agent of a written Borrowing Request substantially in the form of Exhibit E and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Each telephonic, electronic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

1. The Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

2. The currency and aggregate principal amount of the requested Borrowing;

3. The date of the requested Borrowing, which shall be a Business Day;

4. The Type of the requested Borrowing;

5. In the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

6. The location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Eurocurrency Borrowing (to the extent requested not later than 2:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, and if not requested by such deadline, (i) in the case of a Borrowing in U.S. Dollars, an ABR Borrowing and (ii) in the case of any other Borrowing, a new Borrowing request shall be submitted). If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an

Interest Period of one month’s duration. If no currency is specified as to any Borrowing, then the requested Borrowing shall be made in U.S. Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the U.S. Swingline Lender agrees to make U.S. Swingline Loans in U.S. Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding U.S. Swingline Loans exceeding $50,000,000, (ii) the aggregate principal amount of outstanding U.S. Swingline Loans made by any U.S. Swingline Lender exceed at any time such U.S. Swingline Lender’s U.S. Swingline Subcommitment (provided a U.S. Swingline Lender may, in its sole discretion, agree to waive such requirement as to itself) or (iii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided that the U.S. Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions set forth herein, the applicable Foreign Swingline Lender agrees to make Foreign Swingline Loans in U.S. Dollars and Alternative Currencies to a Foreign Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the U.S. Dollar Equivalent of the aggregate principal amount of outstanding Foreign Swingline Loans exceeding $25,000,000, (ii) the aggregate principal amount of outstanding Foreign Swingline Loans made by any Foreign Swingline Lender exceed at any time such Foreign Swingline Lender’s Foreign Swingline Subcommitment (provided a Foreign Swingline Lender may, in its sole discretion, agree to waive such requirement as to itself), (iii) the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments or (iv) the U.S. Dollar Equivalent of the total outstanding Revolving Loans, Foreign Swingline Loans and LC Exposure, in each case denominated in Alternative Currencies, exceeding the Alternative Currency Sublimit; provided that no Foreign Swingline Lender shall be required to make a Foreign Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 10.01, and in any event as confirmed by telecopy), not later than (x) 2:00 p.m., New York city time on the day of a proposed U.S. Swingline Loan and (y) 2:00 p.m. Local Time (in the case of a Foreign Swingline Lender serving in such capacity pursuant to clause (a) or (c) of the definition thereof) or 11:00 a.m. Local Time (in the case of a Foreign Swingline Lender serving in such capacity pursuant to clause (b) of the definition thereof) on the day of a proposed Foreign Swingline Loan. Each such notice shall be irrevocable, shall be deemed to certify that all conditions for a Borrowing set forth in this Agreement have been satisfied, and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan will be requested from the U.S. Swingline Lender or Foreign Swingline Lender. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from such Borrower. The applicable Swingline Lender shall, subject to the terms and condition of this Agreement, make each Swingline Loan available to the applicable Borrower (which may vary based upon whether such Swingline Loan is a U.S. Swingline Loan or a Foreign Swingline Loan) by depositing the same, in immediately available funds, to an account of such Borrower designated by such Borrower or the Company on behalf of such Borrower with the Administrative Agent or the applicable Global Agent, as applicable, or, solely with respect to U.S. Swingline Loans by wire transfer to an account specified by the Company in the applicable borrowing request (or, in the case of a U.S. Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m.,

Local Time, on the requested date of such Swingline Loan. Notwithstanding the foregoing or anything to the contrary set forth herein, if the applicable Foreign Swingline Lender or the Administrative Agent determine, in their respective sole discretion, that Foreign Swingline Loans will not be available for the applicable Foreign Borrower on a same-day basis, then such Foreign Swingline Lender shall not be required to extend any Foreign Swingline Loans to such Foreign Borrower.

(c) A Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding to such Swingline Lender. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by such Agent shall be promptly remitted by such Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to such Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

(d) The Company may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Company, executed by the Company, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) In order to facilitate the borrowing of Swingline Loans, the applicable Borrower and the applicable Swingline Lender may mutually agree to, and are hereby authorized to, enter into an agreement in form and substance satisfactory to the Administrative Agent and the applicable Swingline Lender providing for the automatic advance by the applicable Swingline Lender of Swingline Loans under the conditions set forth in such agreement (an “Autoborrow Agreement”), which shall be in addition to the conditions set forth herein. At any time an Autoborrow Agreement is in effect, the requirements for borrowings of Swingline Loans set forth in the immediately preceding paragraph shall not apply, and all Swingline Borrowings under the Autoborrow Agreement shall be made in accordance with the Autoborrow Agreement. For purposes of determining the applicable Swingline Exposure at any time during which an Autoborrow Agreement is in effect, the applicable Swingline Exposure shall be deemed to include the maximum amount available to be borrowed under the Autoborrow Agreement.

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company or a Foreign Borrower may request the issuance, for its own account and for the benefit of the Company, the applicable Foreign Borrower, or any Subsidiary of the Company, as applicable, of Letters of Credit denominated in U.S. Dollars or in any Alternative Currency, in a form reasonably acceptable to the Administrative Agent, the applicable Global Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company or the applicable Foreign Borrower, as the case may be, with the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Company or the applicable Foreign Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank, the Administrative Agent and, if applicable, the relevant Global Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be U.S. Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company or the applicable Foreign Borrower, as the case may be, also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Company or the applicable Foreign Borrower, as the case may be, shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments, (ii) the U.S. Dollar Equivalent of the total outstanding Revolving Loans, Foreign Swingline Loans and LC Exposure, in each case denominated in Alternative Currencies, shall not exceed the Alternative Currency Sublimit, (iii) the aggregate face amount of all outstanding Letters of Credit shall not exceed the U.S. Dollar Equivalent of $75,000,000 and (iv) the aggregate face amount of all outstanding Letters of Credit issued by any Issuing Bank exceed at any time such Issuing Bank’s Letter of Credit Subcommitment.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination upon notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year (unless otherwise mutually agreed upon by the Company and the Issuing Bank) after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year (unless otherwise mutually agreed upon by the Company and the Issuing Bank) after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Revolving Facility Maturity Date. Notwithstanding the foregoing, (1) any Letter of Credit with an expiration date one (1) year after issuance may provide for the automatic renewal or extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above, subject to the immediately succeeding clause (2)) including pursuant to customary automatic renewal provisions agreed upon by the applicable Borrower and the Issuing Bank, subject to a right on the part of the Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary of such Letter of Credit in advance of any such renewal, and (2) a Letter of Credit may expire up to one year beyond the Revolving Facility Maturity Date (A) on terms and conditions acceptable to the Company, the Administrative Agent and the Issuing Bank and (B) if such Letter of Credit has been cash collateralized by the Company in an amount equal to 105% of the face amount of such Letter of Credit, or otherwise dealt with in a manner acceptable to the Administrative Agent and the Issuing Bank, in each case on terms, conditions and manner acceptable to the Administrative Agent and the Issuing Bank, each in its sole discretion, at least 10 days prior to the Revolving Facility Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each such Revolving Lender, and each such Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Revolving Credit Percentage of (i) each LC Disbursement made by the Issuing Bank in U.S. Dollars and (ii) the U.S. Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by such Issuing Bank in an Alternative Currency, and in each case, not reimbursed by the Company or the applicable Foreign Borrower, as the case may be, on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company or the applicable Foreign Borrower, as the case may be, for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the U.S. Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company or the applicable Foreign Borrower, as the case may be, shall reimburse such LC Disbursement by paying to the Administrative Agent or the applicable Global Agent, as applicable, an amount equal to such LC Disbursement not later than 4:00 p.m., Local Time, on the next Business Day following the date that such LC Disbursement is made; provided that the Company or the applicable Foreign Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with (x) an ABR Revolving Borrowing or U.S. Swingline Loan if for the Company and denominated in U.S. Dollars, or (y) a Foreign Swingline Loan for the applicable Foreign Borrower if for a Foreign Borrower and denominated in U.S. Dollars or an Alternative Currency, in any case in an equivalent amount and, to the extent so financed, the Company’s or the applicable Foreign Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing, U.S. Swingline Loan, or Foreign Swingline Loan, as the case may be. If the Company or the applicable Foreign Borrower, as the case may be, fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of

Credit, automatically and with no further action required, the Company’s or the applicable Foreign Borrower’s (as the case may be) obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the U.S. Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent or the applicable Global Agent, as the case may be, shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Company or the applicable Foreign Borrower, as the case may be, in respect thereof and such Revolving Lender’s Revolving Credit Percentage thereof. Promptly following receipt of such notice, each such Revolving Lender shall pay to the Administrative Agent or the relevant Global Agent, as applicable, its Revolving Credit Percentage of the payment then due from the Company or the applicable Foreign Borrower, as the case may be, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent or the relevant Global Agent, as applicable, shall promptly pay to the applicable Issuing Bank in U.S. Dollars or U.S. Dollar Equivalent, as applicable, the amounts so received by it from such Revolving Lenders. Promptly following receipt by the Administrative Agent or the relevant Global Agent, as applicable, of any payment from the Company or the applicable Foreign Borrower pursuant to this paragraph, the Administrative Agent or the relevant Global Agent, as applicable, shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, U.S. Swingline Loans or Foreign Swingline Loans, as contemplated above) shall not constitute a Loan and shall not relieve the Company or the applicable Foreign Borrower of its obligation to reimburse such LC Disbursement. If the Company’s or the applicable Foreign Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the relevant Global Agent, the applicable Issuing Bank or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in U.S. Dollars, the Company or the applicable Foreign Borrower shall, at its option and in compliance with all applicable exchange control restrictions, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Global Agent, the relevant Issuing Bank or Revolving Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in U.S. Dollars, in an amount equal to the U.S. Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. Each of the Company’s and the applicable Foreign Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s or the applicable Foreign Borrower’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company or the applicable Foreign Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company and the applicable Foreign Borrower to the extent permitted by applicable law) suffered by the Company or the applicable Foreign Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the relevant Global Agent, the Company and the applicable Foreign Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company or the applicable Foreign Borrower, as the case may be, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company or the applicable Foreign Borrower, as the case may be, reimburses such LC Disbursement, (i) if such LC Disbursement is made in U.S. Dollars, and at all times following the conversion to U.S. Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR Revolving Loans, and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to U.S. Dollars pursuant to paragraph (e) above, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Rate applicable to Eurocurrency Revolving Loans at such time; provided that, if the Company or the applicable Foreign Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing under clauses (h) or (i) under Article VII, or if any other Event of Default shall occur and be continuing and the Required Revolving Lenders make a demand under this Section, and the Company and the applicable Foreign Borrower receive notice (and such Foreign Borrower shall be deemed to receive any notice received by the Company) from the Administrative Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in U.S. Dollars in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Company is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (h) or (i) under Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Company or such cash collateralization otherwise becomes due and payable. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and (unless an Event of Default shall be continuing) at Company’s request in Permitted Investments and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived. To the extent the Company does not fulfill its obligations under this Section with respect to a Letter of Credit issued for the account of a Foreign Borrower, such Foreign Borrower shall satisfy such obligations in respect of such Letter of Credit.

(k) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent and the Global Agents (i) on the first Business Day of each month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company or the applicable Foreign Borrower, as the case may be, fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company or the applicable Foreign Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent or the relevant Global Agent, as applicable, in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Applicable Agent and the Applicable Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, in each case, automatically and with no further action required, be converted into the U.S. Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Global Agents, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in U.S. Dollars.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated for such purpose for Loans of such Class and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent (i) in New York City, in the case of Loans made to the Company, (ii) in Brussels, Belgium, in the case of Loans made to the Foreign Borrowers party hereto as of the Effective Date, (iii) subject to the limitations set forth in Section 2.21, in such location(s) as may be agreed upon by the Administrative Agent and the Company with respect to any Foreign Borrower not identified in clause (ii) hereof, or (iv) or in any case, by wire transfer to an account specified by such Borrower in the applicable Borrowing Request that is not in contravention of this Agreement; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The forgoing shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.07. Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type (to the extent such Borrowing is denominated in U.S. Dollars) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (or, if to the Administrative Agent, by e-mail in accordance with Section 10.01) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in substantially in the form of Exhibit F and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or currency pursuant to which such Borrowing was made.

(c) Each telephonic, electronic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) the Type of the resulting Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars and made to the Company, be converted to a Eurocurrency Borrowing with an Interest Period of one month’s duration and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company in U.S. Dollars may be converted to or continued at the end of the then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing by the Company in U.S. Dollars, be converted into an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms of this Agreement, the Revolving Credit Commitments shall terminate on the Revolving Facility Maturity Date, and the Initial Term Loan Commitments shall terminate upon the close of business on the earlier of (a) the Effective Date and (b) the date on which the Term Loans are made.

(b) The Company may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple for a Eurocurrency Borrowing denominated in U.S. Dollars and not less than the Borrowing Minimum for a Eurocurrency Borrowing denominated in U.S. Dollars, and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Credit Exposures would exceed the aggregate Revolving Credit Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit

Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Revolving Lenders with their respective Revolving Credit Commitments.

SECTION 2.09. Incremental Commitments.

(a) At any time and from time to time prior to the Latest Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender), request that one or more Persons (which may include the then-existing Lenders) (A) offer to increase their Revolving Credit Commitments or to make additional Revolving Credit Commitments (if they are not already Lenders) (such increased and/or additional Revolving Credit Commitments being a “Incremental Revolving Credit Commitment”) or (B) enter into one or more tranches of term loans (such additional term loans being an “Incremental Term Loan” and together with any Incremental Revolving Credit Commitments, a “Incremental Commitments”) under this paragraph (a), it being understood that (x) if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 10.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld) and (y) the Company may agree to accept less than the amount of any Incremental Commitment so requested; provided that the minimum aggregate principal amount accepted shall equal the lesser of (i) (x) $10,000,000 if such Incremental Commitment is denominated in U.S. Dollars or (y) €10,000,000 if such Incremental Commitment is denominated in Euro or (ii) the offered Incremental Commitment. The minimum aggregate principal amount of any Incremental Commitment shall be $10,000,000 or €10,000,000, as applicable, (or such lesser amount as may be agreed by the Administrative Agent). In no event shall the aggregate amount of all Incremental Commitments pursuant to this paragraph (a) (i) exceed the Incremental Amount available at the time such Incremental Term Loans are funded or Incremental Revolving Credit Commitments are established or (ii) cause the failure of the Company to comply with the limitation on incurrence of Indebtedness by Foreign Borrowers set forth in Section 6.01(a). The Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend Revolving Credit Commitments, increase their existing Revolving Credit Commitments or provide Incremental Term Loans in an aggregate amount equal to the amount of the Incremental Commitment. In the event that one or more of such Persons offer to increase or enter into such Revolving Credit Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Revolving Credit Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons, the Administrative Agent and any other Applicable Agent shall execute and deliver an Incremental Assumption Agreement. Incremental Term Loans may be made hereunder pursuant to an amendment, restatement or amendment and restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender participating in such tranche, each Person joining this Agreement as Lender by participation in such tranche, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Company and the Administrative Agent, to effect the provisions of this Section 2.09.

(b) Notwithstanding the foregoing, no increase in the Revolving Credit Commitments (or in the Revolving Credit Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this Section 2.09 unless on the proposed date of the effectiveness of such Incremental Commitment (i) the Administrative Agent shall have received a certificate dated such date and executed by a Financial Officer of the Company that the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall have been satisfied or waived by the Required Lenders; provided, that in the event that any tranche of Incremental Term Loans is used to finance a Limited Condition Acquisition, to the extent the

Incremental Term Loan Lenders participating in such tranche of Incremental Term Loans agree, (x) the condition set forth in Section 4.02(b) shall be (I) tested at the time of the execution of the acquisition agreement related to such Limited Condition Acquisition (provided, that such Incremental Term Loan Lenders shall not be permitted to waive any Default or Event of Default then existing or existing after giving effect to such tranche of Incremental Term Loans) and (II) tested at funding of such Incremental Term Loans only with respect to those Events of Default under clause (a), (b), (h) or (i) of Article VII and (y) the condition set forth in Section 4.02(a) shall be limited to the accuracy of the Specified Representations and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Limited Condition Acquisition that are material to the interests of the Lenders and only to the extent that the Company or its applicable Subsidiary has the right to terminate its obligations under such acquisition agreement as a result of a failure of such representations to be accurate (it being understood that of the representations and warranties under the Loan Documents, only the Specified Representations shall be required to be accurate as a condition to the funding of Incremental Term Loans being used to finance a Limited Condition Acquisition, all of the representations and warranties under the Loan Documents shall nonetheless be made) and (ii) the Administrative Agent shall have received documents from the Company consistent with those delivered on the Effective Date as to the organizational power and authority of the Borrowers to borrow hereunder after giving effect to such Incremental Commitment. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Credit Commitment hereunder, or provide Incremental Term Loans, at any time.

(c) The applicable Borrower and each Incremental Term Loan Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Loan Lender and/or Incremental Revolving Credit Commitment of such Incremental Revolving Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Credit Commitments; provided, that:

(i) any (v) commitments to make additional Initial U.S. Term B Loans shall have the same terms as the Initial U.S. Term B Loans, and shall form part of the same Class of Initial U.S. Term B Loans, (w) commitments to make additional Initial Euro Term B Loans shall have the same terms as the Initial Euro Term B Loans, and shall form part of the same Class of Initial Euro Term B Loans, (x) commitments to make additional Initial Term A Loans shall have the same terms as the Initial Term A Loans, and shall form part of the same Class of Initial Term A Loans, (y) commitments to Term Loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Initial Term Loans (“Other Incremental Term Loans”) shall be subject to compliance with clauses (ii) through (viii) below and (z) Incremental Revolving Credit Commitments shall have the same terms as the then outstanding Class of Revolving Credit Commitments (or, if more than one Class of Revolving Credit Commitments is then outstanding, the Revolving Credit Commitments with the then latest Revolving Facility Maturity Date) and shall require no scheduled amortization or mandatory commitment reduction prior to the Latest Maturity Date of the Revolving Credit Commitments,

(ii) the Other Incremental Term Loans incurred pursuant to clause (a) of this Section 2.09 shall be secured by Liens that rank equal in priority with the Liens securing the Initial Term Loans,

(iii) (x) the final maturity date of any such Other Incremental Term A Loans shall be no earlier than the Latest Maturity Date applicable to Term A Loans in effect at the date of incurrence of such Other Incremental Term A Loans, and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Company and the Incremental Term Loan Lenders in their sole discretion), shall have the same terms as the Initial Term A Loans or such other terms as shall be reasonably satisfactory to the Administrative Agent and (y) the final maturity date of any such Other Incremental Term B Loans shall be no earlier than the Latest Maturity Date applicable to Term B Loans in effect at the date of incurrence of such Other Incremental Term B Loans and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Company and the Incremental Term Loan Lenders in their sole discretion), shall have the same terms as the Initial U.S. Term B Loans or the Initial Euro Term B Loans, as applicable, or such other terms as shall be reasonably satisfactory to the Administrative Agent,

(iv) (x) the Weighted Average Life to Maturity of any such Other Incremental Term A Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term A Loans with the longest remaining Weighted Average Life to Maturity and (y) the Weighted Average Life to Maturity of any such Other Incremental Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans with the longest remaining Weighted Average Life to Maturity,

(v) with respect to any Other Incremental Term B Loan, the All-in Yield shall be as agreed by the respective Incremental Term Loan Lenders and the Company, except that the All-in Yield in respect of any such Other Incremental Term B Loan may exceed the All-in Yield in respect of the Initial U.S. Term B Loans (if such Other Incremental Term B Loan is denominated in U.S. Dollars) or the Initial Euro Term B Loans (if such Other Incremental Term B Loan is denominated in a currency other than U.S. Dollars) by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Rate (or the “LIBOR floor” as provided in the following proviso) applicable to such Initial U.S. Term B Loans or Initial such Euro Term B Loans, as applicable, shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided, that to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Incremental Term B Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted LIBO Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Initial U.S. Term B Loans or Initial Euro Term B Loans, as applicable, shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Incremental Term B Loans prior to any increase in the Applicable Rate applicable to such Initial U.S. Term B Loans or Initial Euro Term B Loans, as applicable, then outstanding,

(vi) (x) such Other Incremental Term A Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term A Loans in any mandatory prepayment hereunder and (y) such Other Incremental Term B Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial U.S. Term B Loans and the Initial Euro Term B Loans in any mandatory prepayment hereunder,

(vii) there shall be no borrower (other than the Borrowers) or guarantor (other than the Subsidiary Guarantors) in respect of any Incremental Term Loan Commitments or Incremental Revolving Credit Commitments, and

(viii) Other Incremental Term Loans and Incremental Revolving Credit Commitments shall not be secured by any asset of the Company or its Subsidiaries other than then Collateral.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Credit Commitments evidenced thereby as provided for in Section 10.02. Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.09 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Incremental Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Loans in respect of Incremental Revolving Credit Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Loans on a pro rata basis.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) (i) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower no later than the applicable Maturity Date; and (ii) each Borrower hereby unconditionally promises to pay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five (5) Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made to a Borrower, such Borrower shall repay all Swingline Loans then outstanding to such Borrower; provided, further, that so long as the conditions for a Borrowing have been satisfied, a Borrower may use Revolving Borrowing proceeds to repay a Swingline Loan. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan. The Company shall repay the Initial Term A Loans on the last Business Day of each February, May, August and November to occur during the term of this Agreement (commencing on the applicable day of the first full fiscal quarter of the Company after the Effective Date) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as an “Initial Term A Loan Installment Date”), in an aggregate principal amount of such Initial Term A Loans equal to (i) 1.25% of the aggregate principal amount of such Initial Term A Loans incurred on the Effective Date on each Initial Term A Loan Installment Date during the first, second and third years after the Effective Date, (ii) 1.875% of the aggregate principal amount of such Initial Term A Loans incurred on the Effective Date on each Initial Term A Loan Installment Date during the fourth year after the Effective Date and thereafter until the Initial Term A Facility Maturity Date and (iii) in the case of such payment due on the Initial Term A Facility Maturity Date, an amount equal to the then unpaid principal amount of such Initial Term A Loans outstanding. The Company shall repay principal of outstanding Initial U.S. Term B Loans on the last Business Day of each February, May, August and November to occur during the term of this Agreement (commencing on the applicable day of the first full fiscal quarter of the Company after the Effective Date) and on the Initial U.S. Term B Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as an “Initial U.S. Term B Loan Installment Date”), in an aggregate principal amount of such Initial U.S. Term B Loans equal to (A) in the case of quarterly payments due prior to the Initial U.S. Term B Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such Initial U.S. Term B Loans incurred on the Effective Date, and (B) in the case of such payment due on the Initial U.S. Term B Facility Maturity Date, an amount equal to the then unpaid principal amount of such Initial U.S. Term B Loans outstanding. The Luxembourg Borrower shall repay principal of outstanding Initial Euro Term B Loans on the last Business Day of each February, May, August and November to occur during the term of this Agreement (commencing on the applicable day of the first full fiscal quarter of the Company after the Effective Date) and on the Initial Euro Term B Facility Maturity Date or, if any such date is not a Business Day, on the immediately preceding Business Day (each such date being referred to as an “Initial Euro Term B Loan Installment Date”), in an aggregate principal amount of such Initial Euro Term B Loans equal to (A) in the case of quarterly payments due prior to the Initial Euro Term B Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such Initial Euro Term B Loans incurred on the Effective Date, and (B) in the case of such payment due on the Initial Euro Term B Facility Maturity Date, an amount equal to the then unpaid principal amount of such Initial Euro Term B Loans outstanding. In the event that any Other Term Loans are made, the applicable Borrower shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Company and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.

(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to (i) $1,000,000 or any integral multiple of $500,000 (or the U.S. Dollar Equivalents thereof) in excess thereof in the case of any Borrowing denominated in U.S. Dollars or an Alternative Currency other than Euro or Pounds Sterling, (ii) €500,000 or any integral multiple of €250,000 in excess thereof in the case of any Borrowing denominated in Euro or (iii) £500,000 or any integral multiple of £250,000 in excess thereof in the case of any Borrowing denominated in Pounds Sterling; provided that the foregoing shall not prohibit prepayment in an amount less than the denominations specified above if the amount of such prepayment constitutes the remaining outstanding balance of the Borrowing being prepaid.

(b) Beginning on the Effective Date, the Company shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within ten (10) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Notes, Refinancing Term Loans and Replacement Revolving Credit Commitments (other than solely by means of extending or renewing then existing Refinancing Notes, Refinancing Term Loans and Replacement Revolving Credit Commitments without resulting in any Net Proceeds), no later than three (3) Business Days after the date on which such Refinancing Notes, Refinancing Term Loans and Replacement Revolving Credit Commitments are issued or incurred, to prepay Term Loans and/or Revolving Credit Commitments in accordance with Section 2.23 and the definition of “Refinancing Notes” (as applicable). Notwithstanding the foregoing, to the extent that the Total Net Leverage Ratio is less than 2.00:1.00 on a Pro Forma Basis on the date on which a prepayment pursuant to clause (1) would otherwise be required as evidenced by a certificate signed by a Financial Officer of the Company delivered to the Company, the Company may elect not to make such prepayment and such Net Proceeds may be retained by the Company and used for any purpose otherwise permitted under this Agreement.

(c) Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.01(a) with respect to each Excess Cash Flow Period (commencing with Excess Cash Flow Period ending August 31, 2016), the Company shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $0, the Borrower shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow minus (ii) the sum of (a) to the extent not financed using the proceeds of funded Indebtedness, the amount of any voluntary payments of Term Loans and amounts used to repurchase outstanding principal of Term Loans during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments and amounts so used to repurchase principal of Term Loans after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) pursuant to Sections 2.11(a) and Section 2.24 (it being understood that the amount of any such payments pursuant to Section 2.24 shall be calculated to equal the amount of cash used to repay principal and not the principal amount deemed prepaid therewith) and (b) to the extent not financed using the proceeds of funded Indebtedness, the amount of any voluntary payments of Revolving Loans to the extent that Revolving Credit Commitments are terminated or reduced pursuant to Section 2.08 by the amount of such payments to the repayment of the Initial Term Loans. Such calculation will be set forth in a certificate signed by a Financial Officer of the Company delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail. Notwithstanding the foregoing, to the extent that the Total Net Leverage Ratio is less than 2.00:1.00 on a Pro Forma Basis on the date on which a prepayment pursuant to the first sentence of this paragraph would otherwise be required as evidenced by a certificate signed by a Financial Officer of the Company delivered to the Company, the Company may elect not to make such prepayment and such Net Proceeds may be retained by the Company and used for any purpose otherwise permitted under this Agreement.

(d) In the event and on such occasion that (i) the sum of the Revolving Credit Exposures exceeds the total Revolving Credit Commitments, or (ii) the aggregate amount of the Revolving Credit Exposures denominated in Alternative Currencies exceeds the Alternative Currency Sublimit, the Borrowers shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in the case of Revolving Credit Exposure in respect of the Company, or deposit cash collateral in an account with the applicable Global Agent), in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess is not greater than 5% of the Alternative Currency Sublimit, such prepayment or deposit, as the case may be, shall not be required; provided further, that the Foreign Borrowers shall not be required to make any payment pursuant to this Section 2.11(d) in an amount that exceeds the Foreign Obligations.

(e) Prior to any optional prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (or by e-mail in accordance with Section 10.01 with respect to the Administrative Agent, and in any event as confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of such prepayment, and (ii) in the case of an ABR Borrowing or a Swingline Loan, not later than 2:00 p.m., Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing and each voluntary prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing in such order of application as directed by the Company. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(g) Notwithstanding any other provisions of this Section 2.11, (A) to the extent that any or all of the Net Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(b)(1) (a “Foreign Asset Sale/Recovery Event”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent otherwise provided herein and (B) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Asset Sale/Recovery Event or Excess Cash Flow would result in a material adverse tax cost liability to the Company and its Subsidiaries (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary until such time that such amounts may be repatriated without incurring such liability.

(h) Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Initial Term Loans and Other Term Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes (it be understood that to the extent any Class of Initial Term Loans or Other Term Loans is not entitled to mandatory prepayments under Section 2.11(b) or (c), such Class will be excluded in such pro rata calculations); provided, that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b)(1) and 2.11(c), any Class of Other Incremental Term Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Initial Term Loans and any other Classes of then outstanding Other Incremental Term Loans, in each case to the extent the respective Class receiving less than its pro rata share has consented thereto and (y) the Company shall allocate any repayments pursuant to Section 2.11(b)(2) to repay the respective Class or Classes being refinanced, as provided in said Section 2.11(b)(2). Notwithstanding the foregoing and anything herein to the contrary, any mandatory prepayment of Term Loans pursuant to Section 2.11(b)(1) with Net Proceeds of a Foreign Asset Sale/Recovery Event may, at the election of the Company, be applied so that the aggregate amount of such prepayment is allocated solely to the Initial Euro Term B Loans to reduce amounts due on the succeeding Term Loan Installment Dates for such Initial Euro Term B Loans (and without the requirement of application to any other Term Loans to the extent that the amount of such Net Proceeds does not exceed the amount of Initial Euro Term B Loans outstanding prior to such prepayment, and if otherwise, the amount by which such Net Proceeds exceeds the amount of the Initial Euro Term B Loans shall be applied the prepayment of the other outstanding Term Loans as required hereunder, subject to Section 2.11(g)). Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Company may in each case direct.

(i) The Company shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(b)(1) or 2.11(c) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Term Loan Lender of the contents of any such prepayment notice and of such Term Loan Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of the Term Loans). Any Term Loan B Lender (a “Declining Term Loan Lender,” and any Term Loan B Lender which is not a Declining Term Loan Lender, an “Accepting Term Loan Lender”) may elect, by delivering written notice to the Administrative Agent and the Company no later than 5:00 p.m. one (1) Business Day after the date of such Term Loan B Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Initial U.S. Term B Loans or the Initial Euro Term B Loans, as applicable, held by such Term Loan B Lender pursuant to Section 2.11(b)(1) or 2.11(c) not be made (the aggregate amount of such prepayments declined by the Declining Term Loan Lenders, the “Declined Prepayment Amount”). If a Term Loan Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. In the event that the Declined Prepayment Amount is greater than $0, the Administrative Agent will promptly notify each Term Loan A Lender of the amount of such Declined Prepayment Amount and of any such Term Loan A Lender’s ratable portion of such Declined Prepayment Amount (based on such Lender’s pro rata share of the Initial Term A Loans) and apply such Declined Prepayment Amount to the prepayment of the Initial Term A Loans. In the event that the Declined Prepayment Amount is greater than $0 after being applied to the prepayment of the Term Loans, the

Administrative Agent will promptly notify each Accepting Term Loan Lender of the amount of such remaining Declined Prepayment Amount and of any such Accepting Term Loan Lender’s ratable portion of such remaining Declined Prepayment Amount (based on such Lender’s pro rata share of the Initial U.S. Term B Loans or the Initial Euro Term B Loans, as applicable, (excluding the pro rata share of Declining Term Loan Lenders)). Any such Accepting Term Loan Lender may elect, by delivering, no later than 5:00 p.m. one (1) Business Day after the date of such Accepting Term Loan Lender’s receipt of notice from the Administrative Agent regarding such additional prepayment, a written notice, that such Accepting Term Loan Lender’s ratable portion of such remaining Declined Prepayment Amount not be applied to repay such Accepting Term Loan Lender’s Initial U.S. Term B Loans or the Initial Euro Term B Loans, as applicable, in which case the portion of such remaining Declined Prepayment Amount which would otherwise have been applied to such Initial U.S. Term B Loans or the Initial Euro Term B Loans, as applicable, of the Declining Term Loan Lenders shall instead be retained by the Company. Notwithstanding the foregoing and anything herein to the contrary, any mandatory prepayment of Term Loans pursuant to Section 2.11(b)(1) with Net Proceeds of a Foreign Asset Sale/Recovery Event may, at the election of the Company, be applied so that the aggregate amount of such prepayment is allocated solely to the Initial Euro Term B Loans to reduce amounts due on the succeeding Term Loan Installment Dates for such Initial Euro Term B Loans (and without the requirement of application to any other Term Loans to the extent that the amount of such Net Proceeds does not exceed the amount of Initial Euro Term B Loans outstanding prior to such prepayment, and if otherwise, the amount by which such Net Proceeds exceeds the amount of the Initial Euro Term B Loans shall be applied the prepayment of the other outstanding Term Loans as required hereunder, subject to Section 2.11(g)), with any Declined Payment Amount in respect thereof being made available to the Company to be used in accordance with the following sentence. For the avoidance of doubt, the Company may, at its option, apply any amounts retained in accordance with the two immediately preceding sentences to prepay loans in accordance with Section 2.11(a) above or for any other purpose permitted by this Agreement.

SECTION 2.12. Fees.

(a) The Company agrees to pay to the Administrative Agent for the account of each Lender, on the last Business Day of each fiscal quarter (commencing on the last Business Day of the first full fiscal quarter after the Effective Date) and on the date on which the Revolving Credit Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in U.S. Dollars on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Effective Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed (including the first day but excluding the last) in a year of 360 days. The Commitment Fee due to each Lender shall begin accruing on the Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein. Accrued Commitment Fees shall be payable in arrears on the last Business Day of February, May, August and November of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the actual daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the

Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Credit Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee equal to 0.125% times the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of February, May, August, and November of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day). For purposes of computing the actual daily amount of any LC Exposure for any period under this Section 2.12(b) the actual daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (i) the actual daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate.

(c) The Company agrees to pay to the Administrative Agent and the Lead Arrangers, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company, the Administrative Agent and the Lead Arrangers. The Company and the other Borrowers jointly and severally agree to pay to the Global Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Global Agents.

(d) If any Repricing Event occurs prior to the date occurring twelve months after the Effective Date, the Company agrees to pay to the Administrative Agent, for the ratable account of each Term Loan Lender with Initial U.S. Term B Loans and/or Initial Euro Term B Loans, as applicable, that are subject to such Repricing Event (including any Term Loan Lender which is replaced pursuant to Section 2.20(c) as a result of its refusal to consent to an amendment giving rise to such Repricing Event), a fee in an amount equal to 1.00% of the aggregate principal amount of the Initial U.S. Term B Loans and/or Initial Euro Term B Loans subject to such Repricing Event. Such fees shall be earned, due and payable upon the date of the occurrence of the respective Repricing Event. The applicable Borrower shall not be permitted, prior to the Effective Date, to prepay the Initial U.S. Term B Loans or Initial Euro Term B Loans, as applicable, or to amend this Agreement if such prepayment or amendment would constitute a Repricing Event, unless the fee described in the first sentence of this Section 2.12(d) is paid substantially simultaneously therewith by the Company or arrangements for such payment reasonably acceptable to the Administrative Agent have been made.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Revolving Loans comprising each ABR Revolving Borrowing (other than each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Revolving Loans. The Term Loans comprising each ABR Term Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Term Loans. U.S. Swingline Loans shall bear interest at a rate per annum equal to the U.S. Swingline Rate plus the Applicable Rate for ABR Revolving Loans. Foreign Swingline Loans shall bear interest at a rate per annum equal to the Foreign Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans.

(b) The Revolving Loans comprising each Eurocurrency Revolving Borrowing by any Borrower shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurocurrency Revolving Loans. The Term Loans comprising each Eurocurrency Term Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Eurocurrency Term Loans.

(c) Notwithstanding the foregoing, during the continuance of an Event of Default the Required Lenders of each Facility may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 10.02(b) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Borrowing under such Facility shall bear interest at the rate otherwise applicable thereto plus 2% per annum, (ii) the Letter of Credit participation fee provided for in Section 2.12(b) shall be increased by 2% per annum, and (iii) all other then outstanding Obligations which are then due and owing (such as fees and expenses) bear interest at the rate applicable to ABR Term Borrowings as provided in paragraph (b) of this Section plus 2% per annum; provided that, during the continuance of an Event of Default described in clause (h) or (i) of Article VII, the interest rates set forth in clause (i) above, the increase in the Letter of Credit participation fee set forth in clause (ii) above, and the accrual of interest described in clause (iii) above shall be applicable to all Borrowings, Letters of Credit and other amounts without any election or action on the part of any Agent or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Subject to Section 2.13(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest (i) computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (ii) for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Applicable Agent in accordance with the terms of this Agreement, and such determination shall be conclusive absent manifest error.

(f) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(g) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of any jurisdiction in which a Borrower is organized or from which Loans are made are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by such laws.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable (including, without limitation, by means of an Interpolated Rate) means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period; or

(b) the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing in U.S. Dollars by the Company, as an ABR Borrowing, or (B) in the case of any other Eurocurrency Borrowing, as a Borrowing bearing interest at such rate as the Applicable Agent shall determine, after consultation with the Lenders, adequately reflects the costs to the Lenders of making or maintaining their Loan (with the understanding that after such rate is determined, such Borrowing shall bear interest at such determined rate plus the Applicable Rate for Eurocurrency Loans of the applicable Class), and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, unless the applicable Borrower notifies the Applicable Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing in U.S. Dollars by the Company, such Borrowing shall be made as an ABR Borrowing, and (B) in the case of any other Eurocurrency Borrowing, such Borrowing shall be made as a Borrowing bearing interest at such rate as the Applicable Agent shall determine adequately reflects the costs to the Lenders of making or maintaining their Loans (with the understanding that after such rate is determined, such Borrowing shall bear interest at such determined rate plus the Applicable Rate for Eurocurrency Loans of the applicable Class).

SECTION 2.15. Increased Costs; Illegality.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank;

(ii) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto);

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, Issuing Bank or such other Recipient as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered as reasonably determined by such Lender, Issuing Bank or such other Recipient (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of the such Lender, Issuing Bank or such other Recipient, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as such Lender, Issuing Bank or such other Recipient, as applicable, then reasonably determines to be relevant; provided that none of such Lender, Issuing Bank or such other Recipient, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change of Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the Company and which are subject to similar provisions. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Company thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company and the other Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If, in any applicable jurisdiction outside of the United States, an Issuing Bank or any Revolving Lender or any Designated Lender of a Revolving Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Issuing Bank or such Revolving Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document in its capacity as an Issuing Bank, Revolving Lender or Designated Lender of a Revolving Lender, as applicable, (ii) to fund or maintain its participation in any Revolving Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Obligations under the Revolving Facility, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Obligation under the Revolving Facility shall be suspended, and to the extent required by applicable Law, cancelled (but in each case, only to the extent it is the general policy of such Person to take the foregoing actions with respect to similarly situated borrowers in such applicable jurisdiction under similar circumstances under agreements permitting such Person to take such actions). Upon delivery of such notice, such Person shall use commercially reasonable efforts to assign to one or more assignees permitted under Section 10.04 all of its rights and obligations under this Agreement as relate to the Revolving Facility (including all of its Revolving Credit Commitments and the Revolving Loans at the time owing to it). To the extent that such Person has been unable to consummate an assignment contemplated by the foregoing sentence after its use of commercially reasonable efforts to do so, such Person shall notify the Borrowers and the Borrowers shall, (A) repay that Person’s participation in the Revolving Loans or other applicable Obligations under the Revolving Facility on the last day of the Interest Period for each Revolving Loan or other Obligation under the Revolving Facility occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto (other than on the Effective Date), (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party or Foreign Subsidiary Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party or Foreign Subsidiary Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties and Foreign Subsidiary Guarantors shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment by the Administrative Agent of, any Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Loan Party or Foreign Subsidiary Guarantor to a Governmental Authority pursuant to this Section 2.17, such Loan Party or Foreign Subsidiary Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties and Foreign Subsidiary Guarantor. The Loan Parties or Foreign Subsidiary Guarantor (as applicable) shall indemnify each Recipient, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Loan Party or Foreign Subsidiary Guarantor by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the

Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the previous two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below shall not be required in in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any form, certification or other documentation it previously delivered pursuant to this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legally ineligibility to do so. Notwithstanding anything in this Section 2.17(e) to the contrary no Lender shall be required to deliver any form, certification or other documentation that it is not legally eligible to provide.

(ii) Without limiting the generality of the foregoing, with respect to any Loan made to the Company,

(A) any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, deliver to the Company and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), two executed originals of whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments under, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax with respect to such payments pursuant to such tax treaty;

(2) IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit O-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner (including a Foreign Lender that is a partnership or participating Lender), IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-2 or Exhibit O-3, IRS Form W-9, and/or other certification documents that would be required from each beneficial owner (or partner of such partnership) pursuant to clauses (B)(1) – (3) above if such beneficial owner (or partner) were a Lender, as applicable; provided that if the Foreign

Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit O-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties, the Foreign Guarantor Subsidiaries, and any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(e).

(f) Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) to the extent that such payment would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of any Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) VAT.

(i) Any and all payments by any party to any Loan Document to any Agent or Lender under any Loan Document shall be deemed to be exclusive of any VAT. Subject to clause (ii) below, if any such VAT were to be chargeable on any supply made by any Agent or Lender under any Loan Document, such party shall (A) pay an amount equal to the amount of charged VAT in addition to and at the same time as paying the consideration and (B) deliver an appropriate VAT invoice.

(ii) If VAT is or becomes chargeable on any supply made by any Agent or Lender (the “Supplier”) to any other Agent or Lender (the “Receiver”) under any Loan Document, and any party to any Loan Document other than the Receiver (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration):

(A) where the Supplier is the person required to account to the relevant taxing authority for the VAT, the Relevant Party must also pay to the Supplier (in addition to and at the same time as paying that amount) an additional amount equal to the VAT. The Receiver must (where this Section 2.17(h)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant taxing authority which the Receiver reasonably determines relates to the VAT chargeable on that supply; and

(B) where the Receiver is the person required to account to the relevant taxing authority for the VAT, the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant taxing authority in respect of that VAT

(iii) Where a Loan Document requires any party to reimburse a Lender for any costs or expenses, that party must also at the same time pay and indemnify the Lender against all VAT incurred by the Lender in respect of those costs or expenses but only to the extent that the Lender (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of such VAT.

(iv) Any reference in this Section 2.17(h) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v) In relation to any supply made by any Agent or Lender to any party under any Loan Document, if reasonably requested by such Agent or Lender, that party must promptly provide the applicable Agent or Lender with details of that party’s VAT registration and such other information as is reasonably requested in connection with the recipient’s VAT reporting requirements in relation to such supply.

(i) For purposes of this Section 2.17, the term “Lender” includes any Swingline Lender and Issuing Bank.

SECTION 2.18. Extensions of Loans and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers made from time to time by the Company to all Lenders of any Class of Term Loans and/or Revolving Credit Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Credit Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (“Pro Rata Extension Offers”), the Company is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Credit Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Company and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Other Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Other Revolving Credit Commitment for such Lender if such Lender is extending an existing Revolving Credit Commitment (such extended Revolving Credit Commitment, an “Extended Revolving Credit Commitment”, and any Revolving Loan made pursuant to such Extended Revolving Credit Commitment, an “Extended Revolving Loan”). Each Pro Rata Extension Offer shall specify the date on which the Company proposes that the Extended Term Loan shall be made or the proposed Extended Revolving Credit Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(b) The Company and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Credit Commitments of such Extending Lender. Each Extension Amendment shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Credit Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms, and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Company and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans from which they are extended or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms and final maturity (which shall be determined by the Company and set forth in the Pro Rata Extension Offer), any Extended Revolving Credit Commitment shall have (x) the same terms as the existing Class of Revolving Credit Commitments from which they are extended or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank or Swingline Lender, such terms as shall be reasonably satisfactory to such Issuing Bank or Swingline Lender, and (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Credit Commitments evidenced thereby as provided for in Section 10.02. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Company’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Credit Commitments, and with the consent of each Swingline Lender and Issuing Bank, participations in Swingline Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Credit Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Credit Commitment or upon or prior to the maturity date for any Class of Revolving Credit Commitments.

(c) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Credit Commitment will be automatically designated an Extended Revolving Credit Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Other Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Credit Commitment, such Extending Lender will be deemed to have an Other Revolving Credit Commitment having the terms of such Extended Revolving Credit Commitment.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.18), (i) the aggregate amount of Extended Term Loans and Extended Revolving Credit Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Credit Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Credit Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Credit Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that rank equally and ratably in right of security with all other Obligations of the Class being extended (and all other Secured Obligations secured by Other First Liens), (vi) no Issuing Bank or Swingline Lender shall be obligated to provide Swingline Loans or issue Letters of Credit under such Extended Revolving Credit Commitments unless it shall have consented thereto and (vii) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Subsidiary Guarantors) in respect of any such Extended Term Loans or Extended Revolving Credit Commitments.

(e) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Company shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs; Allocation of Proceeds.

(a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 and 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.19 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement, and all other payments hereunder or under any other Loan Document shall be made in U.S. Dollars, except as otherwise expressly provided; provided that if, for any reason, a Borrower is prohibited by Requirements of Law from making any required payment hereunder in the currency of a Loan or LC Disbursement, such Borrower shall make such payment in U.S. dollars in the U.S. Dollar Equivalent of the payment amount with respect to such currency. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment. Any payment required to be made by a Borrower hereunder shall be deemed to have been made by the time required if such Borrower shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Borrower to make such payment.

(b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.19(d) or 11.03(c), then any Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by such Agent for the account of such Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which such Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined such Agent in its discretion.

(f) (i) Any proceeds of any asset (including any Equity Interest) securing the Secured Obligations of the Company shall be applied, subject to any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Banks from the Company, second, to pay any fees or expense reimbursements then due to the Lenders from the Company, third, to pay interest then due and payable on the Company’s Loans ratably, fourth, to prepay principal on the Company’s Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to the Company’s Obligations under the Secured Cash Management Agreements and Secured Hedge Agreements, ratably (with amounts applied to any such Term Loans applied to installments of the Term Loans ratably in accordance with the then outstanding amounts thereof), fifth, to pay an amount (without duplication of any other amounts paid to the Administrative Agent under Section 2.17(f) for this purpose) to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Agents or any Lender by the Company.

(ii) Any proceeds of any asset (including any Equity Interest) securing the Secured Obligations of any Foreign Borrower shall be applied, subject to any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Banks from any Foreign Borrower, second, to pay any fees or expense reimbursements then due to the Lenders from any Foreign Borrower, third, to pay interest then due and payable on any Foreign Borrower’s Loans ratably, fourth, to prepay principal on any Foreign Borrower’s Loans and unreimbursed LC Disbursements and to pay any amounts owing with respect to any Foreign Borrower’s Obligations under the Secured Cash Management Agreements, Secured Hedge Agreements and Foreign Subsidiary Secured Obligations, ratably (with amounts applied to any such Term Loans applied to installments of such Term Loans ratably in accordance with the then outstanding amounts thereof), fifth, to pay an amount (without duplication of any other amounts paid to the Administrative Agent under Section 2.17(f) for this purpose) to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Agents or any Lender by the Company.

(iii) Any payments made by the Loan Parties under the Loan Documents received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11), or (C) proceeds of any asset securing any Secured Obligation, or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied, subject to any applicable Intercreditor Agreement, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Agents and the Issuing Banks from the Borrowers, second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers, third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to payment of any amounts owing with respect to Secured Cash Management Agreements, Secured Hedge Agreements and Foreign Subsidiary Secured Obligations, ratably (with amounts applied to the Term Loans applied to installments of the Term Loans ratably in accordance with the then outstanding amounts thereof), fifth, to pay an amount (without duplication of any other amounts paid to the Administrative Agent under Section 2.17(f) for this purpose) to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Agents or any Lender by the Borrowers.

(iv) Notwithstanding the foregoing in this Section 2.17(f), amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(v) Notwithstanding any other provision herein or in the other Loan Documents, no payments received from, or proceeds of property of, any Foreign Borrower or Foreign Subsidiary shall be applied to any Obligation of any other Borrower or any Domestic Subsidiary. The liability of each Foreign Borrower shall be several and not joint with the Obligations of any other Borrower.

SECTION 2.20. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement or any other Loan Document requiring the consent of the Required Lenders or all Lenders (or all affected Lenders) pursuant to Section 10.02, and the same has been approved by such Lenders, as applicable (or would have been approved by such Lenders with the disapproving Lender’s consent), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 10.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Company shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Company’s request) assign its Loans and its Commitments (or, at the Company’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Credit Commitment or Revolving Loan, the Swingline Lender and the Issuing Bank; provided, that: (i) all Obligations of the Company owing to such Non-Consenting Lender being replaced shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Company, the Company shall pay any amount required by Section 2.12(d), if applicable, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Company, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 10.04; provided, that if such Non-Consenting Lender does not comply with Section 10.04 within one Business Day after the Company’s request, compliance with Section 10.04 (but only on the part of the Non-Consenting Lender) shall not be required to effect such assignment.

SECTION 2.21. Designation of Subsidiary Borrowers.

(a) The Company may at any time and from time to time designate any Foreign Subsidiary as a Foreign Borrower with the ability to request credit under the Revolving Credit Commitment upon satisfaction of the following conditions:

(i) The Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company, and the Administrative Agent and all of the Revolving Lenders shall have consented to the applicable Foreign Subsidiary becoming a Foreign Borrower hereunder.

(ii) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent and the Lenders that (A) no withholding Tax shall apply to any sum payable by or on account of any obligation of such Subsidiary to any Recipient under any Loan Document, (B) gross-up obligations contained in the Loan Documents (including Section 2.17 of this Agreement) shall apply to any such Tax that may be imposed, then or in the future, on or with respect to such amounts to protect the Administrative Agent and the Lenders from any economic effect of any such withholding Tax obligations, and (C) the laws and regulations of the jurisdictions in which such Subsidiary is organized and is located permit extensions of credit and other financial accommodations from the United States of America into such jurisdictions.

(iii) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended) in respect of such Subsidiary.

(iv) The Collateral Agent shall have received a pledge of certain of the Equity Interests of such Foreign Subsidiary pursuant to documents (including opinions of counsel) reasonably satisfactory to the Administrative Agent.

(v) The Administrative Agent shall have received organizational documents, authorizing resolutions, officers’ certificates, legal opinions and such other instruments, documents and agreements in respect of such Subsidiary as the Administrative Agent may reasonably request.

(b) Upon satisfaction of the conditions set forth in paragraph (a) of this Section 2.21, such Subsidiary shall for all purposes of this Agreement be a Borrower with the ability to request credit under the Revolving Credit Commitments, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such

Subsidiary, whereupon such Subsidiary shall cease to be a Borrower, and a party to this Agreement. Notwithstanding the preceding sentence, (x) no particular Subsidiary may be added and terminated under this Section 2.21 more than twice during the term of this Agreement and (y) no Borrowing Subsidiary Termination will become effective as to any Borrower at a time when any principal of or interest on any Loan to such Borrower, shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Borrower, to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

(c) The Borrowers acknowledge and agree that the addition of certain Foreign Subsidiaries as Foreign Borrowers may require Lenders to possess EU Lending Passports. In such case, if each Lender does not possess an EU Lending Passport and otherwise is unable to extend credit to the proposed Foreign Borrower without regulatory issues, or without withholding Taxes that would not be subject to gross-up protection under the Loan Documents (in each case, as determined by each such Lender in its reasonable discretion), then such Foreign Subsidiary shall not be added as a Foreign Borrower hereto.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and/or Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Financial Covenant Lenders or Required Revolving Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall, or shall cause the applicable Borrowers, within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Bank only the Company’s or the applicable Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC

Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized and such Lender remains a Defaulting Lender;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all Commitment Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender(s) shall not be required to fund any Swingline Loan thereunder, and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender(s) or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the applicable Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to such Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Company, the applicable Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Percentage and such Lender shall no longer constitute a Defaulting Lender.

SECTION 2.23. Refinancing Amendments.

(a) Notwithstanding anything to the contrary in this Agreement, the Company may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Company proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided, that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans;

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.09(c)(v)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Company and the Lenders providing such Refinancing Term Loans) taken as a whole shall (as determined by the Company in good faith) be substantially similar to, or no more restrictive to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent);

(vi) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank junior in right of security to the Initial Term Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement;

(vii) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Subsidiary Guarantors) in respect of such Refinancing Term Loans;

(viii) Refinancing Term Loans shall not be secured by any asset of the Company and its Subsidiaries other than the Collateral; and

(ix) Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2)) hereunder, as specified in the applicable Refinancing Amendment.

(b) The Company may approach any Lender or any other person that would be a permitted assignee pursuant to Section 10.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Company.

(c) Notwithstanding anything to the contrary in this Agreement, the Company may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Credit Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Company proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that: (i) before and after giving effect to the establishment of such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied; (ii) after giving effect to the establishment of any Replacement Revolving Credit Commitments and any concurrent reduction in the aggregate amount of any other Revolving Credit Commitments, the aggregate amount of Revolving Credit Commitments shall not exceed the aggregate amount of the Revolving Credit Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith; (iii) no Replacement Revolving Credit Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date for the Revolving Credit Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Company and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Company, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Credit Commitments) taken as a whole shall (as determined by the Company in good faith) be substantially similar to, or no more restrictive to the Company and its Subsidiaries than, those, taken as a whole, applicable to the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent); (v) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Subsidiary Guarantors) in respect of such Replacement Revolving Facility; and (vi) Replacement Revolving Credit Commitments and extensions of credit thereunder shall not be secured by any asset of the Company and its Subsidiaries other than the Collateral, and (vii) if such Replacement Revolving Facility is secured by Liens on the Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement. In addition, the Company may establish Replacement Revolving Credit Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Credit Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Credit Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.02 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Credit Commitments, (ii) the remaining life to termination of such Replacement Revolving Credit Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Credit Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement, (v) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Subsidiary Guarantors) in respect of such Replacement Revolving Facility; and (vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Company and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Company, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Credit Commitments) taken as a whole shall (as determined by the Company in good faith) be substantially similar to, or no more restrictive to the Company and its Subsidiaries than, those, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date or are otherwise reasonably acceptable to the Administrative Agent). Solely to the extent that an Issuing Bank or Swingline Lender is not a replacement issuing bank or replacement swingline lender, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank or Swingline Lender shall not be required to issue any letters of credit or swingline loan under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank or Swingline Lender to withdraw as an Issuing Bank or Swingline Lender, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank or Swingline Lender, as the case may be, in its sole discretion. The Company agrees to reimburse each Issuing Bank or Swingline Lender, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(d) The Company may approach any Lender or any other person that would be a permitted assignee of a Revolving Credit Commitment pursuant to Section 10.04 to provide all or a portion of the Replacement Revolving Credit Commitments; provided, that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment. Any Replacement Revolving Credit Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Credit Commitments for all purposes of this Agreement; provided, that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Credit Commitments.

(e) The Company and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Other Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Credit Commitment, such Lender will be deemed to have an Other Revolving Credit Commitment having the terms of such Replacement Revolving Credit

Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Credit Commitments will not be included in the calculation of clause (a) of the definition of Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Credit Commitment at any time or from time to time other than those set forth in clauses (a) or (c) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Initial Term Loans and other Secured Obligations (other than Other Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Initial Term Loans, and except to the extent any such Refinancing Term Loans are secured by the Collateral on a junior lien basis in accordance with the provisions above).

SECTION 2.24. Loan Repurchases.

(a) Subject to the terms and conditions set forth or referred to below, the Company may from time to time, at its discretion, conduct modified Dutch auctions in order to purchase its Term Loans of one or more Classes (as determined by the Company) (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by the Company and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.24 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans in connection with any Purchase Offer;

(iii) the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that the Company offers to purchase in any such Purchase Offer shall be no less than U.S. $25,000,000 or the U.S. Dollar Equivalent thereof (unless another amount is agreed to by the Administrative Agent) (across all such Classes);

(iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by the Company shall automatically be cancelled and retired by the Company on the settlement date of the relevant purchase (and may not be resold) (without any increase to Adjusted EBITDA as a result of any gains associated with cancellation of debt), and in no event shall the Company be entitled to any vote hereunder in connection with such Term Loans;

(v) no more than one Purchase Offer with respect to any Class may be ongoing at any one time;

(vi) the Company represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their Subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer;

(vii) at the time of each purchase of Term Loans through a Purchase Offer, the Company shall have delivered to the Auction Manager an officer’s certificate of a Financial Officer certifying as to compliance with the preceding clause (vi);

(viii) any Purchase Offer with respect to any Class shall be offered to all Term Loan Lenders holding Term Loans of such Class on a pro rata basis; and

(ix) no purchase of any Term Loans shall be made from the proceeds of any Revolving Loan or Swingline Loan.

(b) The Company must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If the Company commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Company reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Company shall have no liability to any Term Loan Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by the Company pursuant to this Section 2.24, (x) the Company shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Company and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 hereof.

(c) The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.24; provided, that notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.19 and 10.04 will not apply to the purchases of Term Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.24. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 10.03 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders on the Effective Date and date of each Credit Event as provided in Section 4.02, that:

SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required by applicable law.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Guaranty Agreement has been duly executed and delivered by each Subsidiary Guarantor and constitutes a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or regulation applicable to the Company or its Subsidiaries, and will not violate the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any Material Indebtedness to be paid by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than the Liens created by the Security Documents).

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders (i) the audited consolidated balance sheet and statements of income, stockholders equity and cash flows of (x) the Company and its consolidated Subsidiaries as of and for each fiscal year of Company in the three-fiscal year period ended on August 31, 2014 and (y) Citadel and its consolidated Subsidiaries as of and for each fiscal year of Citadel in the three-fiscal year period ended on December 31, 2014, (ii) the unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows of (x) the Company and its consolidated Subsidiaries as of and for the fiscal quarters ended, November 30, 2014 and February 28, 2015 and (y) Citadel and its consolidated Subsidiaries as of and for the fiscal quarter ended March 31, 2015 and (iii) the unaudited pro forma consolidated balance sheet and pro forma statements of income, stockholders equity and cash flows of the Company and its consolidated subsidiaries after giving effect to the Transaction as of and for the twelve month period ended on February 28, 2015. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries or Citadel and its consolidated Subsidiaries, as applicable, as of such dates and for such periods in accordance with GAAP.

(b) Since August 31, 2014, there has been no material adverse change in the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties; Insurance.

(a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, including the Mortgaged Property, in each case, subject to Permitted Liens and except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Company and its Subsidiaries owns, is licensed, or otherwise has in its possession and right to use all Intellectual Property used or held for use in or otherwise necessary to conduct its business as presently conducted. The Company and its Subsidiaries have not received any written notice, and is not aware, that the operation of their respective businesses infringes, violates or misappropriates in any material respect upon the Intellectual Property rights of any other Person.

(c) Each of the Company and its Subsidiaries maintains, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.

SECTION 3.06. Litigation, Environmental and Labor Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice that it is subject to any Environmental Liability, or (iii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice of any claim with respect to any Environmental Liability.

(c) There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all income and other Tax returns and reports required to have been filed and has paid or caused to be paid all income and other Taxes shown on such returns and reports to be due and payable by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred, and no ERISA Event is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization or incorporation of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries and identifies those Subsidiaries that are Material Subsidiaries.

SECTION 3.12. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, as of the date hereof, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to any Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, and other forward-looking statements, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (and the Lenders acknowledge that projections are not to be viewed as facts, and are inherently unreliable, and that actual performance may differ materially from the projections).

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted under Section 6.02.

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of any Loans or any Letter of Credit will be used by any Borrower or any of the Company’s Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.

SECTION 3.15. Anti-Corruption Laws; Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective officers and employees and to the knowledge of the Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.16. Security Documents.

(a) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein. As of the Effective Date, in the case of the Pledged Collateral described in the Security Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement when financing statements are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien (subject to all Permitted Liens) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral as security for the Secured Obligations to the extent perfection in such collateral can be obtained by filing Uniform Commercial Code financing statements or possession, in each case prior and superior in right to the Lien of any other person (except Permitted Liens).

(b) When the Security Agreement or a short form thereof is filed and recorded in the United States Patent and Trademark Office and/or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States registered trademarks and patents, trademark and patent applications and registered copyrights, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Effective Date).

(c) The Mortgages, if any, executed and delivered on the Effective Date are, and the Mortgages executed and delivered after the Effective Date pursuant to this Agreement shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) or, if so contemplated by the respective Mortgage, the Collateral Agent and the other Secured Parties, legal, valid and enforceable Liens on all of the Loan Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage Taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary other than pursuant to the Luxembourg Pledge Agreement or any other Security Document governed by foreign law, or as to the rights and remedies of the Agents of any Lender with respect thereto, under foreign law.

SECTION 3.17. Solvency. Immediately after giving effect to the Transactions on the Effective Date and the making of each Loan on the Effective Date and the application of the proceeds of such Loans, (i) the fair value of the assets of the Company and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the aggregate assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation is sufficient to enable the Company and its Subsidiaries to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit (each, a “Credit Event”) hereunder on the Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from each Initial Subsidiary Guarantor either (i) a counterpart of the Guaranty Agreement signed on behalf of such Subsidiary Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page the Guaranty Agreement) that such Subsidiary Guarantor has signed a counterpart of the Guaranty Agreement.

(c) The Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 10.02) as of the Effective Date.

(d) The Administrative Agent shall have received a certificate of a Financial Officer of the Company stating that (i) the Specified Representations are true and correct in all material respects as of the Effective Date (after giving effect to the Transactions) as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) the Acquisition Agreement Citadel Representations are true and correct in all material respects; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(e) The Acquisition shall be consummated in accordance with the terms and conditions of the Acquisition Agreement and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, if such alteration, amendment, change, supplement, waiver or consent would be materially adverse to the interests of the Lenders or the Lead Arrangers (in their capacities as such), without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld) (it being understood that any reduction of the cash purchase price in respect of the Acquisition will be deemed materially adverse to the Lenders and the Lead Arrangers, unless (x) such reduction is in the aggregate less than 10% of the purchase price payable pursuant to the Acquisition Agreement and (y) there is a concurrent reduction in the aggregate principal amount of the Term Loan Facility (as defined in the Commitment Letter) and/or Bridge Facility (as defined in the Commitment Letter), at the Company’s option).

(f) Since December 31, 2014, there has not occurred any Citadel Material Adverse Effect.

(g) The Lenders shall have received a solvency certificate substantially in the form of Exhibit N and signed by the chief financial officer, chief accounting officer or other officer with equivalent duties of the Company confirming the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Effective Date.

(h) The Administrative Agent shall have received a completed Perfection Certificate, dated the Effective Date and signed by a Financial Officer, together with all attachments contemplated thereby, and, subject to the last paragraph of the definition of “Collateral and Guarantee Requirement”, the results of a search of the Uniform Commercial Code (or equivalent), Tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate or requested by the Collateral Agent and copies of the financing statements (or similar documents) disclosed by such search of the Company and evidence reasonably satisfactory to the Administrative Agent that the Liens other than Permitted Liens have been, or will be simultaneously or substantially concurrently with the Effective Date, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(i) The Administrative Agent shall have received a favorable written legal opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Vorys, Sater, Seymour and Pease LLP, counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall also have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Arendt & Medernach, special Luxembourg counsel to the Borrowers, (ii) Vorys, Sater, Seymour and Pease LLP, special Texas counsel to the Borrowers, (iii) Krieg DeVault LLP, special Indiana counsel to the Borrowers and (iv) Krieg DeVault LLP, special Illinois counsel to the Borrowers, in each case, in form and substance reasonably acceptable to the Administrative Agent.

(j) The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each of the Loan Parties dated the Effective Date and certifying:

(i) that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization or by the Secretary or Assistant Secretary or similar officer of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) that attached thereto is a true and complete copy of a certificate as to the good standing of such Loan Party as of a recent date from such Secretary of State (or other similar official or Governmental Authority),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in the following clause (iv),

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party, authorizing the execution, delivery and performance by such Loan Party of this Agreement and the borrowings hereunder, and the execution, delivery and performance of each of the other Loan Documents required hereby with respect to such Loan Party and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Effective Date, and

(v) as to the incumbency and specimen signature of each officer or authorized signatory executing this Agreement or any other Loan Document delivered in connection herewith on behalf of such Loan Party.

(k) The Administrative Agent, the Lead Arrangers and the Lenders shall have received all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced and received no less than two (2) Business Days in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(l) The Lenders shall have received, at least three (3) Business Days prior to the Effective Date, all documentation and other information required with respect to the Loan Parties by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent requested in writing at least 10 days prior to the Effective Date.

(m) The Administrative Agent shall have received the financial statements referred to in Section 3.4(a).

(n) The Administrative Agent shall have received a Borrowing Request with respect to the Initial Term Loans as required by Section 2.03.

(o) Prior to, or consummated substantially concurrently with, each Credit Event on the Effective Date, the Effective Date Refinancing shall have been consummated and all commitments in respect thereof, and any security interests and guaranties granted in connection therewith, if any, shall have been terminated and released (or have been authorized to be released pursuant to a customary payoff letter or provision shall have been made for the repayment or constructive discharge of such Indebtedness).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Except as set forth in Section 2.09(b) with respect to Incremental Term Loans used to finance a Limited Condition Acquisition, the representations and warranties of the Borrowers and the other Loan Parties set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(b) Except as set forth in Section 2.09(b) with respect to Incremental Term Loans used to finance a Limited Condition Acquisition, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and which shall not be delivered with a “going concern” or like qualification or exception, together with a customary Management’s Discussion and Analysis of Financial Condition and Results of Operations; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.

(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary Management’s Discussion and Analysis of Financial Condition and Results of Operations; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.

(c) no later than 15 Business Days after the 90th day after the end of each of the Company’s fiscal years (as contemplated in Section 5.01(a)), and no later than 15 Business Days after the 60th day after the end of each of the Company’s first three fiscal quarters of each fiscal year (as contemplated in Section 5.01(b)), a certificate of a Financial Officer of the Company substantially in the form of Exhibit K (each a “Compliance Certificate”) (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, (iii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Company shall have used the Available Amount for any purpose during such fiscal period and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred specifying the effect of such change on the financial statements accompanying such certificate.

(d) concurrently with the delivery of any compliance certificate with annual financials as required under clause (c) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges (other than immaterial correspondence filed in the ordinary course of business and comment letters received from the Securities and Exchange Commission or responses thereto), or distributed by the Company or any Subsidiary thereof to its shareholders generally, as the case may be; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof;

(f) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended);

(g) concurrently with the delivery of financial statements under clause (a) above, an updated Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this clause (g) or Section 5.10 (or a certificate of a Financial Officer certifying as to the absence of any changes to the previously delivered update, if applicable);

(h) within ninety (90) days after the beginning of each fiscal year, a detailed consolidated budget of the Company and its Subsidiaries by month for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income of the Company and its consolidated Subsidiaries for each quarter of such fiscal year); and

(i) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.

In addition, promptly after the delivery of the information referred to in Section 5.01 (a) or (b), as applicable, the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management; provided, however, that the preceding requirement shall be satisfied by the holding of a quarterly earnings call by the Company as it customarily conducts with its equityholders. No fewer than five Business Days prior to the date such conference call is to be held, the Company shall give notice to the Administrative Agent of such quarterly conference call for the benefit of the Lenders, which notice shall contain the time and the date of such conference call and information on how to access such quarterly conference call.

The Company represents and warrants that it files its financial statements with the Securities and Exchange Commission and, accordingly, the Company hereby (i) authorizes the Administrative Agent to make the financial statements to be provided above along with the Loan Documents, available to all Lenders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Company will not request that any other material be posted to all Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information or that the Company has no outstanding publicly traded securities. In no event will the Administrative Agent post compliance certificates or budgets to public side Lenders.

SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $35,000,000; and

(d) any other development (other than a development with respect to a Multiemployer Plan, unless such development is the occurrence of an ERISA Event with respect to such Multiemployer Plan) that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, either individually or in the aggregate, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance.

(a) The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), and with respect to Intellectual Property which is material to the Business of the Company and its Subsidiaries, maintain, renew, prosecute, enforce and defend such Intellectual Property (b) maintain, with financially sound insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and within thirty (30) days after the Effective Date (or such later date as the Collateral Agent may agree in its reasonable discretion) and (c) cause the Collateral Agent to be listed as mortgagee/loss payee on property and casualty policies with respect to real and tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all general liability policies. Notwithstanding the foregoing, the Company and its Subsidiaries may (i) maintain all such insurance with any combination of primary and excess insurance, (ii) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) Except as the Collateral Agent may agree in its reasonable discretion, within sixty (60) days after the later of the Effective Date and, with respect to any Effective Date Mortgaged Property, the date on which such Mortgaged Property is required to be encumbered by a Mortgage hereunder ((or such later (A) not to exceed an additional fifteen (15) days if reasonably required by Company or (B) as such period may be further extended in the sole discretion of the Collateral Agent), cause all such property and casualty insurance policies with respect to the Mortgaged Property located in the United States of America to be endorsed or otherwise amended to include a “standard” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, deliver a certificate of insurance to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c) At the time of delivery of the applicable Mortgage, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws; provided that such insurer may not be an Insurance Subsidiary and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

(d) In connection with the covenants set forth in this Section 5.05, it is understood and agreed that: (i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Bank and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.05, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Company, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees; (ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.05 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Company and the Subsidiaries or the protection of their properties; and (iii) the amount and type of insurance that the Company and its Subsidiaries has in effect as of the Effective Date and the certificates listing the Collateral Agent as mortgagee/loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.05.

SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make reasonable extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided that, notwithstanding the foregoing, (i) except during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year and (ii) the Company shall only be required to reimburse the Administrative Agent for reasonable costs and expenses incurred in connection with visits and inspections made during the continuance of an Event of Default; provided further that representatives of the Company may be present during any such visits, discussions and inspections.

SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Company will maintain in effect and enforce policies and procedures designed to facilitate compliance in all material respects by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds and Letters of Credit. Each Borrower will use (and will cause their Subsidiaries to use) the proceeds of the Loans and the Letters of Credit, as applicable, for working capital and general corporate purposes, in each case in the ordinary course of business, and for the repayment of certain Indebtedness and the repurchase of certain of the Borrowers’ Equity Interests, Restricted Payments permitted hereunder, Permitted Investments and other transactions permitted pursuant to Section 6.04, and for Permitted Acquisitions, including the Acquisition. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Maintenance of Ratings. Use commercially reasonable efforts to obtain and to maintain (a) public ratings from Moody’s and S&P for the Initial Term Loans and the Initial Revolving Loans and (b) public corporate credit ratings and corporate family ratings from Moody’s and S&P in respect of the Company; provided, however, in each case, that the Company and its Subsidiaries shall not be required to obtain or maintain any specific rating. For the avoidance of doubt, the failure to obtain or maintain a rating shall not constitute a breach of the requirements of this Section 5.09 so long as commercially reasonably efforts have been utilized to obtain or maintain such rating.

SECTION 5.10. Additional Subsidiary Guarantors; Additional Security; Further Assurances, etc..

(a) The Company will cause any Person that becomes a Domestic Subsidiary after the date hereof (other than any Excluded Subsidiary) and any Person that ceases to be an Excluded Subsidiary after the date hereof (i) to execute and deliver to the Administrative Agent, within ten (10) Business Days after the Company’s delivery, pursuant to Section 5.01(a) or (b), as applicable, of the financial statements for the fiscal period at the end of which such Person first becomes a Domestic Subsidiary (or such later date as may be agreed to by the Administrative Agent in its sole discretion), (A) a supplement to the Guaranty Agreement, in the form prescribed therein, guaranteeing the obligations of the Borrowers hereunder and (B) a supplement to the Security Agreement in the form prescribed therein and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party and (ii) concurrently with the delivery of such supplement and Security Documents, to deliver to the Administrative Agent (x) evidence of action of such Person’s Board of Directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Guaranty Agreement and Security Documents as the Administrative Agent may reasonably request. The Company and its Subsidiaries will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to create, perfect and maintain the Liens and security interests for the benefit of the Secured Parties contemplated by the Loan Documents and to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents. With respect to any Foreign Subsidiary that becomes a Foreign Borrower after the date hereof, the direct parent of such Foreign Borrower shall, pursuant to pledge documentation in form and substance reasonably acceptable to the Administrative Agent and governed by the laws of the jurisdiction in which such Foreign Borrower is organized, pledge the stock of such Foreign Borrower and the direct parent granting such pledge shall become subject to the Guaranty Agreement to the extent not already a party thereto. Notwithstanding anything in this Agreement to the contrary, no Foreign Subsidiary shall provide a guarantee or pledge with respect to a Foreign Borrower, except as otherwise provided in the previous sentence.

(b) The Company will cause any Person that becomes a Foreign Borrower to comply with the requirements of Section 2.21.

(c) If any asset (other than Real Property) is acquired by the Company or any Subsidiary Guarantor after the Effective Date or owned by an entity at the time it becomes a Subsidiary Guarantor (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) assets of any Foreign Borrower or Subsidiary Guarantor organized outside the United States), such Loan Party will, (i) notify the Collateral Agent of such acquisition or ownership and (ii) cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Secured Obligations by such actions as shall be reasonably requested by the Collateral Agent to satisfy the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the penultimate paragraph of this Section 5.10.

(d) The Company will grant and cause each of the Subsidiary Guarantors to grant to the Collateral Agent security interests in, and mortgages on, any Material Real Property of the Loan Parties that are not Mortgaged Property as of the Effective Date, to the extent acquired after the Effective Date and otherwise required by the Collateral and Guarantee Requirement, within ninety (90) days after such acquisition (or such later date as the Collateral Agent may agree in its reasonable discretion) pursuant to documentation in form and substance reasonably acceptable to the Company and the Collateral Agent (with such changes as are reasonably acceptable to the Collateral Agent to account for local law matters which do not materially decrease any rights nor increase any obligations of the Borrowers) or in such other form as is reasonably satisfactory to the Collateral Agent and the Company (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens and (ii) record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to the penultimate paragraph of this Section 5.10. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Company shall cause the requirements set forth in clauses (h) and (i) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

(e) Furnish to the Collateral Agent promptly (and in any event within ten (10) days thereof (or such longer period as the Collateral Agent may agree in its sole discretion)) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization) and (D) in any Loan Party’s jurisdiction of organization; provided, that the Company shall not effect or permit any such change unless all filings have been made, or will have been made within 10 days following such change (or such longer period as the Collateral Agent may agree in its sole discretion), under the Uniform Commercial Code (or its equivalent in any applicable jurisdiction) that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

SECTION 5.11. Restricted and Unrestricted Subsidiaries. Designate any Subsidiary as an Unrestricted Subsidiary only in accordance with the definition of “Unrestricted Subsidiary” contained herein.

SECTION 5.12. Post-Closing Requirements. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, the parties hereto acknowledge and agree that the Loan Parties shall satisfy the post-closing requirements set forth in Schedule 5.12 hereto within the time period specified therein.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder (including pursuant to Section 2.09, Section 2.18 and Section 2.23) and under the other Loan Documents and any Refinancing Notes incurred to Refinance such Indebtedness; provided that the Foreign Borrowers may not, in the aggregate, incur Indebtedness pursuant to this clause (a) in excess of (i) $225,000,000 when taken together with any Indebtedness incurred pursuant to clauses (d)(ii) and (e)(iii) below and (ii) the aggregate principal amount of the Initial Euro Term B Loans incurred on the Effective Date (and any Extended Term Loans, Refinancing Term Loans and/or Refinancing Notes incurred to Refinance such Initial Euro Term B Loans);

(b) Indebtedness existing on the date hereof (including the 2015 Securities) and set forth in Schedule 6.01 and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Indebtedness owing by (i) a Loan Party to another Loan Party, (ii) a Subsidiary that is not a Loan Party to a Loan Party (where the proceeds of the loan giving rise to such Indebtedness result from and correspond with a Restricted Payment received by such Loan Party from such Subsidiary that is not a Loan Party) and (iii) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party;

(d) Indebtedness owing by (i) a Loan Party to a Subsidiary that is not a Loan Party to the extent that such Indebtedness is subordinated in right of payment to the Secured Obligations hereunder, (ii) any Subsidiary that is not a Loan Party to a Loan Party pursuant to this clause (d)(ii) and clause (e)(iii) below in an aggregate principal amount not to exceed at any time outstanding $225,000,000 minus the aggregate principal amount of Indebtedness incurred by Foreign Borrowers pursuant to the proviso to clause (a) above and (iii) a Subsidiary that is not a Loan Party to a Loan Party to the extent constituting an Investment permitted by Section 6.04(u);

(e) Guarantees by (i) a Loan Party of Indebtedness owing by another Loan Party or a Foreign Borrower whose Equity Interests have been pledged to the Collateral Agent, in each case to the extent such underlying Indebtedness is permitted hereunder and in the case of Indebtedness of a Foreign Borrower, to the extent such Indebtedness constitutes Foreign Subsidiary Secured Obligations and does not exceed $50,000,000 in aggregate principal amount, (ii) a Subsidiary that is not a Loan Party of Indebtedness owing by a Loan Party or any Subsidiary that is not a Loan Party to the extent such underlying Indebtedness is permitted hereunder; (iii) a Loan Party of Indebtedness owing by any Subsidiary that is not a Loan Party pursuant to this clause (e)(iii) and clause (d)(ii) above in an aggregate principal amount not to exceed at any time outstanding $225,000,000 minus the aggregate principal amount of Indebtedness incurred by Foreign Borrowers pursuant to the proviso to clause (a) above and to the extent such underlying Indebtedness is permitted hereunder; and (iv) a Loan Party of Indebtedness owing by any Subsidiary that is not a Loan Party to the extent constituting an Investment permitted by Section 6.04(u); provided, however, that such Guarantees shall be subordinated in right of payment to the Secured Obligations hereunder to the same extent as the Indebtedness underlying such Guarantee;

(f) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $75,000,000 at any time outstanding;

(g) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities and any Permitted Refinancing Debt in respect thereof; provided that the Attributable Receivables Indebtedness thereunder shall not exceed $150,000,000 at any time outstanding;

(h) Indebtedness assumed in connection with a Permitted Acquisition in an amount not to exceed $50,000,000 at any time outstanding and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(i) the Brazilian Indebtedness;

(j) the Indian Indebtedness;

(k) other Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount for all such Persons at any time outstanding not to exceed the sum of (i) $100,000,000 plus (ii) all principal prepayments of the Initial Euro Term B Loans;

(l) unsecured Indebtedness of any Loan Party owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by such Loan Party of the Equity Interests of such Loan Party that has been issued to such Persons, provided, that, the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $10,000,000;

(m) Indebtedness of the Company or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(n) Permitted Debt secured by Other First Liens or Junior Liens on the Collateral (i) in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time; provided, that any such Permitted Debt shall (x) if incurred in the form of term loans or revolving loans at a time when the Total Net Leverage Ratio is greater than 2.00:1.00 on a Pro Forma Basis, comply with the requirements of Section 2.09(c)(v) as if such Permitted Debt was incurred as an Incremental Term Loan thereunder (and with pricing increases with respect to the Initial Term Loans to occur as, and to the extent, provided in Section 2.09(c)(v) as if such Permitted Debt was incurred as an Incremental Term Loan hereunder) and (y) count as a usage of the Incremental Amount for purposes of Section 2.09, and (ii) Permitted Refinancing Indebtedness in respect of any Indebtedness theretofore outstanding pursuant to this clause (n); provided, further, that any Indebtedness incurred pursuant to this clause (n) (including Indebtedness secured by a Junior Lien) shall be included in clause (a) of the “First Lien Net Secured Leverage Ratio” definition when calculating the Incremental Amount for purposes of this clause (n); provided, further, that the aggregate outstanding principal amount of Indebtedness owing by Subsidiaries that are not Loan Parties pursuant to this clause (n) and clauses (o) and (v) below shall not exceed $50,000,000 at any time outstanding;

(o) Permitted Debt so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) the Total Net Leverage Ratio is not greater than 4.00 to 1.00 on a Pro Forma Basis and (B) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided, further, that the aggregate outstanding principal amount of Indebtedness owing by Subsidiaries that are not Loan Parties pursuant to this clause (o), clause (n) above and clause (v) below shall not exceed $50,000,000 at any time outstanding;

(p) Indebtedness (i) incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, standby letters of credit, letters of credit for operating purposes and completion guarantees provided or incurred or provided (including Guarantees thereof) by the Company or a Subsidiary in the ordinary course of business and (ii) consisting of performance guarantees, comfort letters, or like instruments entered into by the Company for the purpose of enhancing the credit or commercial standing of a Subsidiary of the Company, in each case in the ordinary course of Business or consistent with past practice;

(q) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Equity Interests of a Subsidiary otherwise permitted under this Agreement;

(r) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(s) Indebtedness consisting of take-or-pay obligations on customary business terms contained in supply agreements entered into in the ordinary course of business;

(t) Indebtedness and other obligations in respect of netting services, overdraft protections and similar arrangements, in each case in connection with cash management agreements or deposit accounts incurred in the ordinary course of business and repaid within five Business Days;

(u) Indebtedness of the Company consisting of unsecured uncommitted lines of credit and loans borrowed thereunder in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

(v) other Indebtedness not described above incurred by the Company or any Subsidiary thereof in an amount not to exceed $150,000,000 at any time outstanding; provided, however, that no such Indebtedness shall be incurred if an Event of Default is then outstanding or would result therefrom; provided, further, that the aggregate outstanding principal amount of Indebtedness owing by Subsidiaries that are not Loan Parties pursuant to this clause (v) and clauses (n) and (o) above shall not exceed $50,000,000 at any time outstanding.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Effective Date, on the Effective Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Effective Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (v) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02), (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (v), the Company may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 6.01 and (C) at the option of the Company by written notice to the Administrative Agent, any Indebtedness and/or Lien incurred to finance a Limited Condition Acquisition shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and the First Lien Secured Net Leverage Ratio and/or the Total Net Leverage Ratio shall be tested (x) in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, giving pro forma effect to such Limited Condition Acquisition, to any such Indebtedness or Lien, and to all transactions in connection therewith and (y) in connection with any other incurrence after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition or the termination of such definitive agreement prior to the incurrence (but not, for the avoidance of doubt, for purposes of determining the Applicable Rate, the Required Percentage or actual compliance with the covenants set forth in Section 6.09), both (i) on the basis set forth in clause (x) above and (ii) without giving effect to such Limited Condition Acquisition or the incurrence of any such Indebtedness or Liens or the other transactions in connection therewith. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, set forth in Schedule 6.02 and any extension, renewal or refinancing thereof so long as the obligation secured by such Lien does not exceed the amount of the initial obligation in effect on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary and Liens on receivables resulting from the subsequent sale of such fixed or capital assets; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens in connection with or to secure Indebtedness permitted under Section 6.01 that arise under Permitted Receivables Facilities;

(f) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of the Secured Hedge Agreements and Secured Cash Management Agreements and Foreign Subsidiary Secured Obligations);

(g) (i) Liens securing the Brazilian Indebtedness that are granted by Subsidiaries organized under the laws of Brazil; and (ii) Liens securing the Indian Indebtedness that are granted by Subsidiaries organized under the laws of India;

(h) Liens securing obligations and liabilities of the Company or any Subsidiary thereof in respect of bank deposit accounts, cash sweep agreements, cash management services or cash pooling arrangements (which each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions);

(i) Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by Section 6.01(a) or 6.01(n) and Guarantees thereof permitted by Section 6.01(e);

(j) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Subsidiaries in the ordinary course of business securing the assets subject to such operating leases and any ancillary and related assets, including the proceeds of such assets;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(l) Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(m) non-exclusive licenses of Intellectual Property granted in the ordinary course of business;

(n) Liens in favor a Loan Party;

(o) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in clauses (b), (c) and (d) above; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased; and

(p) Liens securing Indebtedness not described above so long as the aggregate principal amount thereof is not at any time in excess of $70,000,000.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 6.02(a) through (p) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 6.02(a) through (p), the Company may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

SECTION 6.03. Fundamental Changes; Asset Sales. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or make any Asset Sale, or liquidate or dissolve, except that:

(a) the Company and its Subsidiaries may purchase and sell inventory in the ordinary course of business;

(b) the Company and its Subsidiaries may enter into and consummate Permitted Acquisitions;

(c) (A) any Person may merge into (1) the Company in a transaction where the Company is the survivor thereof, and (2) any other Loan Party where such Loan Party is the survivor thereof, and (B) any Person that is not required to be a Subsidiary Guarantor may merge into any other Person that is not required to be a Subsidiary Guarantor; provided, that if such Person is a Foreign Subsidiary whose Equity Interests are required to be pledged hereunder, such merger shall not terminate or nullify such pledge; and provided, further, that if such Person is a Foreign Subsidiary Guarantor, a Foreign Subsidiary Guarantor or another Loan Party is the survivor of such merger; and provided, further, that if such Person is a Foreign Borrower, another Foreign Borrower or a Loan Party is the survivor of such merger;

(d) (A) any Loan Party may sell or transfer assets (including, for the avoidance of doubt, Equity Interests) to any other Loan Party and (B) any Subsidiary that is not a Loan Party may sell or transfer assets (including, for the avoidance of doubt, Equity Interests) to any Loan Party or any Subsidiary that is not a Loan Party; provided however that Equity Interests of any Foreign Borrower held by a Foreign Subsidiary Guarantor may only be sold or transferred to another a Foreign Borrower, a Foreign Subsidiary Guarantor or a Loan Party pursuant to this subclause (B);

(e) (A) the Company or any Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $150,000,000); (B) any Foreign Subsidiary may sell Receivables to the In-House Bank in connection with the In-House Bank Arrangement; and (C) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(f) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary that is not a Borrower may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;

(g) the Company and its Subsidiaries may Dispose of excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business;

(h) the Company or any Subsidiary may engage in a sale or transfer of any asset (including any Asset Sale) not described above or below so long as the consideration received for such asset, when taken together with the consideration received for all other assets sold or transferred pursuant to this clause in any fiscal year, does not exceed $25,000,000;

(i) the Company and its Subsidiaries may make Restricted Payments permitted by Section 6.06 and Investments permitted by Section 6.04;

(j) the Company and its Subsidiaries may terminate any Hedging Agreement;

(k) the Company and its Subsidiaries may sell property pursuant to any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that, (i) the lease contemplated by such Sale and Lease-Back Transaction is executed within two hundred seventy (270) days of the sale of such property, and (ii) the Net Proceeds resulting from such disposition pursuant to this clause shall be applied to the Obligations to the extent required under Section 2.11(b) hereof, if not otherwise applied to repay any Indebtedness which is required to be repaid with such Net Proceeds under the terms of such Indebtedness;

(l) the Company or any Subsidiary may consummate an Asset Sale for consideration in any one transaction or series of related transactions not to exceed $15,000,000;

(m) the Company or any Subsidiary may sell interests in or assets of Unrestricted Subsidiaries or Immaterial Subsidiaries;

(n) the Company or any Subsidiary may sell or make other dispositions of cash or Permitted Investments;

(o) the Company or any Subsidiary may consummate the concurrent purchase and sale or exchange of property useful in a Similar Business between the Company or any of its Subsidiaries and another person to the extent that the assets received by the Company or its Subsidiaries are of equivalent or greater Fair Market Value than the assets transferred; provided that to the extent the assets Disposed of pursuant to this clause (o) constituted Collateral, the assets received by the Company or its applicable Subsidiary shall also constitute Collateral;

(p) the Company or any Subsidiary may create a Lien (but not the sale or other disposition of the property subject to such Lien);

(q) the Company or any Subsidiary may enter into licenses, leases or subleases in the ordinary course of business with third persons to the extent not interfering in any material respect with the business of the Company or any of its Subsidiaries and otherwise in accordance with the provisions of this Agreement;

(r) the Company or any Subsidiary may release any intangible claims or rights in connection with a lawsuit, dispute or other controversy;

(s) any foreclosure on assets of the Company or any Subsidiary to the extent such foreclosure would not otherwise result in a Default or Event of Default shall be permitted;

(t) the Company and/or any Subsidiary may effect transactions as part of a Permitted Restructuring; and

(u) the Company or any Subsidiary may consummate other Asset Sales; provided, that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby, (ii) any such Asset Sales shall comply with the final sentence of this Section 6.03 and (iii) the Company may not Dispose of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole pursuant to this clause (u) unless the surviving entity is an entity organized or existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes all obligations of the Company under the Loan Documents.

Notwithstanding anything to the contrary contained in Section 6.03 above, no Asset Sale under Section 6.03(u) shall in each case be permitted unless (i) such Asset Sale is for Fair Market Value, and (ii) at least 75% of the proceeds of such Asset Sale (except to Loan Parties) consist of cash or Permitted Investments; provided, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Company or such Subsidiary from the transferee that are converted by the Company or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Company or any of its Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, the greater of $35,000,000 and 2.50% of Consolidated Net Tangible Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing an “Investment” and, collectively, “Investments”), except:

(a) Permitted Acquisitions;

(b) cash and Permitted Investments;

(c) (i) Investments by the Company in the capital stock of its Subsidiaries and (ii) transactions effected as part of a Permitted Restructuring;

(d) (i) Investments existing on the Effective Date and set forth on Schedule 6.04 hereto and (ii) Investments in Permitted Joint Ventures entered into after the Effective Date in an aggregate amount not to exceed $50,000,000;

(e) loans or advances not to exceed $5,000,000 in the aggregate outstanding at any one time to (i) employees and (ii) officers, directors and employees for business related travel expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(f) Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(g) Investments (including to the extent constituting cash pooling arrangements or In-House Bank Arrangements) made by (i) a Loan Party to any other Loan Party or to a Subsidiary that is not a Loan Party; provided that the amount of Investments made by Loan Parties to Subsidiaries that are not Loan Parties pursuant to this clause (g)(i) together with Investments made pursuant to clause (l) below outstanding at any time shall not exceed $225,000,000 and (ii) any Subsidiary that is not a Loan Party to a Loan Party or any other Subsidiary that is not a Loan Party;

(h) Investments otherwise permitted under this Agreement which are paid with the Qualified Equity Interests of the Company or cash proceeds of a concurrent offering of Qualified Equity Interests of the Company; provided, that the issuance of such Equity Interests is not included in any determination of the Available Amount;

(i) Guarantees and Investments constituting Indebtedness permitted by Section 6.01 (other than Sections 6.01(d)(ii) and (e)(ii));

(j) Hedging Agreements entered into for non-speculative purposes;

(k) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(l) Investments in Immaterial Subsidiaries, Unrestricted Subsidiaries or other Subsidiaries that are not Loan Parties in an aggregate amount when taken together with any Investments made pursuant to the proviso to clause (g)(i) above not to exceed $225,000,000 outstanding at any time; provided that, for the avoidance of doubt, the value of the Equity Interests held by the Company or its Subsidiaries in any such Immaterial Subsidiary, Unrestricted Subsidiary or other Subsidiary that is not a Loan Party shall be disregarded for purposes of this clause (l);

(m) Investments by the Company and its Subsidiaries, including loans and advances to any direct or indirect parent of the Company, if the Company or such Subsidiary would be permitted to make a Restricted Payment in such amount under Section 6.06; provided, that, the amount of any such Investment shall also be deemed to be a Restricted Payment under the applicable clause of Section 6.06 for all purposes of the Agreement;

(n) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with Section 6.03(t);

(o) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(p) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(q) Investments received in settlement of obligations owed to the Company or any Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Subsidiary;

(r) loans or advances to customers or suppliers in the ordinary course of business;

(s) any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Subsidiaries in effect with respect to (i) issuances or refinancings of Indebtedness otherwise permitted hereunder and (ii) Permitted Acquisitions not yet consummated;

(t) any Investment not described in the foregoing clauses (a) through (s) in an aggregate principal amount not to exceed the greater of (i) $100,000,000 and (ii) 5.0% of Consolidated Total Assets;

(u) other Investments by the Company or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (i) so long as no Default or Event of Default shall have occurred and be continuing, any portion of the Available Amount on the date of such election that the Company elects to apply to this Section 6.04(u)(ii) in a written notice of a Financial Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied, and plus (ii) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (i); provided, that if any Investment pursuant to this Section 6.04(u) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(g)(i) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(u);

(v) additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 3.00 to 1.00.

Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

SECTION 6.05. Business of the Company and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Effective Date or any Similar Business, and in the case of (i) the In-House Bank, activities in connection with the In-House Bank Arrangement, (ii) a Receivables Entity, Permitted Receivables Facilities and related activities and (iii) an Insurance Subsidiary, activities in connection with one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

SECTION 6.06. Restricted Payments. The Company will not, and will not permit any Subsidiary to, declare or make any Restricted Payment; provided, however, that:

(a) Restricted Payments may be made to the Company or any Subsidiary (provided, that Restricted Payments made by a non-Wholly-Owned Subsidiary to the Company or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Company or such Subsidiary) based on its ownership interests in such non-Wholly-Owned Subsidiary);

(b) Restricted Payments may be made by the Company to purchase or redeem the Equity Interests of the Company (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Company or any of the Subsidiaries or by any plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (b)(i) shall not exceed in any fiscal year $7,500,000, which, if not used in any year, may be carried forward to the subsequent calendar year (plus (x) the amount of net proceeds contributed to the Company that were received by the Company during such calendar year from sales of Qualified Equity Interests of the Company to directors, consultants, officers or employees of the Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount and (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to the subsequent calendar year); and provided, further, that cancellation of Indebtedness owing to the Company or any Subsidiary from members of management of the Company or its Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(c) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;

(d) so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio is not greater than 4.00 to 1.00 on a Pro Forma Basis, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Company elects to apply to this Section 6.06(d), which such election shall be set forth in a written notice of a Financial Officer of the Company, which notice shall set forth calculations in reasonable detail of the Available Amount immediately prior to such election and the amount thereof elected to be so applied;

(e) Restricted Payments may be made in connection with the consummation of the Transactions to the extent contemplated by the Acquisition Agreement;

(f) Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(g) other Restricted Payments may be made in an aggregate amount not to exceed the greater of (i) $50,000,000 and (ii) 3.5% of Consolidated Total Assets so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, no Default or Event of Default shall have occurred and is continuing;

(h) additional Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on a Pro Forma Basis is not greater than 2.75 to 1.00;

(i) each Subsidiary of the Company may make Restricted Payments to a Loan Party;

(j) each Subsidiary that is not a Loan Party may make Restricted Payments to another Subsidiary that is not a Loan Party or to a Loan Party;

(k) the Company and each Subsidiary may make Restricted Payments with the proceeds received from the substantially concurrent issue of new Qualified Equity Interests of the Company; provided, that the issuance of such Equity Interests are not included in any determination of the Available Amount;

(l) the repurchase of Equity Interests deemed to occur (A) upon the exercise of stock options, warrants or similar rights to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants, (B) as a result of common shares utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards or (C) upon the cancellation of stock options, warrants or other equity awards;

(m) so long as no Event of Default then exists or would result therefrom, the making of regularly scheduled payments of principal and interest with respect to Indebtedness incurred in reliance upon Section 6.01(d);

(n) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Subsidiary issued or incurred in compliance with Section 6.01 to the extent such dividends are included as Interest Expense in any calculation of the Interest Coverage Ratio;

(o) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries pursuant to any share repurchase plan approved by the Company’s Board of Directors; provided, however, that the aggregate amount of such repurchases shall not exceed $2,000,000 in any fiscal year, commencing with the fiscal year ending August 31, 2015; provided, further, that any unused amounts in any fiscal year may be carried forward to one or more fiscal years; and

(p) the making by the Company of quarterly dividend payments in respect of (i) common stock of the Company of no more than $7,500,000 in any fiscal quarter and (ii) preferred stock or special stock (including, for the avoidance of doubt, the 2015 Convertible Stock) of the Company of no more in any fiscal quarter than the greater of (x) $2,000,000 and (y) the amount of accumulated but unpaid dividends on such preferred stock or special stock from the most recent date to which dividends have been paid, or if no dividends have been paid, the date of original issuance of such preferred stock or special stock.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate consideration in excess of $10,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement; or (ii) upon terms that are substantially no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Company or such Subsidiary in good faith. The foregoing shall not prohibit:

(a) transactions between or among the Company and its Subsidiaries not involving any other Affiliate,

(b) any Restricted Payment permitted by Section 6.06,

(c) any Investment permitted by Section 6.04,

(e) employment agreements, indemnification and fee agreements with officers and directors and other employment and compensation related transactions approved by the Board of Directors of the Company or such Subsidiary,

(f) transactions pursuant to the Acquisition Agreement and other agreements in existence on the Effective Date and set forth on Schedule 6.07 hereto or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect,

(g) any contribution of capital to the Company;

(h) any transaction with a joint venture, partnership, limited liability company or other entity that would be subject to this covenant solely because the Company or a Subsidiary owns an Equity Interest in such joint venture, partnership, limited liability company or other entity;

(i) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Subsidiary, as the case may be, as determined in good faith by the Company, than those that could reasonably be expected to be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(j) transactions effected as part of a Permitted Receivables Facility;

(k) the issuance or sale of any Qualified Equity Interest of the Company; and

(l) the formation and maintenance of any consolidated, combined or unitary group or subgroup for cash pooling or management purposes in the ordinary course of business.

SECTION 6.08. Restrictions on Subsidiary Distributions and Negative Pledge Clauses. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits or restricts (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that the foregoing shall not apply to restrictions and conditions existing under or by reason of:

(i) this Agreement or any of the other Loan Documents,

(ii) restrictions and conditions in agreements existing on the date hereof identified on Schedule 6.08, including the pursuant to the 2015 Securities Documents, the 2015 Securities and

any Guarantees thereof, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings, of any of the foregoing agreements or documents, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are not materially more restrictive, taken as a whole, with respect to such Lien granting restrictions and/or dividend or other payment restrictions than those contained in these agreements on the Effective Date,

(iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness,

(v) customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder,

(vi) customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to a Permitted Joint Venture and (y) operating or other similar agreements, asset sale agreements, stock sale agreements entered into in connection with the entering into of such Permitted Joint Venture, which limitation is applicable only to the assets that are the subject of those agreements,

(vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof,

(viii) any encumbrance or restriction which exists with respect to a Person that becomes a Subsidiary or merges with or into a Subsidiary of the Company on or after the Effective Date, which is in existence at the time such Person becomes a Subsidiary, but not created in connection with or in anticipation of such Person becoming a Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Subsidiary,

(ix) any instrument governing Indebtedness of a Person acquired by the Company or any of the Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of Sections 6.01 and 6.02 to be incurred,

(x) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Indebtedness issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (ii), (iv) and (ix), so long as the encumbrances and restrictions contained in any such renewal, refunding, replacement, refinancing or extension agreement are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in the agreements governing the

Indebtedness being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company,

(xi) any encumbrance or restriction by reason of applicable law, rule, regulation, order, license, permit or similar restriction,

(xii) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business,

(xiii) any other agreement governing Indebtedness entered into after the Effective Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Subsidiary than those in effect on the Effective Date with respect to that Subsidiary pursuant to agreements in effect on the Effective Date;

(xiv) existing under any agreement relating to Indebtedness incurred by Subsidiaries that are not Loan Parties permitted to be incurred pursuant to Section 6.01 (including, for the avoidance of doubt, cash pooling arrangements and in connection with the In-House Bank Arrangement); provided that such restrictions are customary for a financing of such type and apply only to the Persons incurring such Indebtedness (including Guarantees thereof) and their Subsidiaries; and

(xv) with respect to bank deposit accounts, cash sweep arrangements, cash management services or cash pooling arrangements (including, for the avoidance of doubt, those in connection with the In-House Bank Arrangement), conditions that require consent of the bank before any lien or pledge arrangement securing obligations and liabilities of the Company or any Subsidiary (provided that in connection with the In-House Bank Arrangement such Subsidiary shall not be a Loan Party) are enacted (with each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions); provided that in good faith judgment of the Company, such conditions would not have a material adverse effect on the ability of any Borrower to satisfy its Obligations hereunder.

SECTION 6.09. Financial Covenants.

(a) For so long as any Initial Term A Loans or Revolving Credit Commitments remain outstanding, with respect to the Initial Term A Loans and the Revolving Facility only, permit the Total Net Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Effective Date) to exceed the ratio set forth opposite such period below:

Fiscal Quarter Ended	Maximum Total Net Leverage Ratio
On or before the fiscal quarter ending August 31, 2016	5.25 to 1.00
After the fiscal quarter ending August 31, 2016 and on or before the fiscal quarter ending August 31, 2017	4.75 to 1.00
After the fiscal quarter ending August 31, 2017 and on or before the fiscal quarter ending August 31, 2018	4.25 to 1.00
After the fiscal quarter ending August 31, 2018	4.00 to 1.00

(b) For so long as any Initial Term A Loans or Revolving Credit Commitments remain outstanding, with respect to the Initial Term A Loans and the Revolving Facility only, permit the Interest Coverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Effective Date) to be less than the ratio set forth opposite such period below:

Fiscal Quarter Ended	Minimum Interest Coverage Ratio
On or before the fiscal quarter ending August 31, 2016	2.50 to 1.00
After the fiscal quarter ending August 31, 2016	3.00 to 1.00

SECTION 6.10. Use of Proceeds-Anti-Corruption; Sanctions. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and the Company shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.11. Fiscal Quarter and/or Fiscal Year. In the case of the Company, permit any change to its fiscal quarter and/or fiscal year; provided, that the Company and its Subsidiaries may change their fiscal quarter and/or fiscal year end one or more times, subject to such adjustments to this Agreement as the Company and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Company and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

SECTION 6.12. Modification of Organizational Documents and Junior Financing Documentation. The Company will not, and will not permit any of its Subsidiaries to, amend or modify any of their respective Organizational Documents or any term or condition of any documentation governing any Junior Financing constituting Material Indebtedness other than (i) amendments and modifications permitted under the terms of the Loan Documents, to the extent made in accordance with such terms, (ii) any such amendments or modifications or such new agreements which are not materially adverse to the interests of the Lenders; provided that, for the avoidance of doubt, any Company may issue Equity Interests so long as such issuance is not otherwise prohibited by this Agreement, and may amend or modify its Organizational Documents to authorize the issuance of any such Equity Interests; provided, further, that no amendment, modification or change of any term or condition of any documentation governing any secured Junior Financing subject to an Intercreditor Agreement permitted by such Intercreditor Agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders, (iii) amendments or modifications of documentation governing Junior Financing in connection with a Permitted Refinancing Indebtedness incurred in respect thereof and (iv) any amendments or modifications required by applicable law.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI; provided, that the failure to observe or perform the covenants set forth in Section 6.09 shall not in and of itself constitute an Event of Default with respect to any Term Facility (other than Initial Term A Loans) unless the Required Financial Covenant Lenders have accelerated any Initial Term A Loans and Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Loan Lenders (other than the Lenders under the Initial Term A Facility) declare an Event of Default in connection therewith;

(e) any Borrower or Subsidiary Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) any Loan Party, Foreign Subsidiary Guarantor or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue beyond any applicable grace period;

(g) any event or condition occurs that results in (A) any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) such Indebtedness is prepaid with the proceeds resulting from such sale or transfer; provided further that any breach of the covenants set forth in Section 6.09 giving rise to an event described in clause (B) above shall not, by itself, constitute an Event of Default under any Term Facility (other than the Initial Term A Facility) unless (i) the Required Financial Covenant Lenders have accelerated any Initial Term A Loans and Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Loan Lenders (other than the Lenders under the Initial Term A Facility) declare an Event of Default in connection therewith; or (ii) the Company or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof;

(h) an involuntary proceeding shall be commenced, an involuntary petition shall be filed or any other corporate action, procedure or step is taken seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, bankruptcy (faillite), insolvency, voluntary or court ordered liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), suspension of payment (sursis de paiement) or controlled management (gestion contrôlée) or other relief in respect of any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, controller or similar official for any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary shall (i) voluntarily commence any proceeding, file any petition or take any other corporate action, or step seeking bankruptcy, winding up, dissolution, liquidation, administration, voluntary administration, moratorium, reorganization, bankruptcy (faillite), insolvency, voluntary or court ordered liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), suspension of payment (sursis de paiement) or controlled management (gestion contrôlée) or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, receiver and manager, administrator, voluntary administrator, administrative receiver, trustee, custodian, sequestrator, conservator, controller or similar official for any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance) shall be rendered against any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party, any Foreign Subsidiary Guarantor or any Significant Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or prior to the satisfaction in full of all the Obligations (other than any contingent obligations not then due), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than any contingent obligations not then due)), or purports in writing to revoke or rescind any Loan Document; or

(o) any Security Document after delivery thereof shall for any reason (other than pursuant to the terms hereof or thereof, including as a result of a transaction not prohibited under this Agreement) cease to create, or any Lien purported to be created by any Security Document shall not be or shall be asserted in writing by any Loan Party not to be, a valid and perfected lien with the priority required by the Security Documents on and security interest, in each case in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 6.02 or any of the Equity Interests of any Subsidiary shall cease to be pledged pursuant to the Security Documents free of Liens other than Liens subject to any Intercreditor Agreement or any nonconsensual Liens arising solely by operation of Law;

then, and in every such event (other than an event with respect to a Loan Party, any Foreign Subsidiary Guarantor or Significant Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (and (x) in the case of a termination of the Revolving Credit Commitments pursuant to clause (i) below, the Required Revolving Lenders and (y) in the case of a failure to observe or perform covenants set forth in Section 6.09, unless the Required Financial Covenant Lenders have accelerated any Initial Term A Loans and Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term Loan Lenders (other than the Lenders under the Initial Term A Facility) declare an Event of Default in connection therewith, the Required Financial Covenant Lenders), shall, by notice to the Company, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in case of any event with respect to a Loan Party, any Foreign Subsidiary Guarantor or Significant Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE VIII

The Agents

Each of the Lenders (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements and agreements governing Foreign Subsidiary Secured Obligations) and the Issuing Banks (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements and agreements governing Foreign Subsidiary Secured Obligations) hereby irrevocably appoints each Applicable Agent, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, as its agent and authorizes such Applicable Agent to take such actions on its behalf and to exercise such powers as are delegated to such Applicable Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

In furtherance of the foregoing, each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements or agreements governing Foreign Subsidiary Secured Obligations) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements, Secured Hedge Agreements and agreements governing Foreign Subsidiary Secured Obligations) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any sub-agents appointed by the Collateral Agent pursuant hereto for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII as though the Collateral Agent (and any such sub-agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no

Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the perfection or priority of any Lien securing the Secured Obligations or the value or the sufficiency of any Collateral.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally, by telephone or by e-mail and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof); provided, that no such sub-agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks (in the case of the Administrative Agent) and the Company; provided, that the resignation of one Global Agent shall be deemed to be the resignation of all Global Agents. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Agents hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The appointment of successor Global Agents shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Each Lender authorizes the Collateral Agent to enter into the Security Documents and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent or the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties upon the terms of the Security Documents. In the event that any collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Secured Parties.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent, Co-Documentation Agent or Senior Managing Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify any Permitted Junior Intercreditor Agreement, any Permitted First Lien Intercreditor Agreement and any other intercreditor or subordination agreement (in form satisfactory to the Collateral Agent and deemed appropriate by it) with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under (1) Section 6.02(i) (and in accordance with the relevant requirements thereof) and (2) any other provision of Section 6.02 (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any Intercreditor Agreement pursuant to this clause (2), and may elect to do so, or not do so, in its sole and absolute discretion) (any of the foregoing, an “Intercreditor Agreement”). The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Financial Officer of the Company as to whether any such other Liens are permitted hereunder and as to the respective assets constituting Collateral that secure (and are permitted to secure) such Indebtedness hereunder and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (d) or (e) of Section 6.02 in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Company; provided, that prior to any such request, the Company shall have in each case delivered to the Administrative Agent a certificate of a Financial Officer of the Company certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.08.

In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any sub-agents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Lenders agree to indemnify each Agent and the Revolving Lenders agree to indemnify each Issuing Bank and Swingline Lender, in each case in its capacity as such (to the extent not reimbursed by a Borrower and without limiting the obligation of a Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of Swingline Loans owing to the Swingline Lender and of LC Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Credit Exposure) (determined at the time such indemnity is sought or, if the respective Obligations have been repaid in full, as determined immediately prior to such repayment in full), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank or Swingline Lender in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank or Swingline Lender under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent’s, Issuing Bank’s or Swingline Lender’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent, Issuing Bank or Swingline Lender, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent, Issuing Bank or Swingline Lender, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent, Issuing Bank or Swingline Lender, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

For the purposes of taking and ensuring the continuing validity of security (the “Parallel Debt Security”) under any pledge agreement by the Company of its Equity Interests in any Foreign Borrower to the Collateral Agent for its benefit and the benefit of the Secured Parties, notwithstanding any contrary provision in any Loan Document:

(a) the Company undertakes (such undertaking, the “Parallel Debt”) to pay to the Collateral Agent amounts equal to all present and future amounts (the “Original Obligations”) owing by it to a Secured Party under any Loan Document;

(b) the Collateral Agent shall have its own independent right to demand payment of the Parallel Debt;

(c) the Parallel Debt shall not limit or affect the existence of the Original Obligations for which the Secured Parties shall have an independent right to demand payment;

(d) notwithstanding clause (b) and (c) above, payment by the Company of its Parallel Debt shall to the same extent decrease and be a good discharge of the corresponding Original Obligations owing to the relevant Secured Parties and payment by the Borrowers of its Original Obligations to the relevant Secured Parties shall to the same extent decrease and be a good discharge of the Parallel Debt owing by it to the Collateral Agent unless any Loan Document expressly provides that payment needs to be made to the Collateral Agent;

(e) the Indebtedness is owed to the Collateral Agent in its own name and not as agent or representative of any other person nor as trustee and the Parallel Debt Security shall secure the Parallel Debts so owing;

(f) without limiting or affecting the Collateral Agent’s right to protect, preserve or enforce its rights, the Collateral Agent undertakes to each Secured Party not to exercise its right in respect of the Parallel Debts without the consent of the relevant Secured Party; and

(g) the Collateral Agent undertakes to distribute to the Secured Parties an amount equal to any amounts collected or received by the Collateral Agent which it has applied in reduction of the Parallel Debt in accordance with the terms of the respective Loan Document as if the Original Obligations had not been discharged.

To the extent required by any applicable law (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” for purposes of this paragraph shall include any Swingline Lender and any Issuing Bank.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Secured Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Secured Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Secured Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Secured Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Secured Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Secured Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, Issuing Bank or Lender to any balance of any deposit account or credit on the books of any Agent, Issuing Bank or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim,

recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Secured Obligations, any impossibility in the performance of any of the Secured Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Secured Obligation is rescinded or must otherwise be restored by any Agent, Issuing Bank or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent, Issuing Bank or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Secured Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent, Issuing Bank or Lender, forthwith pay, or cause to be paid, to the applicable Agent, Issuing Bank or Lender in cash an amount equal to the unpaid principal amount of such Secured Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Secured Obligation shall be due in a currency other than U.S. Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Secured Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, Issuing Bank or Lender, disadvantageous to such Agent, Issuing Bank or Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Secured Obligation in U.S. Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Secured Obligations owed by such Borrower to the Agents, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Secured Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows; provided, that, subject to clause (b) below, the Company may deliver Borrowing Requests and prepayment/repayment notices to the Administrative Agent by e-mail pursuant to procedures agreed upon by the Company and the Administrative Agent (with e-mails, on and after the Effective Date, to be sent to the Administrative Agent care of jpm.agency.servicing.1@jpmchase.com or such other designee as the Administrative Agent may select from time to time (with notice thereof to the Company)):

(i) if to any Borrower, to it c/o A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, Attention: Treasurer and Director of Risk Management;

(ii) if to any Luxembourg Borrower, to A. Schulman Holdings S.à.r.l., 32-36 Boulevard d’Avranches, L-1160 Luxembourg, Attention of Nicolas Tusseau (Telephone No. +352 26 49 79 1205);

(iii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL1-0480, 10 South Dearborn St., Floor L2, Chicago, IL 60603, Attention of Leonida Mischke (Telephone No. 312-385-7055/Telecopy No. 888-292-9533);

(iv) if to the Global Agents, to J. P. Morgan Europe Limited, Loans Agency, Mail Code: 25 Bank Street, 6th Floor, Canary Wharf, London E145JP, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above);

(v) if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement;

(vi) if to the U.S. Swingline Lender, to it at to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL1-0480, 10 South Dearborn St., Floor L2, Chicago, IL 60603, Attention of Leonida Mischke (Telephone No. (Telephone No. 312-385-7055/Telecopy No. 888-292-9533);

(vii) if to the Foreign Swingline Lender, to it at JPMorgan Chase Bank, N.A. London Branch, Mail Code: London 25 Bank Street, 6th Floor, Canary Wharf, London E145JP, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above) or to such other location as indicated by the applicable Foreign Swingline Lender to the Administrative Agent, the applicable Global Agent and the applicable Foreign Borrower; and

(viii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments.

(a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.09, 2.18 or 2.23, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders (except that any waiver, amendment or modification of Section 6.09 or of any defined term (or component defined term) but only to the extent as used therein (or any Default or Event of Default or exercise of remedies by the Required Financial Covenant Lenders in respect or as a result thereof) or of the definition of Required Financial Covenant Lenders shall require the Required Financial Covenant Lenders voting as a single Class, rather than the Required Lenders) or (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and any Loan Party or Foreign Subsidiary Guarantor that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:

(i) increase any Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,

(iv) change Section 2.19(b), (c) or (f) or any other provision providing for the pro rata nature of disbursements by or payments to Lenders, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby (it being understood that transactions contemplated pursuant to Sections 2.09, 2.18 or 2.23 shall not be deemed to alter such pro rata sharing of payments),

(v) change any of the provisions of this Section or the definition of “Required Lenders,” “Required Revolving Lenders,” “Required Financial Covenant Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Effective Date),

(vi) except as provided in Article VIII or Section 10.18, release the Company or all or substantially all of the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article IX or the Guaranty Agreement or substantially all of the Collateral without the written consent of each Lender,

(vii) change the currency in which any Loan is denominated, or

(viii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments pursuant to Section 2.09 may be entered into by the Company and any other relevant Borrower, the Administrative Agent and any other Applicable Agent, any Lender that has agreed to increase its Revolving Credit Commitment or extend Incremental Term Loans and any Person that has agreed to become a Lender hereunder and to have a Revolving Credit Commitment or extend Incremental Term Loans hereunder.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, wavier or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be amended to make any of the changes set forth in Sections 10.02(b)(i), (ii) and (iii) without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or (to the extent necessary or advisable under applicable local law) Junior Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured

Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the applicable Borrower (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Required Revolving Lenders, and for purposes of the relevant provisions of Section 2.19.

(e) Notwithstanding anything else to the contrary contained in this Section 10.02, (i) if the Administrative Agent and the Company shall have jointly identified an ambiguity, mistake, error, defect or inconsistency, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and (ii) the Administrative Agent and the Company shall be permitted to amend any provision of any Loan Document to better implement the intentions of this Agreement, and in each case, such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof. In addition, technical and conforming modifications to the Loan Documents may be made with the consent of the Company and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Other Term Loan Commitments, Other Revolving Credit Commitments, Other Term Loans and Other Revolving Loans as may be necessary to establish such Other Term Loan Commitments, Other Revolving Credit Commitment, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Facility Commitments, Revolving Credit Commitments, Term Loans or Revolving Loans, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately or (B) to integrate any Other First Lien Debt.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.09 after the Effective Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.

(a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, that under this clause (i), the Company shall not be required to pay reasonable costs, fees and expenses for more than one primary counsel for the Administrative Agent and one local counsel for the Administrative Agent in each jurisdiction where local counsel is required by the Administrative Agent unless one or more Lenders determines that the use of one primary counsel would result in an actual conflict of interest, in which case the Company shall also be required to pay reasonable costs, fees and expenses for one additional counsel for the Lenders, (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event under this clause (iii) shall the Company be required to reimburse the Lenders for more than one primary counsel to the Administrative Agent and one local counsel per jurisdiction, and one counsel for all of the other Lenders, or any fees or charges of any financial advisor or other restructuring professional in excess of reasonable fees and charges charged or incurred by such financial advisor or other restructuring professional.

(b) The Company shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee, (b) an intentional breach by such Indemnitee of its material duties and obligations under the Loan Documents, or (c) any dispute among Indemnitees that did not involve actions or omissions of the Borrowers or their respective Subsidiaries or any direct or indirect parent or controlling person of the Borrowers or their respective Subsidiaries (other than claims brought by an Indemnitee against the Lead Arrangers or the Administrative Agent in their capacities as such). This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this clause (c) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.

(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

SECTION 10.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided (1) that no consent of the Company shall be required for an assignment to a Lender under the Class of Loans being assigned, an Affiliate of a Lender under the Class of Loans being assigned, an Approved Fund with respect to the Class of Loans being assigned or, if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee, (2) that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (3) that no consent of the Company shall be required for assignment of Initial Term Loans in connection with the primary syndication thereof;

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of a Term Loan or Term Loan Commitment to a Lender, an Affiliate of a Lender, an Approved Fund; and

(C) Each Issuing Bank and each Swingline Lender; provided that no consent therefrom shall be required for an assignment of all or any portion of a Term Loan or Term Loan Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the aggregate amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the U.S. Dollar Equivalent of $5,000,000 in respect of Commitments or Loans with respect to the Revolving Facility and the U.S. Dollar Equivalent of $1,000,000 in respect of Commitments or Loans with respect to a Term Facility, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E) no assignment shall be made to the Company or any Affiliate thereof (which for this purpose shall be deemed to include an assignee that bears a relationship to the Company as described in Section 108(e)(4) of the Code) except in accordance with Section 2.24; provided that an assignor shall be entitled to conclusively rely on a certification as to compliance with this clause (E) provided to it by any assignee in an Assignment and Assumption without further inquiry.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an

Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans, and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the other Agents, and with respect to its own respective interests, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax certifications required to be delivered pursuant to Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.19(d) or 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) no participation shall be sold to a prospective participant that bears a relationship to the Company as described in Section 108(e)(4) of the Code; provided that a party selling a participation shall be entitled to conclusively rely on a certification as to compliance with this clause (D) provided to it by any party purchasing a participation in a participation purchase agreement without further inquiry. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.04; provided that such Participant (A) shall be subject to the requirements and limitations of Sections 2.15, 2.16 and 2.17, including the requirements under Section 2.17(e) (it being understood that the documentation required under Section 2.17(e) shall be delivered by the Participant to the participating Lender, and delivered by the participating Lender to the Borrower to the extent required under Section 2.17(e)); (B) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section 10.04; and (C) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, expect to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties and the Foreign Subsidiary Guarantors in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid (other than with respect to any obligations under Secured Cash Management Agreements and Secured Hedge Agreements and Foreign Subsidiary Secured Obligations) or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 10.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and any claims, controversy, dispute or causes of actions (whether in contract or tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York; provided, however, that (a) the interpretation of the definition of Citadel Material Adverse Effect and whether there shall have occurred a Citadel Material Adverse Effect on Citadel, (b) the determination of whether the condition in Section 4.01(e) has been satisfied and (c) the determination of whether the representations made by Citadel or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations the Company or its Affiliates have the right to terminate the obligations of the Company or its Affiliates under the Acquisition Agreement or have the right to refuse to consummate the Acquisition under the Acquisition Agreement, shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the applicable of the laws of any jurisdiction other than the State of Delaware.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01, and each of the Borrowers hereby appoints the Company as its agent for service of process. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, other advisors and third party service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company,(h) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company or any other Borrower relating to the Company, the Borrowers or their businesses, accounts or affairs other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 10.13. Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.14. USA Patriot Act; European “Know Your Customer” Checks.

(a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow such Lender to identify such Loan Parties in accordance with the Act.

(b) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges a Global Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of a Global Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for such Global Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of a Global Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself) in order for such Global Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. The Company shall, by not less than ten (10) Business Days’ prior written notice to a Global Agent, notify such Global Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an additional Borrower. Following the giving of any notice pursuant to paragraph (c) above, if the accession of such additional Borrower obliges a Global Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of a Global Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for such Global Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Borrower.

SECTION 10.15. English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, the Company shall deliver to the Administrative Agent and the Lenders sufficient copies for all the Lenders of an English translation of such financial statements.

SECTION 10.16. Borrower Limitations. Other than the Company, each Borrower shall only be liable for its Obligations (including, without limitation, Loans extended to it) and shall not be liable for any other Borrower’s Obligations. The Company shall be liable for all of the Borrowers’ Obligations and all Secured Obligations. Each Subsidiary Guarantor shall guaranty the repayment of all Secured Obligations, irrespective of the Borrower or any of the Company’s Subsidiaries that incur such Secured Obligations.

SECTION 10.17. Platform; Borrower Materials. The Company hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company and its Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Company hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Company or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

SECTION 10.18. Release of Liens and Guarantees. (a) The Lenders, the Issuing Banks, the Swingline Lenders, and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 10.18(d) below; (ii) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction permitted by this Agreement (and the

Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.02), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guaranty Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents, or (vii) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof by any Loan Party to a Receivables Entity of such Permitted Receivables Facility Assets pursuant to a Permitted Receivables Facility, and (2) be released in the circumstances, and subject to the terms and conditions, provided in Article VIII (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the respective Guarantor shall be released from its respective Guarantee (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary or (y) in the case of any Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Company to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Collateral Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided, that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such Subsidiary owns no assets which were previously transferred to it by another Loan Party which constituted Collateral or proceeds of Collateral (or any such transfer of any such assets would be permitted hereunder immediately following such release), (C) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of, and Investments previously made in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 6.01 and 6.04 (for this purpose, with the Company being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to Section 6.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (C) shall thereafter be deemed recharacterized as provided above in this clause (C)) and (D) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Refinancing Notes, Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 10.02).

(c) The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 10.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company and at the Company’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Company containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery of documents pursuant to this Section 10.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Company, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, including, without limitation, original executed releases of the Mortgages in recordable form, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreement or Foreign Subsidiary Secured Obligations and (ii) any contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Company containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Company agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 10.18(d).

ARTICLE XI

Collection Allocation Mechanism

SECTION 11.01. Implementation of CAM.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII and (ii) the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Facilities such that in lieu of the interest of each Lender in each Facility in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Loan Party in respect of each such Facility), such Lender shall hold an interest in every one of the Facilities (including the Specified Obligations of each Loan Party in respect of each such Facility and each LC Reserve Account established pursuant to Section 11.02 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof. Each Lender and each Loan Party hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any Facility.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by any Agent pursuant to any Loan Document in respect of the Specified Obligations, and each distribution made by any Agent pursuant to any Security Documents in respect of the Specified Obligations, shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender upon or after the CAM Exchange Date, including by way of setoff, in respect of a Specified Obligation shall be paid over to the Administrative Agent for distribution to the Lenders in accordance herewith.

SECTION 11.02. Letters of Credit.

(a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any amount drawn under a Letter of Credit shall not have been reimbursed any Borrower or with the proceeds of a Revolving Loan, each Revolving Lender shall promptly pay over to the Administrative Agent, in immediately available funds and in U.S. dollars, an amount equal to such Revolving Lender’s Revolving Credit Percentage (as notified to such Lender by the Administrative Agent after giving effect to the CAM Exchange) of such Letter of Credit’s undrawn face amount (or, in the case of any Letter of Credit denominated in a currency other than U.S. dollars, the U.S. Dollar Equivalent thereof) or (to the extent it has not already done so) such Letter of Credit’s unreimbursed drawing (or, in the case of any Letter of Credit denominated in a currency other than U.S. dollars, the U.S. Dollar Equivalent thereof), together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to an ABR Revolving Loan in a principal amount equal to such amount, as the case may be. The Administrative Agent shall establish a separate account or accounts for each Revolving Lender (each, an “LC Reserve Account”) for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall deposit in each Revolving Lender’s LC Reserve Account such Lender’s CAM Percentage of the amounts received from the Revolving Lenders as provided above. The Administrative Agent shall have sole dominion and control over each LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s LC Reserve Account shall be held as a reserve against the LC Exposure, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Loan Party and shall not give rise to any obligation on the part of the Company or any other Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the Issuing Bank, withdraw from the LC Reserve Account of each Revolving Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing (or in the case of any drawing under a Letter of Credit denominated in a currency other than U.S. dollars, the U.S. Dollar Equivalent of such drawing), deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to the Issuing Bank in satisfaction of the reimbursement obligations of the Revolving Lenders under Section 2.05(e) (but not of the Company and the other Borrowers under Section 2.05(f), respectively). In the event any Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in this Section 11.02, the Issuing Bank shall, in the event of a drawing thereunder, have a claim against such Revolving Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(e), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the reimbursement obligations pursuant to Section 11.01. Each other Lender shall have a claim against such defaulting Revolving Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Revolving Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the Administrative Agent and the Issuing Bank, any Revolving Lender may withdraw the amount held in its LC Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Revolving Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent, for the account of the Issuing Bank on demand, its CAM Percentage of such drawing.

(e) Pending the withdrawal by any Revolving Lender of any amounts from its LC Reserve Account as contemplated by the above paragraphs, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Revolving Lender that has not withdrawn its CAM Percentage of amounts in its LC Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent, to withdraw the earnings on investments so made by the Administrative Agent with amounts in its LC Reserve Account and to retain such earnings for its own account.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A. SCHULMAN, INC., as the Company

By:	/s/ Timothy McDannold
Name: Timothy McDannold
Title: Treasurer

A. SCHULMAN HOLDINGS S.A.R.L, as a Foreign Borrower

By:	/s/ Timothy McDannold
Name: Timothy McDannold
Title: Manager

[A. Schulman Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., individually, as a Lender, as an Issuing Bank and as Administrative Agent and Collateral Agent

By:	/s/ Olivier Lopez
Name: Olivier Lopez
Title: Vice President

J.P. MORGAN EUROPE LIMITED, as a Global Agent

By:	/s/ Lesley Pluck
Name: Lesley Pluck
Title: Associate

[A. Schulman Credit Agreement Signature Page]

BANK OF AMERICA, N.A., as a Revolving Lender, Term Loan A Lender and an Issuing Bank

By:	/s/ Sara Just
Name: Sara Just
Title: Vice President

[A. Schulman Credit Agreement Signature Page]

CITIBANK, N.A., as a Revolving Lender and Term Loan A Lender

By:	/s/ Susan M. Kaminski
Name: Susan M. Kaminski
Title: Senior Vice President

[A. Schulman Credit Agreement Signature Page]

BANK OF MONTREAL, as a Revolving Lender and Term Loan A Lender

By:	/s/ Thomas Hasenauer
Name: Thomas Hasenauer
Title: Vice President

By:	/s/ A. Ebdon
Name: A. Ebdon
Title: Managing Director

By:	/s/ L. Rodriguez
Name: L. Rodriguez
Title: Managing Director

[A. Schulman Credit Agreement Signature Page]

COMMERZBANK AG, NEW YORK BRANCH, as a Revolving Lender and Term Loan A Lender

By:	/s/ Michael Ravelo
Name: Michael Ravelo
Title: Director

By:	/s/ Anne Culver
Name: Anne Culver
Title: Assistant Vice President

[A. Schulman Credit Agreement Signature Page]

HSBC BANK USA, N.A., as a Revolving Lender and Term Loan A Lender

By:	/s/ Frank M. Eassa
Name: Frank M. Eassa
Title: Senior Vice President

[A. Schulman Credit Agreement Signature Page]

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Lender and Term Loan A Lender

By:	/s/ Joseph G. Moran
Name: Joseph G. Moran
Title: Senior Vice President

[A. Schulman Credit Agreement Signature Page]

CITIZENS BANK, N.A., as a Revolving Lender and Term Loan A Lender

By:	/s/ Eric Berwin
Name: Eric Berwin
Title: Director

[A. Schulman Credit Agreement Signature Page]

COMPASS BANK, as a Revolving Lender and Term Loan A Lender

By:	/s/ Sandra Centa
Name: Sandra Centa
Title: Senior Vice President

[A. Schulman Credit Agreement Signature Page]

FIFTH THIRD BANK, as a Revolving Lender and Term Loan A Lender

By:	/s/ David J. Dannemiller
Name: David J. Dannemiller
Title: Senior Vice President

[A. Schulman Credit Agreement Signature Page]

FIRSTMERIT BANK, N.A., as a Revolving Lender and Term Loan A Lender

By:	/s/ Paul E. Kelly
Name: Paul E. Kelly
Title: Senior Vice President

[A. Schulman Credit Agreement Signature Page]

TRISTATE CAPITAL BANK, as a Revolving Lender and Term Loan A Lender

By:	/s/ Michael P. Morris
Name: Michael P. Morris
Title: Senior Vice President

[A. Schulman Credit Agreement Signature Page]

EXECUTION VERSION

EXHIBIT A

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):	A. Schulman, Inc. and certain other Borrowers

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	The Credit Agreement dated as of June 1, 2015 among A. Schulman, Inc., as Borrower, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents parties thereto

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	[$][€]	[$][€]	%
	[$][€]	[$][€]	%
	[$][€]	[$][€]	%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank

By:
Name:
Title:

[Consented to:][4]

A. SCHULMAN, INC.

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any other Agent or any other Lender, (v) it is not an Affiliate of the Company (which for this purpose shall be deemed to include an Assignee that bears a relationship to the Company as described in Section 108(e)(4) of the Code); and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any other Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

[5]

Please note that additional requirements may be included depending on the type of Foreign Borrower (for example, EU Lending Passport requirements may be included if a new Borrower is added under Section 2.21).

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[4. Administrative Questionnaire. The Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.]

EXHIBIT B-1

FORM OF

BORROWING SUBSIDIARY AGREEMENT

THIS BORROWING SUBSIDIARY AGREEMENT is dated as of [                     , 20    ] (the “Agreement”), among A. SCHULMAN, INC., a Delaware corporation (the “Company”), [Name of Borrowing Subsidiary], a [            ] (the “New Borrowing Subsidiary”), and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement, dated as of June 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent, and the Administrative Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Foreign Borrowers, and the Company and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Foreign Borrower. In addition, the New Borrowing Subsidiary hereby authorizes the Company to act on its behalf as and to the extent provided for in the Credit Agreement.

Each of the Company and the New Borrowing Subsidiary represents and warrants that the representations and warranties of the Company in the Credit Agreement relating to the New Borrowing Subsidiary and this Agreement are true and correct on and as of the date hereof, other than representations given as of a particular date, in which case they shall be true and correct as of that date. The Company agrees that the Guarantee of the Company contained in the Credit Agreement will apply to the Secured Obligations of the New Borrowing Subsidiary. The Subsidiary Guarantors agree that their Guarantee contained in the Guaranty Agreement will apply to the Secured Obligations of the New Borrowing Subsidiary. The Foreign Guarantors agree that their Foreign Guarantee contained in the Guaranty Agreement will apply to the Foreign Obligations of the New Borrowing Subsidiary. Upon execution of this Agreement by each of the Company, the New Borrowing Subsidiary and the Administrative Agent, the New Borrowing Subsidiary shall be a party to the Credit Agreement and shall constitute a Foreign Borrower for all purposes thereof, and the New Borrowing Subsidiary hereby agrees to be bound by all provisions of the Credit Agreement that are applicable to Foreign Borrowers.

[OTHER APPLICABLE REQUIREMENTS TO BE INSERTED BASED ON THE APPLICABLE BORROWER AND ANY REQUIREMENTS SPECIFIC TO SUCH BORROWER]

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

A. SCHULMAN, INC.

By:
Name:
Title:

[NAME OF NEW BORROWING SUBSIDIARY]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

[FOREIGN SUBSIDIARY GUARANTORS]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT B-2

FORM OF

BORROWING SUBSIDIARY TERMINATION

JPMorgan Chase Bank, N.A.

as Administrative Agent

for the Lenders referred to below

Loan and Agency Services Group

Mail Code: IL1-0480

10 South Dearborn St., Floor L2

Chicago, Illinois 60603

Attention: Leonida Mischke

[Date]

Ladies and Gentlemen:

The undersigned, A. Schulman, Inc. (the “Company”), refers to the Credit Agreement, dated as of June 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Company hereby terminates the status of [                    ] (the “Terminated Borrowing Subsidiary”) as a Foreign Borrower under the Credit Agreement. [The Company represents and warrants that no Loans made to the Terminated Borrowing Subsidiary are outstanding as of the date hereof and that all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement have been paid in full on or prior to the date hereof.] [The Company acknowledges that the Terminated Borrowing Subsidiary shall continue to be a Borrower until such time as all Loans made to the Terminated Borrowing Subsidiary shall have been prepaid, and all amounts payable by the Terminated Borrowing Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement) pursuant to the Credit Agreement shall have been paid in full, provided that the Terminated Borrowing Subsidiary shall not have the right to make further Borrowings under the Credit Agreement.]

This instrument shall be construed in accordance with and governed by the laws of the State of New York.

Very truly yours,

A. SCHULMAN, INC.

By:
Name:
Title:

Copy to: [                    ]

EXHIBIT C

FORM OF

ISSUING BANK AGREEMENT

ISSUING BANK AGREEMENT (the “Agreement”) dated as of [            ], 20    , among A. SCHULMAN, INC. (the “Company”), [            ], as issuing bank (in such capacity, the “Issuing Bank”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders under the Credit Agreement dated as [            ], 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, A. Schulman Holdings S.a.r.L., as a Foreign Borrower, the other Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, each as a Global Agent, and the Administrative Agent. The parties hereto have entered into this Agreement in connection with the Credit Agreement. Each of the capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

SECTION 1. Letter of Credit Commitment. The Issuing Bank hereby agrees to be an “Issuing Bank” under, and, subject to the terms and conditions hereof and of the Credit Agreement, to issue Letters of Credit under, the Credit Agreement; provided, however, that Letters of Credit issued by the Issuing Bank hereunder shall be subject to the limitations, if any, set forth on Schedule I hereto, in addition to the limitations set forth in the Credit Agreement.

SECTION 2. Issuance Procedure. In order to request the issuance of a Letter of Credit hereunder, the Company shall hand deliver, fax, telecopy or transmit via electronic means (in a form acceptable to the Issuing Bank) a notice (specifying the information required by Section 2.05(b) of the Credit Agreement) to the Issuing Bank at its address or telecopy number specified on Schedule I hereto (or such other address or telecopy number as the Issuing Bank may specify by notice to the Company), not later than the time of day (local time at such address) specified on Schedule I hereto prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the Company to the Administrative Agent in the manner specified for borrowing requests under the Credit Agreement. Upon receipt of such notice, the Issuing Bank shall consult the Administrative Agent by facsimile or e-mail in order to determine (i) whether the conditions specified in the last sentence of Section 2.05(b) of the Credit Agreement will be satisfied in connection with the issuance of such Letter of Credit and (ii) whether the requested expiration date for such Letter of Credit complies with Section 2.05(c) of the Credit Agreement.

SECTION 3. Issuing Bank Fees, Interest and Payments. The fronting fee and the standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (collectively, the “Issuing Bank Fees”) referred to in Section 2.12(b) of the Credit Agreement, which are payable to the Issuing Bank in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (and such fees shall be in addition to the Issuing Bank’s customary documentary and processing charges in connection with the issuance, amendment or transfer of any Letter of Credit issued hereunder). Each payment of Issuing Bank Fees payable hereunder shall be made not later than 2:00 p.m., Local Time, at the place of payment, on the date when due, in immediately available funds, to the account of the Issuing Bank specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the Issuing Bank as it may specify by notice to the Company).

SECTION 4. Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an Issuing Bank Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in the Credit Agreement), (b) each Letter of Credit issued hereunder and each LC Disbursement made under any such Letter of Credit shall constitute a “Letter of Credit” and an “LC Disbursement”, respectively, for all purposes of the Credit Agreement, and (c) the Issuing Bank’s commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement.

SECTION 5. Assignment. The Issuing Bank may not assign its commitment to issue Letters of Credit hereunder without the consent of the Company, the Administrative Agent and prior notice to the Administrative Agent. In the event of an assignment by the Issuing Bank of all its other interests, rights and obligations under, and pursuant to the terms of, the Credit Agreement, then the Issuing Bank’s commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the Issuing Bank, the Company and the Administrative Agent otherwise agree.

SECTION 6. Notices. All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopier (a) if to the Company or the Administrative Agent, to it as provided in Section 10.01 of the Credit Agreement and (b) if to the Issuing Bank, to it as provided in Schedule I hereto.

SECTION 7. Binding Agreement; Assignments. This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company and the Issuing Bank shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement.

SECTION 8. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9. Survival of Agreement. All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with this Agreement shall be considered to have been relied upon by the Issuing Bank and shall survive the issuance by the Issuing Bank of the Letters of Credit and shall continue in full force and effect as long as the principal of or any accrued interest on any

Loan or any fee or any other amount payable under this Agreement or any of the other Loan Documents is outstanding and unpaid and so long as the Commitments have not been terminated.

SECTION 10. Severability. Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 11. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

SECTION 12. Interpretation. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

*****

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

A. SCHULMAN, INC.

By:
Name:
Title:

[ ], as Issuing Bank

By:
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule I to Issuing Bank Agreement

Issuing Bank:	[ ]

Issuing Bank’s Address and Telecopy Number for Notice:	[ ] [ ] [ ] Fax: [ ]

Commitment to Issue Letters of Credit:	[ ]

Time of Day by Which Notices Must Be Received:	A notice requesting the issuance of a Letter of Credit must be received by the Issuing Bank by [ ] not less than [ ] Business Days prior to the proposed date of issuance.

Issuing Bank Fees:	A fronting fee equal to [ ]% per annum on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by the Issuing Bank, payable on the dates specified in Section 2.12(b) of the Credit Agreement.

Issuing Bank’s Account for Payment of Issuing Bank Fees:	[ ]

In addition, the following fees shall be payable under the terms of Section 2.12(b) of the Credit Agreement.

Opening Fee	[ ] (plus cost of cable)

Amendment Fee	[ ]

Drawing Fee	[ ]

Other fees specific to the Issuing Bank	[ ]

EXHIBIT D

FORM OF

GUARANTY AGREEMENT

[Attached]

EXECUTION VERSION

GUARANTY

THIS GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of June 1, 2015 by each of the undersigned (the “Initial Subsidiary Guarantors”) and those additional Subsidiaries of the Company (as defined below) which become parties to this Guaranty by executing a supplement hereto (a “Guaranty Supplement”) in the form attached as Annex I (such additional Subsidiaries, together with the Initial Subsidiary Guarantors, the “Subsidiary Guarantors”) in favor of the Administrative Agent (as defined below), for the benefit of the Secured Parties under the Credit Agreement described below. Unless otherwise defined herein, capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, A. Schulman, Inc., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party thereto from time to time as borrowers (the “Foreign Borrowers,” and together with the Company, the “Borrowers”), the financial institutions party thereto (collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (the “Administrative Agent”) have entered into that certain Credit Agreement, dated as of June 1, 2015 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), which Credit Agreement provides, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lenders to or for the benefit of the Borrowers;

WHEREAS, it is a condition precedent to the extensions of credit and other financial accommodations by the Lenders under the Credit Agreement that each of the Subsidiary Guarantors execute and deliver this Guaranty, whereby each of the Subsidiary Guarantors, without limitation and with full recourse, shall guarantee the payment when due of all Secured Obligations, including, without limitation, all principal, interest, letter of credit reimbursement obligations and other amounts that shall be at any time payable by the Borrowers under the Credit Agreement or the other Loan Documents; and

WHEREAS, in consideration of the direct and indirect financial and other support and benefits that one or more of the Borrowers have provided, and such direct and indirect financial and other support and benefits as one or more of the Borrowers may in the future provide, to the Subsidiary Guarantors, and in consideration of the increased ability of each Subsidiary Guarantor that is a Subsidiary of any Borrower to receive funds through contributions to capital, and for each Subsidiary Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrowers pursuant to the Credit Agreement and the flexibility provided by the Credit Agreement for each Subsidiary Guarantor to do so which significantly facilitates the business operations of the Borrowers and each Subsidiary Guarantor and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described in the Credit Agreement, each of the Subsidiary Guarantors is willing to guarantee the Secured Obligations under the Credit Agreement and the other Loan Documents;

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Representations, Warranties and Covenants. Each of the Subsidiary Guarantors represents and warrants to each Lender and the Administrative Agent as of the date of this Guaranty, giving effect to the consummation of the transactions contemplated by the Loan Documents on the Effective Date, and thereafter on each date as required by Section 4.02 of the Credit Agreement that:

(a) It (i) is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of its jurisdiction of incorporation or organization, (ii) is duly qualified to do business as a foreign entity and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of each jurisdiction where such qualification is required by applicable law, and (iii) has all requisite corporate, partnership or limited liability company power and authority, as the case may be, to own, operate and encumber its property and to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) It has the requisite corporate, limited liability company or partnership, as applicable, power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by it of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper corporate, limited liability company or partnership proceedings, including any required shareholder, member or partner approval, and this Guaranty constitutes a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor, in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyances, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

(c) Neither the execution and delivery by it of this Guaranty, nor the consummation by it of the transactions herein contemplated, nor compliance by it with the terms and provisions hereof, will (i) conflict with the charter or other organizational documents of such Subsidiary Guarantor, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any law, rule, regulation, order, writ, judgment, injunction, decree or award (including, without limitation, any environmental property transfer laws or regulations) applicable to such Subsidiary Guarantor or any provisions of any indenture, instrument or agreement to which any of the Borrowers, such Subsidiary Guarantor or any of such Subsidiary Guarantor’s Subsidiaries is party or is subject or by which it or its property is bound or affected, or require termination of any such indenture, instrument or agreement, (iii) result in the creation or imposition of any Lien whatsoever upon any of the property or assets of such Subsidiary Guarantor, other than Liens permitted or created pursuant to the Loan Documents, or (iv) require any approval of such Subsidiary Guarantor’s board of directors, shareholders, members, partners

2

or unitholders except such as have been obtained. The execution, delivery and performance by such Subsidiary Guarantor of each of the Loan Documents to which such Subsidiary Guarantor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any environmental property transfer act or environmental laws or regulations, except filings, consents or notices which have been made.

(d) It has no Indebtedness other than Indebtedness permitted under Section 6.01 of the Credit Agreement.

In addition to the foregoing, each of the Subsidiary Guarantors covenants that, until the Termination Date, it will, and, if necessary and permitted under applicable law, will cause each of the Borrowers to, fully comply with those covenants and agreements of such Borrower applicable to such Subsidiary Guarantor set forth in the Credit Agreement.

SECTION 2. The Guaranty.

(a) Each of the Subsidiary Guarantors hereby irrevocably and unconditionally guarantees, jointly and severally with the other Subsidiary Guarantors, the full and payment and performance when due (whether at stated maturity, upon acceleration or otherwise) of the Secured Obligations, including, without limitation, (i) the principal of and interest on each Loan made to any Borrower pursuant to the Credit Agreement, (ii) obligations owing under or in connection with Letters of Credit, (iii) all other amounts payable by any Borrower under the Credit Agreement and the other Loan Documents, including, without limitation, all obligations in respect of any Secured Cash Management Agreement, obligations in respect of any Secured Hedge Agreement and Foreign Subsidiary Secured Obligations, and (iv) the performance, keeping, observance, and fulfillment by any Borrower of all of the agreements, conditions, covenants, and obligations of such Borrower contained in the Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor). Upon the failure by any Borrower or any other Subsidiary Guarantor, as applicable, to pay any such amount or perform such obligation, subject to any applicable grace or notice and cure period, each of the Subsidiary Guarantors agrees that it shall forthwith on demand pay such amount or perform such obligation at the place and in the manner specified in the Credit Agreement or the relevant other Loan Document, as the case may be. Each of the Subsidiary Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

(b) Notwithstanding anything contained in this Guaranty to the contrary, no Excluded Subsidiary under subsections (f), (h) or (i) of the definition thereof shall be a Subsidiary Guarantor hereunder even if a signatory hereto and the guaranty of such Excluded Subsidiary of any U.S. Borrower Obligation shall automatically be of no force and effect; provided that nothing in this Section 2(b) shall effect the guaranty of any other Person hereunder, other than such Excluded Subsidiaries.

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SECTION 3. Guaranty Unconditional. The obligations of each of the Subsidiary Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(b) any modification or amendment of or supplement to the Credit Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any agreement governing Foreign Subsidiary Secured Obligations or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby (other than any modification or amendment of or supplement to any of the foregoing that expressly releases a Subsidiary Guarantor);

(c) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations;

(d) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting such Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of such Borrower or any other guarantor of any of the Guaranteed Obligations;

(e) the existence of any claim, setoff or other rights which the Subsidiary Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any agreement governing Foreign Subsidiary Secured Obligations or any other Loan Document, or any provision of applicable law,

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decree, order or regulation purporting to prohibit the payment by such Borrower or any other guarantor of the Guaranteed Obligation or otherwise affecting any of term of any of the Guaranteed Obligations;

(g) the failure of the Administrative Agent or the Collateral Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(h) the election by, or on behalf of, any one or more of the Secured Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(i) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(j) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of the Secured Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(k) the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(l) any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 3, constitute a legal or equitable discharge of any Subsidiary Guarantor’s obligations hereunder or otherwise reduce, release, prejudice or extinguish its liability under this Guaranty.

SECTION 4. Continuing Guarantee; Discharge; Reinstatement In Certain Circumstances.

(a) Each of the Subsidiary Guarantors’ obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the occurrence of the Termination Date, at which time, subject to all the foregoing conditions, the guarantees made hereunder shall be terminated. If at any time any payment of the principal of or interest on any Loan, Secured Obligation or any other amount payable by any Borrower or any other party under the Credit Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any agreement governing Foreign Subsidiary Secured Obligations or any other Loan Document (including a payment effected through exercise of a right of setoff) is rescinded, or is or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement related thereto entered into by a Secured Party in its discretion; provided that, any such settlement shall not increase the amount of the Subsidiary Guarantors’ obligations existing immediately prior to such settlement), each of the Subsidiary Guarantors’ obligations hereunder with respect to such payment shall be reinstated to the extent of such rescission, restoration or return. In connection with the foregoing, the Administrative Agent shall execute and deliver to such Subsidiary Guarantor or such Subsidiary Guarantor’s

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designee, at such Subsidiary Guarantor’s expense, any documents or instruments which such Subsidiary Guarantor shall reasonably request from time to time to evidence such termination and release. The parties hereto acknowledge and agree that each of the Guaranteed Obligations shall be due and payable in the same currency as such Guaranteed Obligation is denominated, but if currency control or exchange regulations are imposed in the country which issues such currency with the result that such currency (the “Original Currency”) no longer exists or the relevant Subsidiary Guarantor is not able to make payment in such Original Currency, then all payments to be made by such Subsidiary Guarantor hereunder in such currency shall instead be made when due in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent (as of the date of payment) of such payment due, it being the intention of the parties hereto that each Subsidiary Guarantor takes all risks of the imposition of any such currency control or exchange regulations.

(b) Notwithstanding anything to the contrary contained herein, the parties hereto hereby acknowledge and agree that, on the Termination Date, any benefits obtained by any counterparty to any other Guaranty or any other Loan Document shall terminate.

SECTION 5. General Waivers; Additional Waivers.

(a) General Waivers. Each of the Subsidiary Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

(b) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives, to the fullest extent permitted by law:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (1) notice of acceptance hereof; (2) notice of any Loans, Letters of Credit or other financial accommodations made or extended under the Loan Documents or the creation or existence of any Guaranteed Obligations; (3) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Administrative Agent and the Secured Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (4) notice of any adverse change in the financial condition of any Borrower or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (5) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (6) notice of any Default or Event of Default; and (7) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor hereunder or under the Loan Documents) and demands to which each Subsidiary Guarantor might otherwise be entitled;

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(iii) its right, if any, to require the Collateral Agent, the Administrative Agent and the other Secured Parties to institute suit against, or to exhaust any rights and remedies which the Collateral Agent, the Administrative Agent and the other Secured Parties has or may have against, the other Subsidiary Guarantors or any third party, or against any Collateral provided by the other Subsidiary Guarantors, or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Termination Date has occured) of the other Subsidiary Guarantors or by reason of the cessation from any cause whatsoever of the liability of the other Subsidiary Guarantors in respect thereof;

(iv) (a) any rights to assert against the Administrative Agent and the other Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against the other Subsidiary Guarantors or any other party liable to the Administrative Agent and the other Secured Parties; (b) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guaranteed Obligations or any security therefor; (c) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: the impairment or suspension of the Administrative Agent’s and the other Secured Parties’ rights or remedies against the other Subsidiary Guarantors; the alteration by the Administrative Agent and the other Secured Parties of the Guaranteed Obligations; any discharge of the other Subsidiary Guarantors’ obligations to the Administrative Agent and the other Secured Parties by operation of law as a result of the Administrative Agent’s and the other Secured Parties’ intervention or omission; or the acceptance by the Administrative Agent and the other Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (d) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (a) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (b) any election by the Administrative Agent and the other Secured Parties under the Bankruptcy Code, to limit the amount of, or any collateral securing, its claim against the Subsidiary Guarantors.

SECTION 6. Subordination of Subrogation Subordination of Intercompany Indebtedness.

(a) Until the Termination Date, the Subsidiary Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which any of the Issuing Banks, the Secured Parties or the Administrative Agent now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and until such time the Subsidiary Guarantors waive any benefit of, and any right to participate in, any security or collateral given

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to the Secured Parties, any Issuing Banks, the Collateral Agent and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of any Borrower to the Secured Parties, any Issuing Bank or the Administrative Agent. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that such Subsidiary Guarantor may have to the payment in full in cash of the Guaranteed Obligations until the Termination Date and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 6(a).

(b) Subordination of Intercompany Indebtedness. Each Subsidiary Guarantor agrees that any and all claims of such Subsidiary Guarantor against any Borrower or any other Subsidiary Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations until the Termination Date; provided that, as long as no Event of Default has occurred and is continuing, such Subsidiary Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness to the extent not prohibited by the other terms of the Loan Documents. Notwithstanding any right of any Subsidiary Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Subsidiary Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Secured Parties, the Administrative Agent and the Collateral Agent in those assets. No Subsidiary Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until the Termination Date. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Subsidiary Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Guaranteed Obligations, due or to become due, until the Termination Date. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Subsidiary Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations and the termination of all financing arrangements pursuant to any Loan Document among the Borrowers and the Secured Parties, such Subsidiary Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall

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forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of the Subsidiary Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Subsidiary Guarantor as the property of the Secured Parties. If any such Subsidiary Guarantor fails to make any such endorsement or assignment to the Administrative Agent or the Collateral Agent, the Administrative Agent or the Collateral Agent or any of their officers or employees is irrevocably authorized to make the same. Each Subsidiary Guarantor agrees that until the Termination Date, no Subsidiary Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Subsidiary Guarantor has or may have against any Obligor.

SECTION 7. Contribution with Respect to Guaranteed Obligations.

(a) To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Subsidiary Guarantor Payment”) which, taking into account all other Subsidiary Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Subsidiary Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Subsidiary Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Subsidiary Guarantor Payment, then, following the Termination Date, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Subsidiary Guarantor Payment. Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Subsidiary Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Subsidiary Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Subsidiary Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

(b) As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the excess of the fair saleable value of the property of such Subsidiary Guarantor over the total liabilities of such Subsidiary Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Subsidiary Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by such other Subsidiary Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 7 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 7 is intended to or shall impair the obligations of

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the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 7 shall be exercisable upon the occurrence of the Termination Date.

SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Borrower under the Credit Agreement, any Secured Cash Management Agreements, any Secured Hedge Agreements, any agreement governing Foreign Subsidiary Secured Obligations or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of such Borrower or any of its Affiliates, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Secured Cash Management Agreements, any Secured Hedge Agreements, any agreement governing Foreign Subsidiary Secured Obligations or any other Loan Document shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 9. Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Section 10.01 of the Credit Agreement with respect to the Administrative Agent at its notice address therein and, with respect to any Subsidiary Guarantor, in the care of the Company at the address of the Company set forth in the Credit Agreement, or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Administrative Agent in accordance with the provisions of Section 10.01 of the Credit Agreement.

SECTION 10. No Waivers. No failure or delay by the Administrative Agent or any Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any agreement governing Foreign Subsidiary Secured Obligations and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 11. Successors and Assigns. This Guaranty is for the benefit of the Administrative Agent and the Secured Parties and their respective successors and permitted assigns; provided, that no Subsidiary Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Administrative Agent, and any such assignment in violation of this Section 11 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Secured Cash Management Agreement, any Secured Hedge Agreement, any agreement governing Foreign Subsidiary Secured Obligations or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such

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indebtedness. This Guaranty shall be binding upon each of the Subsidiary Guarantors and their respective successors and assigns.

SECTION 12. Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a Guaranty Supplement, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Subsidiary Guarantors and the Administrative Agent.

SECTION 13. Governing Law; Jurisdiction.

(a) THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) Each Subsidiary Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each Subsidiary Guarantor hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each Subsidiary Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Subsidiary Guarantor or its properties in the courts of any jurisdiction.

(c) Each Subsidiary Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section 13. Each Subsidiary Guarantor hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 9 of this Guaranty, and each of the Subsidiary Guarantors hereby appoints the Company as its agent for service of process. Nothing in this Guaranty or any other Loan Document will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

SECTION 14. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

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GUARANTY OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER GUARANTOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER GUARANTOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER GUARANTORS HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

SECTION 15. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

SECTION 16. Taxes, Expenses of Enforcement, Etc.

(a) Taxes.

(i) Each Subsidiary Guarantor agrees to comply with Section 2.17 of the Credit Agreement as if it were a party thereto.

(ii) By accepting the benefits hereof, each Foreign Lender agrees that it will comply with Section 2.17(e) of the Credit Agreement.

(b) Expenses of Enforcement, Etc. Subject to the terms of the Credit Agreement, after the occurrence and during the continuance of a Default the Lenders shall have the right at any time to direct the Administrative Agent to commence enforcement proceedings with respect to the Guaranteed Obligations. The Subsidiary Guarantors agree to reimburse the Administrative Agent and the other Secured Parties for any costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent and the other Secured Parties, which attorneys may be employees of the Administrative Agent or the other Secured Parties) paid or incurred by the Administrative Agent and the other Secured Parties in connection with the collection and enforcement of amounts due under the Loan Documents, including, without limitation, this Guaranty. The Administrative Agent agrees to distribute payments received from any of the Subsidiary Guarantors hereunder to the Secured Parties on a pro rata basis for application in accordance with the terms of the Credit Agreement.

SECTION 17. Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Secured Party, the Administrative Agent and the Collateral Agent may, without notice to any Subsidiary Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, set off and apply toward the payment of all or any part of the Guaranteed Obligations any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated at any time held) and other obligations at any time owing by such Secured Party or the Administrative Agent or any of their Affiliates to or for the credit or the account of any

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Subsidiary Guarantor against any of and all the Guaranteed Obligations, irrespective of whether or not such Secured Party or the Administrative Agent shall have made any demand under this Guaranty and although such obligations may be unmatured. The rights of each Secured Party or the Administrative Agent under this Section 17 are in addition to other rights and remedies (including other rights of setoff) which such Secured Party or the Administrative Agent may have.

SECTION 18. Financial Information. Each Subsidiary Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers, the other Subsidiary Guarantors and any and all endorsers and/or other guarantors of all or any part of the Guaranteed Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Subsidiary Guarantor hereby agrees that none of the Secured Parties or the Administrative Agent shall have any duty to advise such Subsidiary Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Secured Party or the Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Subsidiary Guarantor, such Secured Party or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Secured Party or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Subsidiary Guarantor.

SECTION 19. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 20. Merger. This Guaranty represents the final agreement of each of the Subsidiary Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between each such Subsidiary Guarantor and any Secured Party or the Administrative Agent.

SECTION 21. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

SECTION 22. Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given. The obligations of each Subsidiary Guarantor in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the

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Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Subsidiary Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Subsidiary Guarantors contained in this Section 22 shall survive the termination of this Guaranty and the payment of all other amounts owing hereunder.

SECTION 23. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 23 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 23 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 23 constitute, and this Section 23 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 24. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14

[SIGNATURE PAGES TO FOLLOW]

15

IN WITNESS WHEREOF, each Initial Subsidiary Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[INITIAL SUBSIDIARY GUARANTORS]

By:
Name:
Title:

Signature Page to Guaranty

Acknowledged and Agreed to:
JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Guaranty

ANNEX I TO GUARANTY

Reference is hereby made to the Guaranty (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), dated as of June 1, 2015, made by and among the Subsidiaries of the Company listed on the signature pages thereto (each an “Initial Subsidiary Guarantor”, and together with any additional Subsidiaries of the Company which become parties to the Guaranty by executing supplements thereto substantially similar in form and substance hereto, the “Subsidiary Guarantors”) in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, under the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning given to it in the Guaranty.

By its execution below, the undersigned, [NAME OF NEW GUARANTOR], a [                    ] [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Subsidiary Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 1 of the Guaranty are true and correct in all respects as of the date hereof.

IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this      day of                 , 20    .

[NAME OF NEW GUARANTOR]

By:
Name:
Title:

ANNEX I

EXHIBIT E

FORM OF

BORROWING REQUEST

(a)	Date:[1] ,

(b)	To: JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of June 1, 2015 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among A. Schulman, Inc., as Borrower, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent and the other agents parties thereto.

(c)	Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. The undersigned hereby notifies you, pursuant to Section 2.03 of the Credit Agreement, of the Borrowing specified below:

The Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing) is:                     .

The currency of the proposed Borrowing is:                     .

The aggregate amount of the proposed Borrowing is: $        .

The Business Day of the proposed Borrowing is:                     .

The Borrowing will be a Borrowing of                      Loans.2

[1]	The Borrower must notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 10.01 of the Credit Agreement) (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing. Each telephonic or electronic Borrowing Request shall be irrevocable and shall be confirmed by 3:00 p.m. (Local Time) on the same Business Day by e-mail (if to the Administrative Agent), hand delivery or telecopy to the Applicable Agent of this written Borrowing Request and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower.
[2]	Specify whether the Borrowing is of Initial Term A Loans, Initial U.S. Term B Loans, Initial

The Borrowing is a[n] [ABR Borrowing][Eurocurrency Borrowing].

[The duration of the initial Interest Period for the [Eurocurrency Borrowing] included in the Borrowing shall be                      month(s).]3

The location and number of the undersigned Borrower’s account to which the proceeds of such Borrowing are to be disbursed is                     .

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on and as of the date of the Borrowing contemplated by this Borrowing Request, the conditions to lending specified in Section 4.02(a) and Section 4.02(b) of the Credit Agreement shall have been satisfied.

[Remainder of Page Intentionally Left Blank]

Euro Term B Loans, Other Incremental Term Loans or Revolving Loans of a particular Class.
[3]	Insert in the case of a Borrowing of Eurocurrency Loans 1, 2, 3 or 6 months (or, to the extent agreed to by all Lenders with Commitments or Loans under the applicable Facility, twelve months or periods shorter than one month as are satisfactory to the Administrative Agent).

This Borrowing Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[ ]

By:
Name:
Title:

[Signature Page to Borrowing Request]

EXHIBIT F

FORM OF

INTEREST ELECTION REQUEST

Date:1                 ,

To:	JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent and Swingline Lender under that certain Credit Agreement dated as of June 1, 2015 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among A. Schulman, Inc., as Borrower, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent and the other agents parties thereto.

Ladies and Gentlemen:

Reference is made to the above-described Credit Agreement. Terms defined in the Credit Agreement, wherever used herein, unless otherwise defined herein, shall have the same meanings herein as are prescribed by the Credit Agreement. This notice constitutes an Interest Election Request and the undersigned Borrower hereby makes an election with respect to Loans under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such election:

1.	Borrowing to which this request applies (including Facility, Class, principal amount and Type of Loans subject to election): .[2]

2.	Effective date of election (which shall be a Business Day): .

[1]	A Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (or, if to the Administrative Agent, by e-mail in accordance with Section 10.01 of the Credit Agreement) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of this written Interest Election Request, and signed by the relevant Borrower, or the Company on its behalf.
[2]	If different options are being elected with respect to different portions of the Borrowing, the portions thereof must be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Paragraphs (3) and (4) shall be specified for each resulting Borrowing).

3.	The Borrowing is to be [converted into] [continued as] [an ABR Borrowing] [a Eurocurrency Borrowing].

4.	The duration of the Interest Period for the Eurocurrency Borrowing, if any, included in the election shall be months.[3]

[Remainder of Page Intentionally Left Blank]

[3]	1, 2, 3 or 6 months (or, to the extent agreed to by all Lenders with Commitments or Loans under the applicable Facility, twelve months or periods shorter than one month as are satisfactory to the Administrative Agent).

This Interest Election Request is issued pursuant to and is subject to the Credit Agreement, executed as of the date first written above.

[ ]

By:
Name:
Title:

[Signature Page to Interest Election Request]

EXHIBIT G

FORM OF

TERM NOTE

$[        ]

New York, New York

[Date]

FOR VALUE RECEIVED, [BORROWER] (the “Borrower”) hereby promises to pay to [LENDER] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, to the Administrative Agent’s payment office initially located at 10 South Dearborn, Floor L2, Chicago, IL 60603, Attention: Leonida Mischke on the Term Loans (as defined in the Credit Agreement) the principal sum of [                    ] [U.S. DOLLARS/EUROS] ([$/€][        ]) or, if less, the unpaid principal amount of all such Term Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Initial Term B Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.13 of the Credit Agreement.

This Note is one of the Notes referred to in Section 2.02(e) of the Credit Agreement, dated as of June 1, 2015, among A. Schulman, Inc., as Borrower, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents parties thereto (the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured in accordance with the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guarantees (as defined in the Credit Agreement) provided by [the Company, the Foreign Subsidiary Guarantors and] the Subsidiary Guarantors pursuant to the Loan Documents (as each such term is defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the applicable Term Facility Maturity Date, in whole or in part, and Term Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[BORROWER]

By:
Name:
Title:

EXHIBIT H

FORM OF

REVOLVING NOTE

$[        ]

New York, New York

[Date]

FOR VALUE RECEIVED, [BORROWERS] (the “Borrowers”) hereby promise to pay to [LENDER] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, to the Administrative Agent’s payment office initially located at 10 South Dearborn, Floor L2, Chicago, IL 60603, Attention: Leonida Mischke on the Revolving Facility Maturity Date (as defined in the Credit Agreement) the principal sum of [                    ] DOLLARS ($[        ]) or the U.S. Dollar Equivalent thereof, or, if less, the unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers also promise to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.13 of the Credit Agreement.

This Note is one of the Notes referred to in Section 2.02(e) of the Credit Agreement, dated as of June 1, 2015, among A. Schulman, Inc., as Borrower, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents parties thereto (the “Credit Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Credit Agreement). This Note is secured in accordance with the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guarantees (as defined in the Credit Agreement) provided by the Company, the Foreign Subsidiary Guarantors and the Subsidiary Guarantors pursuant to the Loan Documents (as each such term is defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Facility Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement.

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[BORROWERS]

By:
Name:
Title:

2

EXHIBIT I

FORM OF

SECURITY AGREEMENT

[See Attached]

EXECUTION VERSION

SECURITY AGREEMENT

By

A. SCHULMAN, INC.

and

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent

Dated as of June 1, 2015

TABLE OF CONTENTS

		Page
PREAMBLE		1

RECITALS		1

AGREEMENT		2

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1.	DEFINITIONS	2
SECTION 1.2.	INTERPRETATION	7
SECTION 1.3.	RESOLUTION OF DRAFTING AMBIGUITIES	7
SECTION 1.4.	PERFECTION CERTIFICATE	7

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1.	GRANT OF SECURITY INTEREST	8
SECTION 2.2.	FILINGS	9

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF COLLATERAL

SECTION 3.1.	DELIVERY OF CERTIFICATED SECURITIES COLLATERAL	10
SECTION 3.2.	PERFECTION OF UNCERTIFICATED SECURITIES COLLATERAL	10
SECTION 3.3.	FINANCING STATEMENTS AND OTHER FILINGS; MAINTENANCE OF PERFECTED SECURITY INTEREST	11
SECTION 3.4.	OTHER ACTIONS	11
SECTION 3.5.	JOINDER OF ADDITIONAL SUBSIDIARY GUARANTORS	12
SECTION 3.6.	SUPPLEMENTS; FURTHER ASSURANCES	12

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 4.1.	TITLE	13

-i-

		Page
SECTION 4.2.	VALIDITY OF SECURITY INTEREST	13
SECTION 4.3.	DEFENSE OF CLAIMS; TRANSFERABILITY OF COLLATERAL	14
SECTION 4.4.	OTHER FINANCING STATEMENTS	14
SECTION 4.5.	DUE AUTHORIZATION AND ISSUANCE	14
SECTION 4.6.	CONSENTS, ETC.	14
SECTION 4.7.	COLLATERAL	15
SECTION 4.8.	INSURANCE	15

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1.	PLEDGE OF ADDITIONAL SECURITIES COLLATERAL	15
SECTION 5.2.	VOTING RIGHTS; DISTRIBUTIONS; ETC.	15
SECTION 5.3.	DEFAULTS, ETC	17
SECTION 5.4.	CERTAIN AGREEMENTS OF PLEDGORS AS HOLDERS OF EQUITY INTERESTS	17

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL
PROPERTY COLLATERAL

SECTION 6.1.	GRANT OF INTELLECTUAL PROPERTY LICENSE	17
SECTION 6.2.	PROTECTION OF COLLATERAL AGENT’S SECURITY	17
SECTION 6.3.	AFTER-ACQUIRED PROPERTY	18
SECTION 6.4.	LITIGATION	19

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1.	MAINTENANCE OF RECORDS	19
SECTION 7.2.	LEGEND	20
SECTION 7.3.	MODIFICATION OF TERMS, ETC	20
SECTION 7.4.	COLLECTION	20

ARTICLE VIII

TRANSFERS

SECTION 8.1.	TRANSFERS OF COLLATERAL	20

-ii-

-iii-

Page
EXHIBIT 3	Form of Joinder Agreement
EXHIBIT 4	Form of Copyright Security Agreement
EXHIBIT 5	Form of Patent Security Agreement
EXHIBIT 6	Form of Trademark Security Agreement

-iv-

SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of June 1, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by A. SCHULMAN, INC., a Delaware corporation (the “Company”) and the Subsidiary Guarantors from to time to time party hereto (the “Subsidiary Guarantors”), as pledgors, assignors and debtors (the Company, together with the Subsidiary Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A. The Company, the Foreign Borrowers, the Subsidiary Guarantors, the Collateral Agent and the lending institutions listed therein have, in connection with the execution and delivery of this Agreement, entered into that certain credit agreement, dated as of June 1, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Administrative Agent and the Lenders have agreed to make Loans and issue Letters of Credit upon the terms and subject to the conditions set forth therein.

B. The Company and each Subsidiary Guarantor has, pursuant to the Credit Agreement, unconditionally guaranteed the Secured Obligations.

C. The Company and each Subsidiary Guarantor will receive substantial benefits from the extensions of credit under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

D. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Secured Obligations.

E. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, (ii) the obligations of the Issuing Banks to issue Letters of Credit and (iii) the performance of the obligations of the Secured Parties under Hedging Agreements and Cash Management Agreements and agreements governing Foreign Subsidiary Secured Obligations that constitute Secured Obligations that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement.

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC; provided that in any event, the following terms shall have the meanings assigned to them in the UCC:

“Accounts”; “Bank”; “Chattel Paper”; “Commercial Tort Claim”; “Commodity Account”, “Commodity Contract”; “Documents”; “Electronic Chattel Paper”; “Equipment”; “Fixtures”; “Goods”, “Inventory”; “Letter of Credit Rights”; “Letters of Credit”; “Money”; “Payment Intangibles”; “Proceeds”; “ Records”; “Securities Account”, “Security Entitlement”; “Supporting Obligations”; and “Tangible Chattel Paper.”

(b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.03 of the Credit Agreement shall apply herein mutatis mutandis.

(c) The following terms shall have the following meanings:

“Account Debtor” shall mean each person who is obligated on a Receivable or Supporting Obligation related thereto.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Company” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Contracts” shall mean, collectively, with respect to each Pledgor, the Acquisition Agreement, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Pledgor and any third party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form of Exhibit 4 hereto.

“Copyrights” shall mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Pledgor, in each case, whether now owned or hereafter created or acquired by or assigned to such Pledgor, together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Accounts” shall mean, collectively, with respect to each Pledgor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“General Intangibles” shall mean, collectively, with respect to each Pledgor, all “general intangibles,” as such term is defined in the UCC, of such Pledgor and, in any event, shall include (i) all of such Pledgor’s rights, title and interest in, to and under all Contracts and insurance policies (including all rights and remedies relating to monetary damages, including indemnification rights and remedies, and claims for damages or other relief pursuant to or in respect of any Contract), (ii) all know-how and warranties relating to any of the Collateral or the Mortgaged Property, (iii) any and all other rights, claims, choses-in-action and causes of action of such Pledgor against any other person and the benefits of any and all collateral or other security given by any other person in connection therewith, (iv) all guarantees, endorsements and indemnifications on, or of, any of the Collateral or any of the Mortgaged Property, (v) all lists, books, records, correspondence, ledgers, printouts, files (whether in printed form or stored electronically), tapes and other papers or materials containing information relating to any of the Collateral or any of the Mortgaged Property, including all customer or tenant lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, appraisals, recorded knowledge, surveys, studies, engineering reports, test reports, manuals, standards, processing standards, performance standards, catalogs, research data, computer and automatic machinery software and programs and the like, field repair data, accounting information pertaining to such Pledgor’s operations or any of the Collateral or any of the Mortgaged Property and all media in which or on which any of the information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data, (vi) all licenses, consents, permits, variances, certifications, authorizations and approvals, however characterized, now or hereafter acquired or held by such Pledgor, including building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation and (vii) all rights to reserves, deferred payments, deposits, refunds, indemnification of claims and claims for tax or other refunds against any Governmental Authority.

“Goodwill” shall mean, collectively, with respect to each Pledgor, the goodwill connected with such Pledgor’s business including all goodwill connected with (i) the use of and symbolized by any Trademark or Intellectual Property License with respect to any Trademark in which such Pledgor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Pledgor’s business.

“Instruments” shall mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Intellectual Property Licenses and Goodwill.

“Intellectual Property Licenses” shall mean, collectively, with respect to each Pledgor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Intellectual Property or Intellectual Property Collateral, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements, amendments and continua-

tions thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements, breaches or violations thereof, (iii) rights to sue for past, present and future infringements, breaches or violations thereof and (iv) other rights to use, exploit or practice any or all of the Intellectual Property or Intellectual Property Collateral.

“Intercompany Notes” shall mean, with respect to each Pledgor, all intercompany notes described in Schedule 10 to the Perfection Certificate and intercompany notes hereafter acquired by such Pledgor and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account, Commodity Contract or Commodity Account, excluding, however, the Securities Collateral.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“LC Account” shall mean any account established and maintained in accordance with the provisions of Section 2.05(j) of the Credit Agreement and all property from time to time on deposit in such LC Account.

“Material Intellectual Property Collateral” shall mean any Intellectual Property Collateral that is material (i) to the use and operation of the Collateral or Mortgaged Property or (ii) to the business, results of operations, prospects or condition, financial or otherwise, of any Pledgor.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“Patent Security Agreement” shall mean an agreement substantially in the form of Exhibit 5 hereto.

“Patents” shall mean, collectively, with respect to each Pledgor, all patents issued or assigned to, and all patent applications and registrations made by, such Pledgor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s rights with respect to use of any patents, (ii) inventions, discoveries, designs and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, reexaminations, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” shall mean that certain perfection certificate dated June 1, 2015 executed and delivered by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Subsidiary Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of each Joinder Agreement executed in accordance with Section 3.5 hereof, in each case, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement or upon the request of the Collateral Agent.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 9(a) and 9(b) to the Perfection Certificate as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided that Pledged Securities shall not include any Excluded Property.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Receivables” shall mean all (i) Accounts, (ii) Chattel Paper, (iii) Payment Intangibles, (iv) General Intangibles, (v) Instruments and (vi) all other rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, regardless of how classified under the UCC together with all of Pledgors’ rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Subsidiary Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Trademark Security Agreement” shall mean an agreement substantially in the form of Exhibit 6 hereto.

“Trademarks” shall mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locators (URL’s), domain names, corporate names, brand names, and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Pledgor’s use of any of the foregoing, (ii) extensions and renewals thereof and amendments thereto, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements, dilutions or violations thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements, dilutions or violations thereof.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.03 thereof) shall be applicable to this Agreement.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

SECTION 1.4. Perfection Certificate. The Collateral Agent and each Secured Party agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i)	all Accounts;

(ii)	all Equipment, Goods, Inventory and Fixtures;

(iii)	all Documents, Instruments and Chattel Paper;

(iv)	all Letters of Credit and Letter of Credit Rights;

(v)	all Securities Collateral;

(vi)	all Investment Property;

(vii)	all Intellectual Property Collateral;

(viii)	the Commercial Tort Claims described on Schedule 12 to the Perfection Certificate;

(ix)	all General Intangibles;

(x)	all Money and all Deposit Accounts;

(xi)	all Supporting Obligations;

(xii)	all books and records relating to the Collateral; and

(xiii)	to the extent not covered by clauses (i) through (xii) of this sentence, all other personal property of such Pledgor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiii) above or otherwise set forth in this Agreement, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property and (i) the Pledgors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Property and shall provide to the Collateral Agent such other information regarding the Excluded Property as the Collateral Agent may reasonably request and (ii) from and after the Effective Date, no Pledgor shall permit to become effective in any document creating, governing or providing for any permit, license or agreement a provision that would prohibit the creation of a Lien on such permit, license or agreement in favor of the Collateral Agent unless such Pledgor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, no representation or warranty is made with respect to the creation or perfection of a security interest in any property to the extent that such creation or perfection is not required under the terms of the Loan Documents.

SECTION 2.2. Filings. (a) Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law, including the filing of a financing statement describing the Collateral as “all assets now owned or hereafter acquired by the Pledgor or in which Pledgor otherwise has rights” and (iii) in the case of a financing statement filed as a fixture filing or covering Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Collateral relates. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.

(b) Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Collateral if filed prior to the date hereof.

(c) Each Pledgor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by such Pledgor hereunder, without the signature of such Pledgor, and naming such Pledgor, as debtor, and the Collateral Agent, as secured party.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been or will be delivered to the Collateral Agent in accordance with the terms of the Credit Agreement, in each case in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event within the time periods required by Section 5.10 of the Credit Agreement) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, with written notice to the Company at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral.

(a) Each Pledgor understands that the Collateral Agent desires a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer of Pledged Securities that is not a party to this Agreement to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent and (ii) if necessary to perfect a security interest in such uncertificated Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or reasonably requested to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof.

(b) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees (i) to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it and (ii)

that it will during the continuance of an Event of Default comply with instructions of the Collateral Agent with respect to such Securities Collateral (including all Equity Interests of such issuer) without further consent by such Pledgor.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate; provided, however, that it is hereby acknowledged and agreed that deposit account control agreements, securities account control agreements and commodities account control agreements shall not be required hereunder or the Credit Agreement with respect to all Money and all Deposit Accounts, Securities Accounts and Commodities Accounts. Each Pledgor agrees that at the sole cost and reasonable expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest subject only to Permitted Liens and file all UCC-3 continuation statements necessary to continue the perfection of the security interest created by this Agreement, subject to the proviso in the immediately preceding sentence.

SECTION 3.4. Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Pledgor represents and warrants (as to itself) as follows and agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Collateral:

(a) Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate. Each Instrument and each item of Tangible Chattel Paper listed in Schedule 10 to the Perfection Certificate, to the extent requested by the Collateral Agent, has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, and such amount, together with all amounts payable evidenced by any Instrument or Tangible Chattel Paper not previously delivered to the Collateral Agent exceeds $2,000,000 in the aggregate for all Pledgors, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall promptly (but in any event within thirty (30) days after receipt thereof) endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may reasonably request from time to time.

(b) Commercial Tort Claims. As of the date hereof, each Pledgor hereby represents and warrants that it holds no Commercial Tort Claims with a value, individually,

equal to or greater than $5,000,000 other than those listed in Schedule 12 to the Perfection Certificate. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim with a value, individually, equal to or greater than $5,000,000, such Pledgor shall immediately notify the Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 3.5. Joinder of Additional Subsidiary Guarantors. The Pledgors shall cause each Domestic Subsidiary of the Company which, from time to time, after the date hereof shall be required to pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent (i) a Joinder Agreement substantially in the form of Exhibit 3 hereto and (ii) a Perfection Certificate, in each case, within ten (10) Business Days after the Company’s delivery, pursuant to Section 5.01(a) or (b) of the Credit Agreement, as applicable, of the financial statements for the fiscal period at the end of which such Person first becomes a Domestic Subsidiary (or such later date as may be agreed to by the Administrative Agent in its sole discretion) and, upon such execution and delivery, such Subsidiary shall constitute a “Subsidiary Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Subsidiary Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Collateral, other than Deposit Accounts, Securities Accounts and Commodities Accounts with respect to which deposit account control agreements, securities account control agreements and commodities account control agreements, respectively, shall not be required. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request, other than Deposit Accounts, Securities Accounts and Commodities Accounts with respect to which deposit account control agreements, securities account control agreements and commodities account control agreements, respectively, shall not be required. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any material impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and reasonable expense of the Pledgors. The Pledgors and the Collateral Agent acknowledge and agree that this Agreement is intended to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by it hereunder, which Collateral shall be free and clear of any and all Liens or claims of others other than Permitted Liens. In addition, no Liens or claims exist on the Securities Collateral, other than as permitted by Section 6.02 of the Credit Agreement.

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made), a perfected security interest in all the Collateral; provided, however, that it is hereby acknowledged and agreed that deposit account control agreements, securities account control agreements and commodities account control agreements shall not be required hereunder or the Credit Agreement with respect to all Money and all Deposit Accounts, Securities Accounts and Commodities Accounts. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Permitted Liens; provided, however, that it is hereby acknowledged and agreed that deposit account control agreements, securities account control agreements and commodities account control agreements shall not be required hereunder or the Credit Agreement with respect to all Money and all Deposit Accounts, Securities Accounts and Commodities Accounts.

SECTION 4.3. Defense of Claims; Transferability of Collateral. Subject to Section 5.04 of the Credit Agreement, each Pledgor shall, at its own cost and reasonable expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and reasonable expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Liens. As of the date hereof, except as permitted by the Credit Agreement, there is no agreement (other than with respect to a Permitted Lien) and, after the date hereof, no Pledgor shall enter into any agreement (other than with respect to a Permitted Lien) or take any other action, that would restrict the transferability of any of the Collateral or otherwise materially impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or in favor of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 8 to the Perfection Certificate. Other than as permitted by the Credit Agreement, no Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of the Permitted Liens.

SECTION 4.5. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.

SECTION 4.6. Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.7. Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects. The Collateral described on the schedules to the Perfection Certificate (to the extent required to be described therein) constitutes all of the property of such type of Collateral owned or held by the Pledgors.

SECTION 4.8. Insurance. In the event that the proceeds of any insurance claim are paid to any Pledgor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such Net Cash Proceeds shall be held in trust for the benefit of the Collateral Agent and promptly after receipt thereof shall be paid to the Collateral Agent for application in accordance with the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities or Intercompany Notes of any person required to be pledged hereunder, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event within thirty (30) days after receipt thereof) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities or Intercompany Notes which are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or Intercompany Notes. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities or Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2. Voting Rights; Distributions; etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within ten (10) Business Days after receipt thereof) delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

(b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and reasonable expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon the occurrence and during the continuance of any Event of Default:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions, subject to the terms of the Credit Agreement.

(d) Each Pledgor shall, at its sole cost and reasonable expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Defaults, etc. Each Pledgor hereby represents and warrants that (i) such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organizational Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4. Certain Agreements of Pledgors As Holders of Equity Interests. In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY COLLATERAL

SECTION 6.1. Grant of Intellectual Property License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article IX hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Pledgor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license to use, assign, license or sublicense any of the Intellectual Property Collateral now owned or hereafter acquired by such Pledgor, wherever the same may be located. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. With respect to Trademarks, such license shall be subject to the requirement that the quality of goods and services offered under the Trademarks be substantially consistent with the quality of the goods and services offered thereunder by such Pledgor prior to the Collateral Agent’s exercise of rights and remedies.

SECTION 6.2. Protection of Collateral Agent’s Security. On a continuing basis, each Pledgor shall, at its sole cost and reasonable expense, (i) promptly following its becoming aware thereof, notify the Collateral Agent of any adverse determination in any proceeding or the institution of any proceeding in any federal, state or local court or administrative body or in the United States Patent and Trademark Office or the United States Copyright Office regarding any Material Intellectual Property Collateral, such Pledgor’s right to register such Material Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect, (ii) maintain all Material Intellectual Property Collateral as presently used and operated, (iii) not permit to lapse or become abandoned any Material Intellectual Property Collateral, and not settle or compromise any pending or future litigation or administrative proceeding with respect to any such Material Intellectual Property Collateral, in either case except as shall be consistent with commercially reasonable business judgment, (iv) upon such Pledgor obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of any Material Intellectual Property Collateral or the rights and remedies of the Collateral Agent in relation thereto including a levy or threat of levy or any legal process against any Material Intellectual Property Collateral, (v) not license any Intellectual Property Collateral other than licenses entered into by such Pledgor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of any Intellectual Property Collateral or the Lien on and security interest in the Intellectual Property Collateral created therein hereby, without the consent of the Collateral Agent, (vi) diligently keep adequate records respecting all Intellectual Property Collateral and (vii) furnish to the Collateral Agent from time to time upon the Collateral Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property Collateral and such other materials evidencing or reports pertaining to any Intellectual Property Collateral as the Collateral Agent may from time to time request. Notwithstanding the foregoing, nothing herein shall prevent any Pledgor from settling, disposing of, or otherwise using any Intellectual Property Collateral as permitted under the Credit Agreement.

SECTION 6.3. After-Acquired Property. If any Pledgor shall at any time prior to the Termination Date, (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, or if any intent-to use trademark application is no longer subject to clause (viii) of the definition of Excluded Property, the provisions hereof shall automatically apply thereto and any such item enumerated in the preceding clause (i) or (ii) shall automatically constitute Intellectual Property Collateral as if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. With respect to any federally registered Intellectual Property Collateral, Pledgor shall promptly (and in any event within 30 days) provide to the Collateral Agent written notice of any of the foregoing and confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (i) and (ii) above by execution of an instrument in form reasonably acceptable to the Collateral Agent and the filing of any instruments or statements as shall be reasonably necessary to create, preserve, protect or perfect the Collateral Agent’s security interest in such Intellectual Property Collateral, including prompt recordals with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. Further, each Pledgor authorizes the Collateral Agent to modify this

Agreement by amending Schedules 11(a) and 11(b) to the Perfection Certificate to include any Intellectual Property Collateral of such Pledgor acquired or arising after the date hereof.

SECTION 6.4. Litigation. Unless there shall occur and be continuing any Event of Default, each Pledgor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Pledgors, such applications for protection of the Intellectual Property Collateral and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect the Intellectual Property Collateral. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Intellectual Property Collateral and/or bring suit in the name of any Pledgor, the Collateral Agent or the Secured Parties to enforce the Intellectual Property Collateral and any license thereunder. In the event of such suit, each Pledgor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Pledgors shall promptly reimburse and indemnify the Collateral Agent for all reasonable and documented costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.4 in accordance with Section 10.03 of the Credit Agreement. In the event that the Collateral Agent shall elect not to bring suit to enforce the Intellectual Property Collateral, each Pledgor agrees, at the reasonable request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Intellectual Property Collateral by any person.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING RECEIVABLES

SECTION 7.1. Maintenance of Records. Each Pledgor shall keep and maintain at its own cost and reasonable expense materially complete records of each Receivable, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Pledgor shall, at such Pledgor’s sole cost and reasonable expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Receivables, including all documents evidencing Receivables and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Pledgor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Pledgor’s books, records, credit information, reports, memoranda and all other writings relating to the Receivables to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Receivables or the Collateral Agent’s security interest therein without the consent of any Pledgor.

SECTION 7.2. Legend. Each Pledgor shall legend, at the request of the Collateral Agent made at any time after the occurrence and during the continuance of any Event of Default and in form and manner reasonably satisfactory to the Collateral Agent, the Receivables and the other books, records and documents of such Pledgor evidencing or pertaining to the Receivables with an appropriate reference to the fact that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 7.3. Modification of Terms, etc. No Pledgor shall rescind or cancel any indebtedness evidenced by any Receivable or modify any material term thereof or make any material adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Receivable or interest therein except in the ordinary course of business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Pledgor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Receivables.

SECTION 7.4. Collection. Each Pledgor shall cause to be collected from the Account Debtor of each of the Receivables, as and when due in the ordinary course of business and consistent with prudent business practice (including Receivables that are delinquent, such Receivables to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Receivable, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Receivable, except that any Pledgor may, with respect to a Receivable, allow in the ordinary course of business (i) a refund or credit consistent with commercially reasonable business practice and (ii) such extensions of time to pay amounts due in respect of Receivables and such other modifications of payment terms or settlements in respect of Receivables as shall be commercially reasonable in the circumstances, all in accordance with such Pledgor’s ordinary course of business consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Pledgor, the Collateral Agent or any Secured Party, shall be paid by the Pledgors.

ARTICLE VIII

TRANSFERS

SECTION 8.1. Transfers of Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE IX

REMEDIES

SECTION 9.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may, at the direction of the Required Lenders or as it deems reasonably necessary or advisable in its discretion, from time to time exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than three (3) Business Days after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Collateral as contemplated in this Section 9.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Retain and apply the Distributions to the Secured Obligations as provided in Article X hereof;

(vi) Exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(vii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 9.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 9.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any

Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 9.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article IX in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 9.4. Certain Sales of Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) Notwithstanding the foregoing, each Pledgor shall, upon the occurrence and during the continuance of any Event of Default, at the reasonable request of the Collateral Agent, for the benefit of the Collateral Agent, cause any registration, qualification under or compliance with any Federal or state securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and reasonable expense of the Pledgors. Each Pledgor will use its commercially reasonable efforts to cause such registration to be effected (and be kept effective) and will use its commercially reasonable efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with all other requirements of any Governmental Authority. Each Pledgor shall use its commercially reasonable efforts to cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent and all others participating in the distribution of such Securities Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property in accordance with the terms of this Agreement, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 9.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 9.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that (i) no Event of Default has occurred and is continuing, (ii) the relevant Pledgor or Pledgors have been released from its or their obligations in accordance with the express terms of the Credit Agreement and (iii) the Termination Date has occurred.

SECTION 9.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 9.6. Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Pledgor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof; provided that such assignments shall be reassigned to the applicable Pledgor within five (5) Business Days of such time as the Collateral Agent has received written notice from the applicable Peldgor that all Events of Default have been cured or waived in accordance with the Credit Agreement. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Pledgor shall make available to the Collateral Agent, to the extent within such Pledgor’s power and authority, such personnel in such Pledgor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Pledgor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Pledgor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

ARTICLE X

APPLICATION OF PROCEEDS

SECTION 10.1. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with Section 2.19(f) of the Credit Agreement.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1. Concerning Collateral Agent.

(a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Agreement. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with re-

spect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

(e) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgors need to be amended as a result of any of the changes described in Section 5.10(e) of the Credit Agreement. If any Pledgor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Pledgor’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Pledgor.

SECTION 11.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Collateral, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of such Pledgor under any Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 10.03 of the Credit Agreement. Neither the provisions of this Section 11.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 11.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time after the occurrence and during the continuance of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Docu-

ments which the Collateral Agent may deem necessary to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 11.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Hedging Agreement, a Cash Management Agreement or an agreement governing any Foreign Subsidiary Secured Obligations, such Hedging Agreement, Cash Management Agreement or agreement governing such Foreign Subsidiary Secured Obligations, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 11.4. Termination; Release. Upon the occurrence of the Termination Date, this Agreement shall terminate. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. Upon such release or any release of Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and reasonable expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

SECTION 11.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 11.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Company set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.6.

SECTION 11.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 10.09 and 10.10 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 11.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 11.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 11.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 11.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Collateral or any part thereof.

SECTION 11.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 11.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder. The obligations of each Pledgor contained in this Section 11.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 11.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any agreement governing any Foreign Subsidiary Secured Obligations or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any agreement governing For-

eign Subsidiary Secure Obligations or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any agreement governing Foreign Subsidiary Secure Obligations or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 11.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor (other than the occurrence of the Termination Date);

provided that, for the avoidance of doubt, this Agreement shall terminate upon the occurrence fo the Termination Date.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

[ ],
as Pledgor

By:
Name:
Title:

[ ], as Pledgor

By:
Name:
Title:

S-1

JPMORGAN CHASE BANK, N.A.,
as Collateral Agent

By:
Name:
Title:

S-2

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 1, 2015, made by A. Schulman, Inc., a Delaware Corporation (the “Company”), the Subsidiary Guarantors party thereto and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name:
Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [                    ], is delivered pursuant to Section 5.1 of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 1, 2015, made by A. Schulman, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors party thereto and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ],
as Pledgor

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of June 1, 2015 made by A. Schulman, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors party thereto and JPMORGAN CHASE BANK, N.A., as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”).

This Joinder Agreement supplements the Security Agreement and is delivered by the undersigned, [                    ] (the “New Pledgor”), pursuant to Section 3.5 of the Security Agreement. The New Pledgor hereby agrees to be bound as a Subsidiary Guarantor and as a Pledgor party to the Security Agreement by all of the terms, covenants and conditions set forth in the Security Agreement to the same extent that it would have been bound if it had been a signatory to the Security Agreement on the date of the Security Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in Articles V, VI and IX of the Credit Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement on the execution date of the Credit Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Subsidiary Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Security Agreement and Article III of the Credit Agreement.

Annexed hereto are supplements to each of the schedules to the Perfection Certificate and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Perfection Certificate or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name:
Title:

AGREED TO AND ACCEPTED:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

[Schedules to be attached]

EXHIBIT 4

[Form of]

Copyright Security Agreement

Copyright Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor:

(a) Copyrights of such Pledgor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the

Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the occurrence of the Termination Date, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Copyright Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Copyright Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS

Copyright Registrations:

OWNER	REGISTRATION NUMBER	TITLE

Copyright Applications:

OWNER	TITLE

EXHIBIT 5

[Form of]

Patent Security Agreement

Patent Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor:

(a) Patents of such Pledgor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the occurrence of the Termination Date, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Patent Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Patent Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

PATENT SECURITY AGREEMENT

PATENT REGISTRATIONS AND PATENT APPLICATIONS

Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

Patent Applications:

OWNER	APPLICATION NUMBER	NAME

EXHIBIT 6

[Form of]

Trademark Security Agreement

Trademark Security Agreement, dated as of [                    ], by [                    ] and [                    ] (individually, a “Pledgor”, and, collectively, the “Pledgors”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as collateral agent pursuant to the Credit Agreement (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Pledgors are party to a Security Agreement of even date herewith (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Pledgors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Pledgors hereby agree with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Collateral of such Pledgor:

(a) Trademarks of such Pledgor listed on Schedule I attached hereto;

(b) all Goodwill associated with such Trademarks; and

(c) all Proceeds of any and all of the foregoing (other than Excluded Property).

SECTION 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement and Pledgors hereby acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Collateral Agent shall otherwise determine.

SECTION 4. Termination. Upon the occurrence of the Termination Date, the Collateral Agent shall execute, acknowledge, and deliver to the Pledgors an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

SECTION 6. Governing Law. This Trademark Security Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Trademark Security Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, each Pledgor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

Very truly yours,

[PLEDGORS]

By:
Name:
Title:

Accepted and Agreed:

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND TRADEMARK APPLICATIONS

Trademark Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Trademark Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

EXHIBIT J

FORM OF

LUXEMBOURG PLEDGE AGREEMENT

[See Attached]

EXECUTION VERSION

LUXEMBOURG SHARE PLEDGE AGREEMENT

A. SCHULMAN SÀRL

as Pledgor

JPMORGAN CHASE BANK, N.A.

as Collateral Agent

AND

A. SCHULMAN HOLDINGS S.À R.L.

as the Company

2

THIS SHARE PLEDGE AGREEMENT dated as of June 1, 2015 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), is entered into by and among.

A. Schulman Sàrl, a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 32-36, boulevard d’Avranches, L-1160 Luxembourg and registered with the Luxembourg trade and companies register under number B103433 and with a share capital of EUR eighty-six million two hundred thirty-eight thousand (€86,238,000) (the “Pledgor”);

JPMorgan Chase Bank, N.A., 10 S. Dearborn Street, Chicago, IL 60603, U.S.A. (the “Collateral Agent”), acting as collateral agent for the benefit of the Secured Parties (as defined below);

AND IN THE PRESENCE OF

A. Schulman Holdings S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 32-36, boulevard d’Avranches, L-1160 Luxembourg and registered with the Luxembourg trade and companies register under number B103028 and with a share capital of EUR one hundred eighty-nine million six hundred sixty-seven thousand (€189,667,000) (the “Company”).

PRELIMINARY STATEMENT

WHEREAS the Pledgor is as of the date hereof the holder and owner of twenty-seven thousand four hundred fifty (27,450) class A shares of EUR five hundred (500) each (the “Class A Shares”) and three hundred fifty-one thousand eight hundred eighty-four (351,884) class B shares of EUR five hundred (500) each (the “Class B Shares”) corresponding to one hundred percent (100%) of all shares issued by the Company.

WHEREAS pursuant to the Bank Credit Agreement (as defined below), the Lenders (as defined below) have agreed to make certain advances to the Company and other Borrowers (as defined below), and to issue letters of credit for the account of the Company and other Borrowers.

WHEREAS, the Collateral Agent has been appointed collateral agent for each Lender and the other Secured Parties pursuant to Article VIII of the Bank Credit Agreement;

WHEREAS pursuant to the Bank Credit Agreement the Pledgor shall grant a Luxembourg law governed first-ranking pledge over the Pledged Collateral (as defined below) to the Collateral Agent acting for the benefit of the Secured Parties in order to secure the complete payment and performance of any and all Secured Obligations (as defined below).

3

NOW, THEREFORE, for and in consideration of the foregoing and of any financial accommodations or extensions of credit heretofore, now or hereafter made to or for the benefit of the Loan Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and the Collateral Agent wish to enter into this Pledge Agreement and therefore hereby agree as follows:

1.	DEFINITIONS

Unless otherwise defined herein or where the context requires otherwise, words or expressions defined in the Bank Credit Agreement shall have the same meanings in this Agreement (including in the preamble and recitals hereto) and this construction shall survive the termination of the Bank Credit Agreement.

In addition the following definitions will apply:

“Agreement” means this share pledge agreement.

“Bank Credit Agreement” means the New York law governed credit agreement entered into between, among others, the Lenders, the Company as Foreign Borrower and the other Borrowers and the Collateral Agent and dated June 1, 2015.

“Borrowers” has the meaning ascribed to such term in the Bank Credit Agreement.

“Business Day” has the meaning ascribed to such term in the Bank Credit Agreement.

“Collateral Law” means the Luxembourg law of August 5, 2005 on financial collateral arrangements, as amended from time to time.

“Event of Default” has the meaning ascribed to such term in the Bank Credit Agreement.

“Letter of Credit” has the meaning ascribed to such term in the Bank Credit Agreement.

“Loan Documents” has the meaning ascribed to such term in the Bank Credit Agreement.

“Loan Parties” has the meaning ascribed to such term in the Bank Credit Agreement.

“Loans” has the meaning ascribed to such term in the Bank Credit Agreement.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Material Adverse Effect” has the meaning ascribed to such term in the Bank Credit Agreement.

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“Pledge” means the first-ranking security interest (gage de premier rang) over the Pledged Collateral created and constituted by, and in accordance with, this Agreement.

“Pledged Collateral” means the Shares and the Related Assets.

“Related Assets” means all future and undistributed dividends, and all interests and other monies remaining payable to the Pledgor in respect of the Shares and all other rights, benefits and proceeds in respect of or derived from the Shares (whether by way of redemption, bonus, preference, option, warrant, substitution, conversion or otherwise).

“Rights of Recourse” means all and any rights, security interests, actions and claims the Pledgor may have against any debtor or other obligor of any of the Secured Obligations (including, for the avoidance of doubt, any person having given a guarantee for any of the Secured Obligations) or any person having granted security for any of the Secured Obligations and arising under the Pledge or following the enforcement of the Pledge, including, without limitation, the Pledgor’s rights of recourse against any such entity under the terms of Articles 2028, 2029, 2030 and 2033 of the Luxembourg Civil Code (including, for the avoidance of doubt, any rights of recourse prior to enforcement of the Pledge), or any rights of recourse by way of subrogation (such as for instance any rights of recourse under Article 1251 of the Luxembourg Civil Code) or any other similar right, action or claim under any applicable law.

“Secured Obligations” means all present and future Foreign Obligations (as defined in the Bank Credit Agreement).

“Secured Parties” has the meaning ascribed to such term in the Bank Credit Agreement.

“Security Period” means the period starting as of the date of this Agreement and ending on the Termination Date.

“Shares” means the Class A Shares and the Class B Shares, as well as any and all additional shares of the Company, now or at any time or times hereafter owned directly by the Pledgor.

“Termination Date” has the meaning ascribed to such term in the Bank Credit Agreement.

“Variation” includes any variation, amendment, novation, restatement, modification, assignment, transfer, supplement, extension, deletion or replacement however effected and “vary” and “varied” shall be construed accordingly.

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2.	INTERPRETATION

2.1	Clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement.

2.2	Words importing the singular shall include the plural and vice-versa.

2.3	References to a document in this Agreement are references to such document as it may be amended, novated, supplemented, extended or restated from time to time.

2.4	References to a person in this Agreement include its successors, transferees and permitted assignees or novated parties.

3.	PLEDGE

3.1	As security for the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of the Secured Obligations, the Pledgor hereby irrevocably and unconditionally grants a continuing first-ranking pledge in favor of the Collateral Agent, acting for and on behalf of Secured Parties under the Loan Documents, over the Pledged Collateral. The Pledge shall also cover any future extension of the Secured Obligations.

3.2	The Collateral Agent accepts the Pledge.

3.3	The Pledge shall be a continuing security, shall remain in force until released in accordance with Clauses 14 and 15 below, and shall in particular not be discharged by reason of the circumstance that there is temporarily no Secured Obligation currently owing to the Collateral Agent.

3.4	For the avoidance of doubt, the Pledgor and the Collateral Agent agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledge created hereunder by operation of law upon the transfer or assignment, including by way of assumption, of all or part of the Secured Obligations.

4.	PERFECTION OF THE SECURITY

4.1	The Pledge over the Pledged Collateral shall forthwith be registered in the shareholders’ register of the Company in accordance with Article 5(3) of the Luxembourg law of August 5, 2005 on financial collateral arrangements, as of the day of this Agreement. The wording of the registration is set forth in the Schedule attached hereto. By executing this Agreement, the Company acknowledges and accepts the Pledge over the Pledged Collateral.

4.2	In this respect, the Pledgor and the Company, on the date of this Agreement and notwithstanding the following paragraphs of this Clause 4:

4.2.1	instruct and appoint any manager and any employee of the Company, acting individually, to register the Pledge in the shareholders’ register of the Company, and

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4.2.2	undertake to deliver to the Collateral Agent a certified copy of the relevant pages of the shareholders’ register of the Company showing that the Pledge over the Shares has been duly recorded.

4.3	The Pledgor hereby irrevocably authorizes and empowers the Collateral Agent to cause any formal steps to be taken by any manager or any employee of the Company for the purpose of perfecting the Pledge.

4.4	The Pledgor undertakes to reiterate the formalities referred to in Clauses 4.1 to 4.3 above each time that the security constituted by this Agreement is extended to further shares of the Company, to the extent required by Luxembourg law.

5.	EFFECTIVENESS OF SECURITY

5.1	The Pledge shall be a continuing, first-ranking security and shall not be considered as satisfied or discharged or prejudiced by any intermediate payment, satisfaction or settlement of any part of the Secured Obligations and shall remain in full force and effect until payment and discharge in full of all the Secured Obligations.

5.2	The Pledge shall be cumulative, in addition to and independent of every other security or security interest which the Collateral Agent may at any time hold as security for the Secured Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Collateral Agent may now or at any time in the future have in respect of the Secured Obligations. None of such other security or security interest shall be merged in any way with the Pledge.

5.3	Except as authorized in the Loan Documents, neither the obligations of the Pledgor contained in this Agreement nor the rights, powers and remedies conferred upon the Collateral Agent by this Agreement or by law, nor the Pledge created hereby shall be discharged, impaired or otherwise affected by:

5.3.1	any amendment to, or any Variation, waiver or release of, any of the Secured Obligations; or

5.3.2	any failure to take, or fully to take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of any of the Secured Obligations, subject to Clause 14 below; or

5.3.3	any failure to realize or to fully realize the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any of the Secured Obligations; or

5.3.4	any other act, event or omission which, but for this Clause 5, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Agreement and/or the rights, powers and remedies conferred upon the Collateral Agent by this Agreement, the Pledge or by law.

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5.4	To the extent applicable the Pledgor hereby waives any rights it may have under Articles 2021, 2022 and 2026 of the Luxembourg Civil Code or any other applicable law or regulation of first requiring the Collateral Agent to proceed against or claim payment from, or to divide any action between and against, any other person or enforce any guarantee or security before enforcing this Pledge.

5.5	The Pledgor hereby waives any rights it may have under Article 2032 of the Luxembourg Civil Code or any other similar applicable law.

5.6	The Pledgor irrevocably agrees to waive the Rights of Recourse it may have and any rights it may have under Article 2036 of the Luxembourg Civil Code.

5.7	The Pledgor irrevocably agrees to waive any defenses of set-off and any rights arising for it now or in the future (if any) under Articles 1285 and 2037 of the Luxembourg Civil Code and any other rights it may have that may adversely affect the rights of the Collateral Agent and the Secured Parties under this Agreement.

6.	RIGHTS ATTACHING TO SHARES

6.1	The voting rights and other rights attaching or pertaining to the Shares, irrespective of the legal or contractual source of such rights, shall be allocated to the fullest extent permitted by the Collateral Law between the Pledgor and the Collateral Agent, in accordance with the following provisions:

6.1.1	Until the occurrence of an Event of Default, the voting rights at any ordinary or extraordinary shareholders’ meeting of the Company shall belong to the Pledgor, provided that the Pledgor will not exercise or refrain from exercising any such right, as the case may be, if, in each case in the Collateral Agent’s opinion, such action (or inaction) could reasonably be expected to affect adversely in any material respect the value of any Shares or otherwise could reasonably be expected to have a Material Adverse Effect;

6.1.2

Upon the occurrence of an Event of Default, and in derogation to what is provided for in Clause 6.1.1, the Collateral Agent may, by giving a prior written notice to this effect to the Pledgor and the Company, elect to exercise the voting rights and any other rights attaching or pertaining to the Shares in any manner the Collateral Agent deems fit (including but not limited to, the removal and appointment of managers). Immediately upon such election being made, the Pledgor shall no longer be entitled to exercise any voting rights, and, without prejudice to the Pledgor’s ownership of the Shares, the Collateral Agent may exercise any voting rights attaching to the Shares as well as the rights of the Pledgor as shareholder in relation to the convening and adjourning of shareholders’ meetings, including, for the avoidance of doubt (each time within the limits of the rights which the Pledgor has under applicable laws or the articles of incorporation of the Company), the right to request the board of managers or the sole manager (as the

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case may be) to convene shareholders’ meetings and to request items to be added to the agenda, to convene such shareholders’ meetings itself and to propose and adopt resolutions in written form and to adjourn shareholder’s meetings. The Pledgor and the Company expressly acknowledge and accept that the Collateral Agent may exercise such rights and use, where required, the Shares for this purpose.

6.2	The Pledgor and the Company shall do whatever is necessary in order to ensure that the exercise of the voting rights or any other rights in these circumstances is facilitated and becomes possible for the Collateral Agent, including the issuing of a written proxy in any form required by the Collateral Agent or any other document that the Collateral Agent may require for the purpose of exercising the voting rights.

6.3	In exercising its powers and discretion in connection with the exercise of voting rights or any other rights attaching or pertaining to the Shares in accordance with Clause 6.1.2 above, the Collateral Agent shall have an absolute discretion to the extent necessary or useful for the purposes of ensuring the complete satisfaction of the Secured Obligations and for the purpose of protecting and/or enforcing its rights. The Pledgor hereby expressly acknowledges that the Collateral Agent shall be totally and unconditionally authorized to exercise the voting rights upon the occurrence of an Event of Default.

6.4	The Pledgor shall send or shall arrange to be sent to the Collateral Agent not less than five (5) days, or the different term provided for in this respect under the articles of incorporation of the Company, prior to the date fixed for the first calling of an ordinary or extraordinary shareholders’ meeting of the Company, a notice indicating the day, time and place of the meeting and its agenda. If the Pledgor is entitled to vote, it shall exercise any voting rights in accordance with and within the limits provided under Clause 6.1.1 above.

6.5	The provisions of this Clause 6 shall be applicable mutatis mutandis to shareholders’ decisions adopted by written resolution rather than during shareholders’ meetings.

7.	RIGHTS TO THE RELATED ASSETS

7.1	Until the occurrence of an Event of Default, the Pledgor shall be entitled to receive and retain all Related Assets, subject to the provisions of the Loan Documents.

7.2	Upon the occurrence of an Event of Default, the Collateral Agent shall be entitled to receive all Related Assets paid or payable by the Company on all or any of the Shares and to apply any payments so received in and towards payment and discharge of the Secured Obligations. To this effect, the Pledgor and the Collateral Agent agree that the Company is hereby directed (and the Company, by countersigning this Agreement, accepts), if and when an Event of Default occurs to make direct payment of all such Related Assets to the Collateral Agent.

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8.	POWER OF ATTORNEY

8.1	Without prejudice to any other provisions of this Agreement each of the Pledgor and the Company, hereby irrevocably appoints the Collateral Agent to be its attorney (mandataire) and to execute, deliver and perfect in its name and on its behalf all documents and do all things that the Collateral Agent may consider to be requisite for (a) carrying out any obligation imposed on the Pledgor or the Company under this Agreement or (b) exercising any of the rights conferred on the Collateral Agent by this Agreement or by law, including for the purpose of the enforcement of the Pledge to be carried out as described in Clause 9 below, including in case of a sale of the Shares.

8.2	The Pledgor and the Company shall ratify and confirm all things done and all documents executed by the Collateral Agent in the exercise of the powers of attorney granted under this Clause 8.

9.	ENFORCEMENT OF THE PLEDGE

9.1	After an Event of Default has occurred, the Collateral Agent shall be entitled, at its sole discretion, to exercise immediately and without further notice (mise en demeure) to the Pledgor, its rights and powers under this Agreement and article 11 of the Collateral Law, including (but not limited to):

9.1.1	appropriate the Pledged Collateral or have them appropriated by a third party at a price equal to their market value as determined by an independent approved external auditor (réviseur d’entreprises agréé) designated, in its sole discretion, by the Collateral Agent at the cost of the Pledgor on the basis of the last published annual accounts of the Company or such other factual basis as the independent auditor shall deem appropriate, it being understood that the Collateral Agent may appropriate the Pledged Collateral even before the independent auditor has completed the appraisal if the Collateral Agent is of the opinion that it is in its best interest not to delay the enforcement of the Pledge until the appraisal is available; or

9.1.2	sell or cause the Shares to be sold in a private transaction at arms’ length conditions (conditions commerciales normales), by a public sale at the Luxembourg Stock Exchange or by way of an auction; or

9.1.3	request the Luxembourg courts that title to the Pledged Collateral be assigned to the Collateral Agent in payment of the Secured Obligations, in accordance with an expert valuation; or, in general,

9.1.4	realize or, as the case may be, to appropriate the Pledged Collateral or to otherwise enforce the Pledge in any other manner permitted by the laws of Luxembourg, including, if applicable, by requesting a set-off (compensation) or direct payment.

9.2	If the Collateral Agent seeks to enforce the Pledge under Clause 9.1 above, the Pledgor shall, at its own expense, render forthwith all other necessary

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assistance in order to facilitate the prompt realization of the Pledge or the exercise by the Collateral Agent of any other right it may have hereunder or under applicable law.

9.3	The Collateral Agent may at its sole discretion determine which of several security interests, if applicable, shall be enforced and used to satisfy the Secured Obligations.

10.	UNDERTAKINGS

10.1	During the term of this Agreement and the Pledge, the Pledgor undertakes:

10.1.1	that it will not transfer its centre of main interests or the place of its central administration (siège de l’administration centrale) or its registered office (siège statutaire) (each such terms as defined respectively in Regulation 1346/2000 or domestic Luxembourg law) outside of Luxembourg;

10.1.2	that it will procure that the Company keeps adequate records concerning the Shares and permit the Collateral Agent at any reasonable time and from time to time to examine and make copies and abstracts from such records;

10.1.3	to act in good faith to maintain and exercise its rights in the Company and not take or permit to be taken any action whereby the rights attached to the Shares are, directly or indirectly, altered or diluted, including without limitation, any amalgamation, merger or consolidation of the Company with any other person or the participation of the Company in any other type of corporate reconstruction or a voluntary dissolution or liquidation;

10.1.4	that it will not increase the share capital of the Company without the prior written consent of the Collateral Agent, it being understood that any and all additional shares in the Company that may be issued by the Company and subscribed to by the Pledgor shall be subject to the Pledge;

10.1.5	not to take, or participate in:

(i)	any action which results or might result in the Pledgor’s loss of ownership of all or part of the Pledged Collateral;

(ii)	any other transaction which would have the same effect as a sale, transfer, encumbrance, or other disposal of the Pledged Collateral;

(iii)	any action which would for any other reason be inconsistent with the Pledge;

(iv)	any action which would defeat, impair or circumvent the rights of the Secured Parties,

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except, in each case, with the prior written consent of the Collateral Agent;

10.1.6	not to encumber, permit to subsist, create, or agree to create any other security interest or third party right in or over the Pledged Collateral (other than in accordance with the Loan Documents);

10.1.7	not to sell, transfer or grant or otherwise dispose of all or any part of its Shares either in a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) without the Collateral Agent’s prior written consent;

10.1.8	to render at its own expense all necessary assistance in the event the Collateral Agent seeks the enforcement of the Pledge;

10.1.9	to promptly inform the Collateral Agent, by notification in writing, of all events which may adversely affect the Pledge created by this Agreement; and

10.1.10	to claim, rank, prove or vote as a creditor of the Company or its estate in competition with the Collateral Agent.

10.2	During the term of this Agreement and the Pledge, the Company undertakes:

10.2.1	that it will keep adequate records concerning the Shares and permit the Collateral Agent (subject to the inspection and reimbursement provisions of the Loan Documents) at any reasonable time and from time to time to examine and make copies and abstracts from such records;

10.2.2	that it will not participate in any increase of the share capital of the Company without the prior written consent of the Collateral Agent; and

10.2.3	not to take, or participate in;

(i)	any action which results might result in the Pledgor’s loss of ownership of all or part of the Pledged Collateral;

(ii)	any action which would for any other reason be inconsistent with the Pledge;

(iii)	any action which would defeat, impair or circumvent the rights of the Collateral Agent,

except, in each case, with the prior written consent of the Collateral Agent.

10.2.4	to promptly inform the Collateral Agent, by notification in writing, of all events which may adversely affect the Pledge created by this Agreement.

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11.	REPRESENTATIONS AND WARRANTIES

11.1	The Pledgor and, where applicable, the Company represent and warrant to the Collateral Agent that:

11.1.1	the Pledgor is and will be the sole legal and beneficial owner, free from encumbrances other than the Pledge, of the Pledged Collateral and has the corporate power and authority to own its assets, carry on its business as it is conducted and enter into, perform and deliver this Agreement;

11.1.2	the Shares are duly issued, fully paid-up and there exists no commitment or undertaking or obligation attaching to the Shares to proceed to any further payment, and upon their issue any new Shares shall be validly issued and fully paid upon issue so that no commitment or payment obligation shall exist in respect to such new Shares after their issue;

11.1.3	the Shares are not subject to any privileges conditions or restrictions which may negatively impact the Pledge and prevent the Collateral Agent from enforcing the Pledge in accordance with the terms of this Agreement;

11.1.4	each of the Pledgor and the Company is duly incorporated and validly existing under the laws of Luxembourg and is not subject to any proceedings such as bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), reorganisation or similar Luxembourg or foreign proceedings;

11.1.5	the place of central administration (siège de l’administration centrale) and the centre of main interests of the Pledgor and the Company are and will be located at the respective registered office (siège statutaire) of the Pledgor and the Company in Luxembourg and none of the Pledgor and the Company has and will have establishment outside Luxembourg (each such terms as defined respectively in Regulation 1346/2000 or domestic Luxembourg law);

11.1.6	all necessary corporate action has been taken to authorize the entry into, execution and delivery of this Agreement, and the performance of the obligations thereunder;

11.1.7

no order has been made and no resolution has been passed for the winding-up, bankruptcy, admission to the regime of suspension of payment and/or of controlled management or for a composition with creditors of or similar proceedings affecting creditors’ rights of or by, the Pledgor or the Company or for a liquidator, curator or commissaire or like official to be appointed in respect of the Pledgor or the

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Company and no petition has been presented and no meeting has been convened for any such purpose;

11.1.8	no receiver has been appointed in respect of the Pledgor or the Company or all or any of their assets and none of their respective assets are the subject of seizure and no event analogous to any of the foregoing has occurred outside Luxembourg;

11.1.9	no unsatisfied judgment is outstanding against the Pledgor or the Company;

11.1.10	the obligations expressed to be assumed by the Pledgor and the Company in this Agreement are legal, valid, binding and enforceable obligations in accordance with the terms of this Agreement;

11.1.11	upon execution of this Agreement, this Agreement creates a legal, valid, binding and enforceable first-ranking security interest (gage de premier rang) over the Pledged Collateral; and

11.1.12	the execution, delivery and performance of this Agreement will not violate any provision or any material requirement of any law, regulation or contractual obligation or of the constitutional documents of the Pledgor and will not result in the creation or imposition of any lien on any of the material properties or assets of the Pledgor pursuant to any requirement of law or contractual obligation, except the liens created pursuant to this Agreement.

12.	LIABILITY AND INDEMNITY

12.1	The Collateral Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with the Collateral Agent’s gross negligence (négligence grave) or willful default (faute intentionnelle). Without limiting the generality of the foregoing, the Collateral Agent shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option.

12.2	The Pledgor will indemnify the Collateral Agent and every attorney which may be appointed, from time to time, in respect of all liabilities and reasonably documented expenses incurred by it, him, her or them in the execution of any rights, powers or discretions vested in it, him, her or them pursuant thereto save for liabilities and expenses arising from the gross negligence (négligence grave) or willful default (faute intentionnelle) of the Collateral Agent or its attorney or both.

13.	THE COLLATERAL AGENT

JPMorgan Chase Bank, N.A. has been appointed Collateral Agent for the Secured Parties hereunder pursuant to the Bank Credit Agreement. It is expressly understood and agreed by the parties to this Agreement that any

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authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Secured Parties to the Collateral Agent pursuant to the Bank Credit Agreement, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained therein. Any successor Collateral Agent appointed pursuant to the Bank Credit Agreement shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder. If the Collateral Agent or any Secured Party shall violate the terms of the Bank Credit Agreement, each Loan Party agrees, by its execution and delivery hereof (including any Supplement hereto), that it shall not use such violation as a defense to any enforcement by any such party against such Loan Party nor assert such violation as a counterclaim or basis for setoff or recoupment against any such party. No such violation shall limit or impair the rights of the Collateral Agent or any Secured Party hereunder.

14.	DURATION AND INDEPENDENCE

14.1	This Agreement shall remain in full force and effect until the termination of the Security Period. The Pledge shall not cease to exist if any or all of the Loan Parties under the terms and conditions of the Loan Documents has/have only temporarily discharged the Secured Obligations.

14.2	This Agreement shall create a continuing security and no change, amendment, restatement or supplement whatsoever in the Loan Documents or in any document, agreement or instrument related to either of the aforementioned instruments shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to this Agreement.

15.	APPLICATION OF PROCEEDS AND RELEASE OF THE PLEDGE

15.1	Any monies received by the Collateral Agent in respect of the Pledged Collateral following the enforcement of the Pledge in accordance with Clause 9 above shall be applied by the Collateral Agent in or towards payment and discharge of the Secured Obligations or, at the discretion of the Collateral Agent, be held as continuing security for the Secured Obligations.

15.2	At the expiry of the Security Period the Collateral Agent will at the written request (and at the cost) of the Pledgor do whatever is necessary to release the Pledge. The Collateral Agent shall in particular inform the Company in writing of any release and instruct it to record the release of the Pledge in the shareholders’ register of the Company.

15.3	If an amount paid by the Pledgor or any other Loan Party to the Collateral Agent or any Secured Party pursuant to the Loan Documents is capable of being avoided or otherwise set aside on the liquidation, administration, winding-up or other similar proceeding in the jurisdiction of the Pledgor or any other Loan Party or otherwise, then such amount shall not be considered to have been fully and irrevocably paid for the purposes hereof and the Pledge shall not be released.

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16.	COSTS AND EXPENSES

All reasonable costs, charges, fees, taxes and expenses incurred in connection with the negotiation, preparation, execution of this Agreement and all reasonable costs, charges, fees, taxes and expenses incurred in connection with the perfection or enforcement of the Pledge or the exercise of any right under this Agreement, shall be reimbursed by the Pledgor.

17.	PARTIAL INVALIDITY AND WAIVER

17.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any relevant jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid or unenforceable provision shall be deemed replaced by such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties to this Agreement and the invalid, illegal or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

17.2	The Pledgor understands and agrees that its obligations and liabilities under this Agreement shall remain in full force and effect, notwithstanding foreclosure of any property securing all or any part of the Secured Obligations by trustee sale or any other reason impairing the right of the Pledgor, the Collateral Agent or any of the Secured Parties to proceed against the Company. The Pledgor agrees that all of its obligations under this Agreement shall remain in full force and effect without defense, offset or counterclaim of any kind, notwithstanding that the Pledgor’s rights against the Company may be impaired, destroyed or otherwise affected by reason of any action or inaction on the part of the Collateral Agent or any Secured Party.

17.3	No waiver of any of the terms hereof shall be effective unless in writing and signed and signed by Collateral Agent and the Pledgor. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

18.	AMENDMENTS

Any amendments, changes or variations to this Agreement may be made only with the agreement of the Pledgor and the Collateral Agent in writing, with any required consent pursuant to the Bank Credit Agreement. This applies also to this Clause 18.

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19.	CHANGES TO THE PARTIES

19.1	The Pledgor may not assign, transfer or novate any of its rights under this Agreement without the prior written consent of the Collateral Agent.

19.2	The Collateral Agent may assign, transfer or novate all or any part of its rights under this Agreement to any permitted assignee or transferee or successor. Such assignment by the Collateral Agent shall be enforceable against the Pledgor pursuant to the provisions of Article 1690 of the Luxembourg Civil Code and shall be done at no additional cost to the Pledgor. References to the Collateral Agent shall be deemed to include any permitted assignee or transferee or successor thereof.

19.3	In the case of an assignment, transfer or novation of all or any part of the Secured Obligations to one or several transferees, the Collateral Agent and the Pledgor hereby agree that in such event, to the extent required under applicable laws, the Collateral Agent shall preserve all of its rights under this Agreement as expressly permitted under Articles 1278 to 1281 of the Luxembourg Civil Code, so that the Pledge constituted by this Agreement shall automatically, and without any formality, benefit to any such transferees.

19.4	Without prejudice to paragraphs 19.2 and 19.3 of this Clause 19, this Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent and references to the Collateral Agent shall be deemed to include any assignee or successor in title of the Collateral Agent and any person who, under any applicable law has assumed the rights and obligations of the Collateral Agent hereunder or to which under such laws the same have been transferred or novated or assigned in any manner. To the extent a further notification or registration is required by law to give effect to the above, the Pledgor shall procure that (at the request and cost of the Collateral Agent) such further notification or registration be made.

20.	NOTICES

20.1	Any communication (a “Notice” or “Notices”) in connection with this Agreement must be in writing and, unless otherwise stated, may be given in person, sent by first class post (and air mail if overseas) or by fax or by e-mail or any other electronic communication) to the party due to receive the Notice. For the purpose of this Agreement, an electronic communication will be treated as being in writing. Any Notice shall be in the English language.

20.2	Contact details:

20.2.1	The contact details of the Pledgor for all Notices in connection with this Agreement are:

Address:	32-36 Boulevard d’Avranches

L-1160 Luxembourg

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Telephone:	+352 26 49 79 1205

Email:	Nicolas.Tusseau@aschulman.com

Attention:	Nicolas Tusseau

Global In-House Bank Manager

20.2.2	The contact details of the Collateral Agent for all Notices in connection with this Agreement are:

Address:	10 S. Dearborn Street, Floor L2, Chicago, IL 60603-2300

Telephone:	312-385-7055

Fax number:	888-292-9533

Attention:	Leonida Mischke

20.2.3	The contact details of the Company for all Notices in connection with this Agreement are:

Address:	32-36 Boulevard d’Avranches

L-1160 Luxembourg

Telephone:	+352 26 49 79 1205

Email:	Nicolas.Tusseau@aschulman.com

Attention:	Nicolas Tusseau

Global In-House Bank Manager

20.2.4	Each of the Pledgor, the Collateral Agent and the Company may change its contact details by giving seven Business Days’ Notice to the other parties.

20.3	Effectiveness

20.3.1	Except as provided below, any Notice in connection with this Agreement will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, when received;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

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20.3.2	A Notice given under Clause 20.3.1 above but received on a day which is not a Business Day or after business hours in the place of receipt, will only be deemed to be given on the next Business Day in that place.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute but one and the same instrument.

22.	APPLICABLE LAW AND JURISDICTION

22.1	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with Luxembourg law.

22.2	Any dispute (including any non-contractual obligations arising out of or in connection with this Agreement) arising out of or in connection with this Agreement shall be submitted to the non-exclusive jurisdiction of the courts of Luxembourg-City.

22.3	However, to the extent permitted by applicable law, the Collateral Agent, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction, whether concurrently or not, if and to the extent permitted by applicable law.

[FOLLOWS SIGNATURE PAGES & SCHEDULES]

19

This Agreement has been entered into in three (3) originals, each party to this Agreement acknowledging receipt of one, on the date stated at the beginning by:

A. SCHULMAN SÀRL

AS PLEDGOR

By:		By:
Title:	Manager	Title:	Manager

JPMORGAN CHASE BANK, N.A.

AS COLLATERAL AGENT

By:		By:
Title:		Title:

20

By signing hereunder, the Company acknowledges and accepts the existence of this Agreement and the Pledge for the purposes of Article 5(3) of the Luxembourg law of August 5, 2005 on financial collateral arrangements, as of the day of this Agreement, takes notice of the terms thereof, and undertakes to duly register or allow, respectively grants sufficient power to, the person(s) designated pursuant to Clause 4 of this Agreement to register forthwith this Pledge in the shareholders’ register of the Company, using the registration wording as set forth in the Schedule attached hereto.

A. SCHULMAN HOLDING S.À R.L.

AS COMPANY

By:		By:
Title:	Manager	Title:	Manager

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SCHEDULE 1

INSCRIPTION OF PLEDGE IN THE SHAREHOLDERS’ REGISTER OF THE COMPANY

Pursuant to and in accordance with a Pledge Agreement dated June 1, 2015 A. SCHULMAN SÀRL has granted a pledge over three hundred seventy-nine thousand three hundred thirty-four (379,334) shares of A. SCHULMAN HOLDING S.À R.L., divided in twenty-seven thousand four hundred fifty (27,450) class A shares and three hundred fifty-one thousand eight hundred eighty-four (351,884) class B shares, representing together one hundred percent (100%) of the shares that it owns in A. SCHULMAN HOLDING S.À R.L. at the date of the Pledge Agreement, as well as any and all additional shares in A. SCHULMAN HOLDING S.À R.L. which it may acquire in the future, in favor of JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Collateral Agent and, in order to secure the payment of the Secured Obligations (as defined in the Pledge Agreement).

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EXHIBIT K

FORM OF

COMPLIANCE CERTIFICATE

            , 20

Pursuant to Section 5.01(c) of that certain Credit Agreement, dated as of June 1, 2015 among A. Schulman, Inc., as Borrower, A. Schulman Holdings S.a.r.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders party thereto, J.P. Morgan Europe Limited, as a Global Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and the other agents parties thereto, this compliance certificate (the “Certificate”), together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, sets forth reasonably detailed calculations demonstrating [(A) compliance with the covenant contained in Section 6.09 of the Credit Agreement,]1 [(B) Excess Cash Flow for such Excess Cash Flow Period]2 and [(C) the calculation and uses of the Available Amount for the fiscal period then ended]3.

The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements noted above. The undersigned hereby certifies that (i) no Default exists and (ii) no change in GAAP or in the application thereof has occurred since the date of the most recently delivered audited financial statements that would affect the compliance or non-compliance with any financial ratio or requirement in the Credit Agreement[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are [the details of the existing Default and the action(s) taken or proposed to be taken with respect thereto] [the effect(s) of such change in GAAP or the application thereof on the financial statements accompanying this Certificate]].

A. SCHULMAN, INC.

By:
Name:
Title:

[1]	Include bracketed language beginning with the first full fiscal quarter ending after the Effective Date.
[2]	Include bracketed language in the case of financial statements delivered under Section 5.01(a) of the Credit Agreement, beginning with with financial statements for the fiscal year of the Company ending August 31, 2016.
[3]	Include bracketed language if the Company shall have used the Available Amount for any purpose during such fiscal period.

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of             , 20     and pertains to the period from             , 20     to             , 20    15. Section references herein relate to Sections of the Credit Agreement.

The descriptions of the calculations set forth in this certificate are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any attachment to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

TOTAL NET LEVERAGE RATIO CALCULATION

1.	“Consolidated Total Net Debt”:

a.	Consolidated Debt: : $

b.	Net Debt Cash Amount: : $

c.	Consolidated Total Net Debt:

i.	Row (a) above – row (b) above= $

2.	“Adjusted EBITDA”[16]:

a.	Net Income: $

b.	Without duplication and to the extent deducted in determining Net Income for such period:

i.	Interest Expense for such period and all cash dividend payments (excluding items eliminated in consolidation) on Disqualified Stock of the Company: $

ii.	Provision for Taxes based on income, profits or capital for such period, including, without limitation, state franchise and similar Taxes and foreign withholding Taxes: $

[15]	The period is the four consecutive fiscal quarters of the Borrower’s most recently ended on or prior to the date of the Compliance Certificate.
[16]	For purposes of determining compliance with the financial covenants set forth in Section 6.09 (and for the other purposes set forth in the Credit Agreement), Adjusted EBITDA shall be calculated on a Pro Forma Basis.

iii.	All amounts attributable to depreciation and amortization expense for such period (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) : $

iv.	Any extraordinary, non-recurring or non-cash charges: $

c.	Without duplication and to the extent included in Net Income, any extraordinary, non-recurring or non-cash gains for such period: $

d.	Pro Forma EBITDA[17]: $

e.	Fees, costs and expenses (including, without limitation, any taxes paid in connection therewith) in connection with the Acquisition and Permitted Acquisitions that are paid in cash substantially simultaneously with the Effective Date (in the case of the Acquisition) and the closing of any such Permitted Acquisition (in the case of any such Permitted Acquisition): $

f.	Fees, costs, expenditures and charges paid in cash arising out of restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management of any Person in connection with the Acquisition or a Permitted Acquisition: $

g.	Non-recurring costs, charges and expenses paid in cash relating to (x) the exercise of options and (y) stock issued by Citadel or the target of a Permitted Acquisition: $

h.	Any fees, costs, expenses or charges related to any equity offering, Permitted Acquisition or other Investment permitted hereunder, recapitalization or Incurrence of Indebtedness permitted to be made under this Agreement (whether or not successful) or related to this Agreement: $

i.	The amount of any minority interest expense attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary to the extent deducted in such period in computing Net Income: $

j.	Any costs or expenses incurred by the Company or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of

[17]

For purposes of determining Pro Forma EBITDA for any four-fiscal quarter period that includes any of the fiscal quarters ending May 30, 2015, February 28, 2015, November 30, 2014 or August 31, 2014, Pro Forma EBITDA attributable to Citadel for such fiscal quarters shall equal $25,000,000, $25,000,000, $25,000,000 and $25,000,000, respectively.

Equity Interests of the Company (other than Disqualified Equity Interests): $

k.	The Effective Date Transaction Costs paid in cash for the applicable period to the extent not capitalized under GAAP: $

l.	[Pro forma adjustments in accordance with the definition of Pro Forma Basis: $ ]

m.	The sum of rows (a)-(b) and (d)-[(k)/(l)] above= $

n.	Adjusted EBITDA:

i.	Row [(l)/(m)] above – row (c) above= $

3.	Total Net Leverage Ratio:

a.	Row (1) above/row (2) above= : 1.00

INTEREST COVERAGE RATIO CALCULATION

1.	Adjusted EBITDA (see row 2 under “Total Net Leverage Ratio Calculation” above): $

2.	Cash Interest Expense: $

3.	Interest Coverage Ratio:

a.	Row (1) above/row (2) above= : 1.00

EXCESS CASH FLOW CALCULATION

1.	Net Income: $

2.	The aggregate amount of all non-cash charges to the extent deducted in arriving at such Net Income: $

3.	Decreases in Consolidated Working Capital for such period (other than any such decreases arising from Dispositions outside the ordinary course of business by the Company and the Subsidiaries completed during such period): $

4.	The aggregate amount of all non-cash credits included in arriving at such Net Income: $

5.	Without duplication of amounts deducted pursuant to row (12) below in prior years, the amount of Capital Expenditures made in cash during such period by the Company and its Subsidiaries, except to the extent that such Capital Expenditures or acquisitions made in cash were financed with the proceeds of Indebtedness of the Company or the Subsidiaries (other than under the Revolving Facility): $

6.	The aggregate amount of all principal payments of Indebtedness of the Company and the Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any scheduled repayment of Term Loans, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and Swingline Loans and (z) all prepayments in respect of any other revolving credit facility, except in the case of clauses (y) and (z) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent such payments were financed with internally generated cash of the Company and the Subsidiaries: $

7.	Increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Company and the Subsidiaries completed during such period): $

8.	Payments by the Company and the Subsidiaries during such period in respect of long-term liabilities of the Company and the Subsidiaries other than Indebtedness, to the extent not already deducted from Net Income: $

9.	Without duplication of amounts deducted pursuant to row (12) below in prior fiscal years, the aggregate amount of cash consideration paid by the Company and the Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 6.04 of the Credit Agreement (except for those Investments made under Sections 6.04(b), (c), (g), (h), (l), (u) (other than any Investments made in reliance on clauses (a) and/or (b) of the definition of Available Amount) and (v) of the Credit Agreement (other than Investments made under such clause (v) of a type that would otherwise be permitted to be deducted from Excess Cash Flow pursuant to this clause (9))) to the extent that such Investments were financed with internally generated cash of the Company and the Subsidiaries: $

10.	The amount of Restricted Payments during such period (on a consolidated basis) by the Company and the Subsidiaries made in compliance with Section 6.06 of the Credit Agreement (other than Sections 6.06(a), (d), (g), (h), (i), (j), (k) and (n) of the Credit Agreement) to the extent such Restricted Payments were financed with internally generated cash of the Company and the Subsidiaries: $

11.	The aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Net Income: $

12.

Without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of the Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters: $

13.	The amount of Taxes paid in cash or Tax reserves set aside or payable (without duplication) with respect to such period to the extent they exceed the amount of Tax expense deducted in determining Net Income for such period: $

14.	Cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Net Income: $

15.	The sum of rows (1)-(3) above= $

16.	The sum of rows (4)-(14) above= $

17.	Excess Cash Flow:

a.	Row (15) above – row (16) above= $

AVAILABLE AMOUNT CALCULATION

1.	$50,000,000

2.	50% of cumulative Net Income of the Company since March 1, 2015: $

3.	The cumulative amounts of all mandatory prepayments declined by Term Loan Lenders: $

4.	The Cumulative Qualified Equity Proceeds Amount on such date of determination:

a.	100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Company after the Effective Date from the issue or sale of its Qualified Equity Interests, including Qualified Equity Interests of the Company issued upon conversion of Indebtedness or Disqualified Stock to the extent the Company or its Wholly-Owned Subsidiaries had received the Net Proceeds of such Indebtedness or Disqualified Stock after the Effective Date: $

b.	100% of the aggregate amount received by the Company or its Wholly-Owned Subsidiaries in cash and the Fair Market Value of assets other than cash received by the Company or its Wholly-Owned Subsidiaries after the Effective Date from (without duplication of amounts, and without including the items described below to the extent same are already included in Excess Cash Flow):

i.	The Disposition (other than to the Company or any Subsidiary) of any Investment made by the Company or its Subsidiaries and repurchases and redemptions of such Investment from the Company or its Subsidiaries by any Person (other than the Company and its Subsidiaries) to the extent that (x) such Investment was made in reliance upon the Available Amount pursuant to Section 6.04(u) of the Credit Agreement and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b) of the Credit Agreement: $

ii.	The sale (other than to the Company or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent that (x) the designation of such Unrestricted Subsidiary was made in reliance upon the Available Amount pursuant to Section 6.04(u) of the Credit Agreement and (y) the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(b) of the Credit Agreement: $

iii.	To the extent not included in the calculation of Net Income for the relevant period, a distribution, dividend or other payment from an Unrestricted Subsidiary to the extent relating to any portion of the Investment therein made pursuant to Section 6.04(u) of the Credit Agreement: $

c.	Cumulative Qualified Equity Proceeds Amount:

i.	The sum of rows (a), (b)(i), (b)(ii) and (b)(iii) above= $

5.	The cumulative amount of Investments made with the Available Amount from and after the Effective Date and on or prior to such time (net of any return on such Investments not otherwise included in the Cumulative Qualified Equity Proceeds Amount): $

6.	The cumulative amount of Restricted Payments made with the Available Amount from and after the Effective Date and on or prior to such time: $

7.	The sum of rows (1)-(4) above= $

8.	The sum of rows (5)-(7) above= $

18.	Available Amount:

a.	Row (7) above – row (8) above= $

EXHIBIT L

AUCTION PROCEDURES

This Exhibit L is intended to summarize certain basic terms of the modified Dutch auction (an “Auction”) procedures pursuant to and in accordance with the terms and conditions of Section 2.24 of that certain Agreement of which this Exhibit L is a part (as amended, restated, amended and restated, supplemented and otherwise modified from time to time, the “Credit Agreement”). It is not intended to be a definitive statement of all of the terms and conditions of an Auction, the definitive terms and conditions for which shall be set forth in the applicable offering document. None of the Administrative Agent, the Auction Manager, or any of their respective affiliates or any officers, directors, employees, agents or attorneys-in-fact of such Persons (together with the Administrative Agent and its affiliates, the “Agent-Related Person”) makes any recommendation pursuant to any offering document as to whether or not any Lender should sell its Term Loans to the Company pursuant to any offering documents, nor shall the decision by the Administrative Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Lender to sell its Term Loans to the Company be deemed to constitute such a recommendation. Each Lender should make its own decision on whether to sell any of its Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Term Loans. In addition, each Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents. Capitalized terms not otherwise defined in this Exhibit L have the meanings assigned to them in the Credit Agreement.

1. Notice Procedures. In connection with each Auction, the Company will provide notification to the Auction Manager (for distribution to the Term Loan Lenders of the applicable Class of Term Loans (each, an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of Term Loans of each applicable Class that the Company offers to purchase in such Auction (the “Auction Amount”) which shall be no less than $25,000,000 or the U.S. Dollar Equivalent thereof (unless another amount is agreed to by the Administrative Agent) (across all such Classes); (ii) the range of discounts to par (the “Discount Range”) expressed as a range of prices per $1,000 or the U.S. Dollar Equivalent thereof (in increments of $5 or the U.S. Dollar Equivalent thereof), at which the Company would be willing to purchase Term Loans of each applicable Class in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (New York time) (as such date and time may be extended by the Auction Manager, such time the “Expiration Time”). Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Company to the Auction Manager received not less than 24 hours before the original Expiration Time; provided that only one extension per offer shall be permitted. An Auction shall be regarded as a “failed auction” in the event that either (x) the Company withdraws such Auction in accordance with the terms hereof or (y) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received. In the event of a failed auction, the Company shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be. Notwithstanding anything to the contrary contained herein, the Company shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

2. Reply Procedures. In connection with any Auction, each Term Loan Lender of each applicable Class wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 or the U.S. Dollar Equivalent thereof (in increments of $5 or the U.S. Dollar Equivalent thereof) in principal amount of Term Loans of each applicable Class (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans of each applicable Class, in an amount not less than $1,000,000 or the U.S. Dollar Equivalent thereof or an integral multiple of $1,000 in excess thereof or the U.S. Dollar Equivalent thereof, that such Lender offers for sale at its Reply Price (the “Reply Amount”). A Term Loan Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the Term Loans of each applicable Class held by such Term Loan Lender. Term Loan Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term Loan Lender resulting in a Qualifying Bid. In addition to the Return Bid, the participating Term Loan Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”). The Company will not purchase any Term Loans of any applicable Class at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

3. Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Company, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Company to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Company has received Qualifying Bids). The Company shall purchase Term Loans of each applicable Class from each Term Loan Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

4. Proration Procedures. All Term Loans of each applicable Class offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided, that if the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of any applicable Class for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans of such Class to be purchased at prices below the Applicable

Threshold Price), the Company shall purchase the Term Loans of such Class for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount. No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

5. Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including an IntraLinks, SyndTrak or other electronic workspace) in accordance with the Auction Manager’s standard dissemination practices by 4:00 p.m. New York time on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Exhibit L). The Auction Manager will insert the principal amount of Term Loans of each applicable Class to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. Upon the request of the submitting Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

6. Auction Assignment and Assumption. Each Auction Notice and Auction Assignment and Assumption shall contain the following representations, warranties and covenants by the Company:

(a)	The conditions set forth in Section 2.24 of the Credit Agreement have each been satisfied on and as of the date hereof, except to the extent that such conditions refer to conditions that must be satisfied as of a future date, in which case the Company must terminate any Auction if it fails to satisfy one of more of the conditions which are required to be met at the time which otherwise would have been the time of purchase of Term Loans of any applicable Class pursuant to an Auction.

(b)	The representations and warranties of each Loan Party contained in Article III of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 3.04 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 4.01 or clauses (a) and (b) of Section 5.01 of the Credit Agreement.

7. Additional Procedures. Once initiated by an Auction Notice, the Company may withdraw an Auction only in the event that, (i) as of such time, no Qualifying Bid has been received by the Auction Manager or (ii) the Company has failed to meet a condition set forth in Section 2.24 of the Credit Agreement. Furthermore, in connection with any Auction, upon submission by a Lender of a Return Bid, such Lender will not have any withdrawal rights. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Lender. However, an Auction may become void if the conditions to the purchase of Term Loans of any applicable Class by the Company required by the terms and conditions of Section 2.24 of the Credit Agreement are not met. The purchase price in respect of each Qualifying Bid for which purchase by the Company is required in accordance with the foregoing provisions shall be paid directly by the Company to the respective assigning Lender on a settlement date as determined jointly by the Company and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due). The Company shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid. All questions as to the form of documents and validity and eligibility of Term Loans of each applicable Class that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Company, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit L. The Auction Manager’s interpretation of the terms and conditions of the offering document, in consultation with the Company, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.24 of the Credit Agreement or this Exhibit L. None of the Administrative Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, the Loan Parties, or any of their affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information. This Exhibit L shall not require the Company to initiate any Auction.

EXHIBIT M

FORM OF

PERFECTION CERTIFICATE

(See Attached)

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of June 1, 2015 (the “Security Agreement”), between A. Schulman, Inc., a Delaware corporation (the “Borrower”), A. Schulman Holdings S.a.r.L, an entity organized under the laws of Luxembourg (the “Co-Borrower” and, together with the Borrower, the “Borrowers”), the Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of June 1, 2015 (the “Credit Agreement”) among the Borrowers, the Guarantors, certain other parties thereto and JPMorgan Chase Bank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Company” means the Borrower and each of Guarantors.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral has been originated by each Company in the ordinary course of business or consists of goods which have been acquired by such Company in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral and (B) each real estate recording office identified in Schedule 7 with respect to real estate on which Collateral consisting of fixtures is or is to be located.

A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5. UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5 , (ii) the appropriate filing offices for the filings described in Schedule 11(c), (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a) and (iv) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7. Real Property. Attached hereto as Schedule 7 is a list of all (i) real property owned by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage, which real property includes all real property owned, leased or otherwise held by each Company as of the Closing Date having a value in excess of $5,000,000 (such real property, the “Mortgaged Property”), (iii) common names, addresses and uses of each Mortgaged Property (stating improvements located thereon) and (iv) other information relating thereto required by such Schedule. The Mortgages delivered as of the date hereof are in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6.

8. Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of the Co-Borrower and each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Security Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Security Agreement.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Security Agreement), including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Company.

(c) Attached hereto as Schedule 11(c) is a schedule setting forth all Patent Licenses, Trademark Licenses and Copyright Licenses, whether or not recorded with the USPTO or USCO, as applicable, including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

(d) Attached hereto as Schedule 11(d) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a), Schedule 11(b), and Schedule 11(c), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) for which a claim has been made with a value, individually, equal to or greater than $5,000,000 held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Security Agreement.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. No information is provided with respect to the Deposit Accounts, Securities Accounts and/or Commodity Account because they are not required to be subject to the Collateral Agent’s control pursuant to the Security Agreement.

15. Insurance. Attached hereto as Schedule 13 is a true and correct list of all insurance policies of the Companies.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this     day of             , 2015.

A. SCHULMAN, INC.

By:
Name:
Title:

A. SCHULMAN HOLDINGS S.a.r.L

By:
Name:
Title:

[Each of the Guarantors]

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Transactions Other Than in the Ordinary Course of Business

Schedule 4

File Search Reports

Schedule 5

Copy of Financing Statements To Be Filed

Schedule 6

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

Schedule 7

Real Property

Entity of Record	Common Name, Address and Tax Parcel ID No(s)	Purpose/Use	Improvements Located on Real Property (including number of “Buildings” and/or “Mobile Homes”	Approximate Square Footage	Legal Description (if Encumbered by Mortgage and/or Fixture Filing)	To be Encumbered by Mortgage and Fixture Filing	Option to Purchase/ Right of First Refusal

Schedule 8(a)

Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)

Termination Statement Filings

Debtor	Jurisdiction	Secured Party	Type of Collateral	UCC-1 File Date	UCC-1 File Number

Schedule 9

(a) Equity Interests of Co-Borrower, Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 10

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Payee (Lender)	Payor (Borrower)	Principal Amount (in thousands)	Currency	Date of Issuance	Interest Rate	Maturity Date	Pledged (Yes/No)

Loans:

Payee (Lender)	Payor (Borrower)	Principal Amount	Currency	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

US Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OTHER COPYRIGHTS

Registrations:

Applications:

Schedule 11(c)

Intellectual Property Licenses

Patent Licenses

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses

Schedule 11(d)

Intellectual Property Filings

Schedule 12

Commercial Tort Claims

Schedule 13

Insurance

A. Schulman 2014-2015 Policy Schedule

Coverage	Policy Term	Insurance Co. Policy No.	Limits of Liability	Deductible/SIR/ Retention

EXHIBIT N

FORM OF

SOLVENCY CERTIFICATE OF

[COMPANY]

AND ITS SUBSIDIARIES

Pursuant to Section 4.01(g) of the Credit Agreement dated as of June 1, 2015 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among A. SCHULMAN, INC., a Delaware corporation, as the Company, A. SCHULMAN HOLDINGS S.A.R.L, as a Luxembourg Borrower, the Foreign Borrowers from time to time party thereto, the Lenders and Issuing Banks from time to time party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and Swingline Lender, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Company, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transaction, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Company and its Subsidiaries on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

d.	The aggregate assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation is sufficient to enable the Company and its Subsidiaries to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured. For purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

C-1

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Company and its Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Company and its Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

[COMPANY]

By:
Name:
Title:

EXHIBIT O-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships or Disregarded Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the A. SCHULMAN, INC., a Delaware corporation (the “Company”), A. SCHULMAN HOLDINGS S.A.R.L, an entity organized under the laws of Luxembourg, (a “Luxembourg Borrower”), the Foreign Borrowers from time to time party thereto (collectively with the Company and the Luxembourg Borrower, the “Borrowers”), the Lenders party thereto, J.P. Morgan Europe Limited, as a global agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT O-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships or Disregarded Entities For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the A. SCHULMAN, INC., a Delaware corporation (the “Company”), A. SCHULMAN HOLDINGS S.A.R.L, an entity organized under the laws of Luxembourg, (a “Luxembourg Borrower”), the Foreign Borrowers from time to time party thereto (collectively with the Company and the Luxembourg Borrower, the “Borrowers”), the Lenders party thereto, J.P. Morgan Europe Limited, as a global agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Company in writing, and (2) the undersigned shall have at all times furnished such Lender and the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT O-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the A. SCHULMAN, INC., a Delaware corporation (the “Company”), A. SCHULMAN HOLDINGS S.A.R.L, an entity organized under the laws of Luxembourg, (a “Luxembourg Borrower”), the Foreign Borrowers from time to time party thereto (collectively with the Company and the Luxembourg Borrower, the “Borrowers”), the Lenders party thereto, J.P. Morgan Europe Limited, as a global agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and the Company and (2) the undersigned shall have at all times furnished such Lender and the Company with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 20[ ]

2

EXHIBIT O-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of June 1, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the A. SCHULMAN, INC., a Delaware corporation (the “Company”), A. SCHULMAN HOLDINGS S.A.R.L, an entity organized under the laws of Luxembourg, (a “Luxembourg Borrower”), the Foreign Borrowers from time to time party thereto (collectively with the Company and the Luxembourg Borrower, the “Borrowers”), the Lenders party thereto, J.P. Morgan Europe Limited, as a global agent, and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

4

SCHEDULE 1.01A

Initial Subsidiary Guarantors

Bayshore Industrial, LLC, a Texas limited liability company

ICO - Schulman, LLC, a Texas limited liability company

ICO P&O, Inc., a Delaware corporation

ICO Global Services, Inc., a Delaware corporation

A. Schulman S.a.r.l., a Luxembourg private limited liability company

HGGC Citadel Plastics Holdings, Inc., a Delaware corporation

HGGC Citadel Plastics Intermediate Holdings, Inc., a Delaware corporation

Citadel Plastics Holdings, Inc., a Delaware corporation

Citadel Intermediate Holdings, LLC, a Delaware limited liability company

The Matrixx Group, Incorporated, an Indiana corporation

Bulk Molding Compounds, Inc., an Illinois corporation

HPC Holdings, LLC, a Delaware limited liability company

SCHEDULE 1.01B

Closing Date Mortgaged Properties

Facility Name	Street Address	City	State	Postal Code
A. Schulman, Inc.	790 East Tallmadge Avenue	Akron	OH	44310
A. Schulman, Inc.	5001 O’Hara Drive	Evansville	IN	47711
A. Schulman, Inc.	103 Railroad Avenue	Stryker	OH	43557
A. Schulman, Inc.	1183 Home Ave	Akron	OH	44310
Bayshore Industrial, LLC	1300 McCabe Road	LaPorte	TX	77571
A. Schulman, Inc.	10820 Hemlock Avenue	Fontana	CA	92337
The Matrixx Group	15000 and 15000B US Highway 41 North	Evansville	IN	47725
Premix, Inc.	3365 E. Center Street	Conneaut	OH	44030

SCHEDULE 1.01C

Closing Date Unrestricted Subsidiaries

None.

SCHEDULE 2.01

Lenders and Commitments

Lender	Initial Term A Loan Commitment
JPMorgan Chase Bank, N.A.	$25,000,000
Bank of America, N.A.	$25,000,000
Citibank, N.A.	$22,000,000
Bank of Montreal	$20,000,000
Commerzbank AG, New York	$20,000,000
HSBC Bank USA, N.A.	$20,000,000
PNC Bank, National Association	$16,000,000
Citizens Bank, N.A.	$14,000,000
Compass Bank	$14,000,000
Fifth Third Bank	$12,000,000
FirstMerit Bank, N.A.	$10,000,000
TriState Capital Bank	$2,000,000

Total	$200,000,000

Lender	Initial U.S. Term B Loan Commitment
JPMorgan Chase Bank, N.A.	$350,000,000

Total	$350,000,000

Lender	Initial Euro Term B Loan Commitment
JPMorgan Chase Bank, N.A.	€145,000,000

Total	€145,000,000

Lender	Revolving Credit Commitments
JPMorgan Chase Bank, N.A.	$37,500,000
Bank of America, N.A.	$37,500,000

Citibank, N.A.	$33,000,000
Bank of Montreal	$30,000,000
Commerzbank AG, New York	$30,000,000
HSBC Bank USA, N.A.	$30,000,000
PNC Bank, National Association	$24,000,000
Citizens Bank, N.A.	$21,000,000
Compass Bank	$21,000,000
Fifth Third Bank	$18,000,000
FirstMerit Bank, N.A.	$15,000,000
TriState Capital Bank	$3,000,000

Total	$300,000,000

Lender	U.S. Swingline Subcommitment
JPMorgan Chase Bank, N.A.	$25,000,000
Bank of America, N.A.	$25,000,000

Total	$50,000,000

Lender	Foreign Swingline Subcommitment
JPMorgan Chase Bank, N.A.	$12,500,000
Bank of America, N.A.	$12,500,000

Total	$25,000,000

Lender	Letter of Credit Subcommitment
JPMorgan Chase Bank, N.A.	$37,500,000
Bank of America, N.A.	$37,500,000

Total	$75,000,000

SCHEDULE 2.19

Payment Instructions

Applicable Agent

Administrative Agent’s Office (with respect to a Loan, Letter of Credit or other financial accommodation):

JPMorgan Chase Bank, N.A., as Administrative Agent

Mail Code: IL1-0480

10 South Dearborn St., Floor L2

Chicago, Illinois 60603

Attention: Leonida Mischke

Telephone: 312-385-7055

Telecopier: 888-292-9533

Electronic Mail: leonida.g.mischke@jpmorgan.com and jpm.agency.servicing.1@jpmchase.com

Wire Instruction:

JPMorgan Chase Bank, N.A., New York, NY

ABA # 021000021

Account Name: LS2 Incoming Account

Account No.: xxxxxxxxxxxx

Attention: Leonida Mischke

Ref.: A. Schulman, Inc.

Global Agent’s Office (with respect to a Loan, Letter of Credit or other financial accommodation extended to any Foreign Borrower):

J.P. Morgan Europe Limited, as Global Agent

Loans Agency, 6th floor

25 Bank Street, Canary Wharf

London E145JP, United Kingdom

Attention: Josh Ellis-Jones

Telephone: 44 207 742 4345

Telecopier: 44 207 777 2360

Electronic Mail: joshua.c.ellis-jones@jpmorgan.com and loan_and_agency_london@jpmorgan.com

Wire Instruction (note these are EUR only, wire instructions vary by currency):

JP Morgan AG, Frankfurt

Swift: CHASDEFX

Account Name: J.P. Morgan Europe Limited

Swift: CHASGB22

Account No.: xxxxxxxxxxxx

Attention: Josh Ellis-Jones

Ref.: A. Schulman, Inc.

SCHEDULE 3.11

Subsidiaries

A. Schulman

Name	Jurisdiction	Equity Interest Holder
Domestic Subsidiaries
A. Schulman International, Inc.	Delaware	A. Schulman, Inc.
ASI Investments Holding Co.	Delaware	A. Schulman, Inc.
ASI Akron Land Co.	Delaware	A. Schulman, Inc.
ICO-Schulman, LLC	Texas	A. Schulman, Inc.
ICO P&O, Inc.	Delaware	ICO –Schulman LLC
ICO Global Services, Inc.	Delaware	ICO P&O, Inc.
ICO Technology Inc.	Delaware	ICO Polymers, Inc.
ICO Polymers, Inc.	Delaware	ICO Global Services, Inc.
Worldwide LP, L.L.C.	Delaware	ICO Global Services, Inc.
Bayshore Industrial, LLC	Texas	ICO Global Services, Inc.
WEDCO Technology, Inc.	New Jersey	ICO Polymers, Inc.
ICO Polymers North America, Inc.	New Jersey	WEDCO Technology Inc.
ICO Holdings, LLC	Texas	ICO Polymers, Inc.
AS Worldwide, LLC	Delaware	A. Schulman, Inc.
A. Schulman Custom Compounding NE, Inc.	Massachusetts	A. Schulman, Inc.
Prime Colorants	Tennessee	A. Schulman, Inc.
AS Global Holdings, Inc.	Delaware	ICO Polymers, Inc.

Foreign Subsidiaries
A. Schulman International Services BVBA	Belgium	A. Schulman Plastics BVBA
A. Schulman Plastics BVBA	Belgium	A. Schulman Holdings S.a.r.l.
A. Schulman Canada Ltd.	Ontario, Canada	A. Schulman, Inc.
A. Schulman Plastics (Dongguan) Ltd.	China	A. Schulman Europe GmbH & Co. KG
A. Schulman Plastics S.A.S.	France	A. Schulman Holdings (France) S.A.S.
A. Schulman S.A.S.	France	A. Schulman Holdings (France) S.A.S.
A. Schulman Holdings (France) S.A.S.	France	A. Schulman Plastics BVBA
A. Schulman Holding Company France	France	A. Schulman Plastics BVBA
A. Schulman Europe GmbH & Co. KG	Germany	A. Schulman Holdings (France) SAS (99%) A. Schulman Europe Verwaltungs GmbH (1%)
A. Schulman GmbH	Germany	A. Schulman Europe GmbH & Co. KG (90%) A. Schulman, Inc. (10%)
A. Schulman Hungary Kft.	Hungary	A. Schulman Europe GmbH & Co. KG

PT A. Schulman Plastics, Indonesia (Joint Venture)	Indonesia	A. Schulman International Inc. (65%), PT Prima Polycon Inda (35%)
AS Worldwide LLC& Cie S.C.S.	Luxembourg	A. Schulman, Inc. (99.992%), AS Worldwide, LLC .008%
A. Schulman Holdings S.a.r.l.	Luxembourg	A. Schulman S.a.r.l.
A. Schulman S.a.r.l.	Luxembourg	A. Schulman S.a.r.l. et Cie S.C.S.
A. Schulman de Mexico, S.A. de C.V.	Mexico	AS Mexico Holding S.A. de C.V.
AS Mex Hold S.A. de C.V.	Mexico	A. Schulman International Inc.
ASI Employment, S.A. de Mexico	Mexico	AS Mexico Holding S.A. de C.V.
A. Schulman Polska Sp.z.o.o.	Poland	A. Schulman Plastics BVBA
A. Schulman Plastics, S.L.	Spain	A. Schulman Holdings S.a.r.l.
A. Schulman AG	Switzerland	A. Schulman Plastics BVBA
A. Schulman Plastik Sanayi ve Ticaret A.S.	Turkey	A. Schulman Plastics BVBA
A. Schulman, Inc. Limited (5)	United Kingdom	A. Schulman Holdings (France) S.A.S.
A. Schulman Europe Verwaltungs GmbH	Germany	A. Schulman Holdings (France) S.A.S.

A. Schulman Italia S.p.A.	Italy	A. Schulman Plastics BVBA
A. Schulman Plastics India Private Limited	India	A. Schulman Holdings S.a.r.l. (.01%), A. Schulman Plastics BVBA (99.99%)
A. Schulman Plastics s.r.o.	Slovakia	A. Schulman Plastics BVBA
A. Schulman Nordic AB	Sweden	A. Schulman Plastics BVBA
The Innovation Company, S.A. de C.V.	Mexico	ICO Global Services, Inc.
ICO Europe C.V.	Netherlands	ICO Holdings, LLC
ICO Holland B.V.	Netherlands	ICO Europe B.V.
ICO Polymers Italy S.r.l.	Italy	ICO Europe B.V.
ICO (UK) Limited	U.K.	ICO Europe B.V.
ICO Polymers France S.A.S.	France	ICO Europe B.V.
ICO Petrochemical Cayman Islands	Cayman Islands	ICO Technology Inc.
ICO Holdings New Zealand Limited	New Zealand	ICO Technology Inc.
J.R. Courtenay (N.Z.) Limited	New Zealand	ICO Holdings New Zealand Limited
Courtenay Polymers Pty. Limited	Australia	ICO Holdings Pty. Limited
A. Schulman Plastics (Malaysia) Sdn. Bhd.	Malaysia	J.R. Courtenay (N.Z.) Limited
A. Schulman Australia Pty. Ltd.	Australia	Courtenay Polymers Pty. Limited
ICO Polymers Cayman Islands	Cayman Islands	ICO Petrochemicals Cayman Islands
A. Schulman Plasticos do Brasil Ltda.	Brazil	ICO Petrochemicals Cayman Islands (99.99%) ICO Polymers Cayman Islands (.01%)
A. Schulman Thermoplastic Compounds (UK) Ltd.	U.K.	ICO (UK) Limited
A. Schulman Thermoplastic Compounds Sdn. Bhd.	Malaysia	A.Schulman Asia Ltd.
Jackdaw Polymeres France SAS	France	A. Schulman Holding Company France

A. Schulman Asia Ltd.	Hong Kong	A. Schulman, Inc.
Innovacion y Dessarollo en Materiales Avanzados A.C.	Mexico	A Schulman de Mexico SA de CV
A. Schulman LLC	Russia	A. Schulman Europe International BV
Elian SAS	France	ICO Europe BV
Surplast SA (Joint Venture)	Argentina	A. Schulman International Inc. (63%), ALTA PLASTICA S.A. (37%)
A. Schulman Belgium BVBA	Belgium	A. Schulman Plastics BVBA 99,99995%, A. Schulman Holdings France SAS 0,00005%
A. Schulman Europe International BV	Netherlands	ICO Holdings, LLC
ICO Australia RE Holdings Pty. Ltd.	Australia	ICO Holdings Australia Ltd.
SCG ICO Polymers Company Limited (Joint Venture)	Thailand	SCG Chemicals Co., Ltd (8,697 shares); Schulman Plastics (Malaysia) Sdn. Bhd (1,300 shares); Mr. Yuthana Jiamtrakam (1 share), Mrs. Phattrawan Tunsakul (1 share), Mr. Yanyongphol Duangnark (1 share)
Natpet Schulman Specialty Plastic Compounds (Joint Venture)	Saudi Arabia	National Petrochemical Industrial Company (500,000 shares), A. Schulman Europe International B.V. (500,000 shares)
A. Schulman Plastics Pty. Ltd.	Australia	A. Schulman International Inc.
A. Schulman Ireland Ltd.	Ireland	A. Schulman Holdings S.a.r.l.

Citadel

Name	Jurisdiction	Equity Interest Holder
Domestic Subsidiaries
Bulk Molding Compounds, Inc.	Illinois	Citadel Intermediate Holdings LLC
Citadel Brazil Holdings LLC	Delaware	Citadel Plastics Holdings Coöperatief U.A.
Citadel Intermediate Holdings LLC	Delaware	Citadel Plastics Holdings, Inc.
Citadel Plastics Holdings, Inc.	Delaware	HGGC Citadel Plastics Intermediate Holdings, Inc.
Citadel Plastics Mexico Holdings	Delaware	Citadel Plastics Holdings Coöperatief U.A.
Citadel Plastics Netherlands Holdings, LLC	Delaware	Bulk Molding Compounds, Inc.
EMS Holding, Ltd.	Ohio	Premix, Inc.
Hadlock Plastics, LLC	Delaware	HPC Holdings, LLC
HGGC Citadel Plastics Holdings, Inc.	Delaware	HGGC Citadel Plastics Intermediate Holdings, Inc.
HGGC Citadel Plastics Intermediate Holdings, Inc.	Delaware	HGGC Citadel Plastics Holdings, Inc.
HPC Holdings, LLC	Delaware	Bulk Molding Compounds, Inc.
LPI Holding Company	Delaware	The Matrixx Group, Incorporated
Lucent Polymers Inc.	Delaware	LPI Holding Company
Premix Holding Company	Delaware	HPC Holdings, LLC
Premix, Inc.	Ohio	Premix Holding Company
Quantum Composites, Inc.	Ohio	Premix, Inc.
The Matrixx Group, Inc.	Indiana	Citadel Intermediate Holdings

LLC

Foreign Subsidiaries
BMC Composite Materials Co. Ltd.	China	BMC Far East Ltd.
BMC Deutschland GmbH	Germany	Bulk Molding Compounds, Inc.
BMC Dongguan Limited	China	BMC Far East Ltd.
BMC Far East Ltd. (Joint Venture)	Hong Kong	Bulk Molding Compounds, Inc. (50%) EMEI Industrial Limited (50%)
BMC Tetradur	Turkey	tetra-DUR Kunststoff- Produktion GmbH (99%) BMC Deutschland GmbH (1%)
Bulk Molding Compounds Mexico S. de R.L. de C.V.	Mexico	Citadel Plastics Mexico Holdings, LLC (99%) Citadel Plastics Holdings Cooperatief UA (1%)
Bulk Molding Compounds do Brasil Indústria de Plástico Reforçados Ltda	Brazil	Citadel Brazil Holdings LLC (23,223,134 shares) Citadel Plastics Holdings Cooperatief U.A. (1 share)
Citadel Plastics Holdings Cooperatief U.A.	Netherlands	Bulk Molding Compounds, Inc. (65%) Citadel Plastics Netherlands Holdings, LLC (35%)
Inmobiliaria Satchmo S. de R.L. de C.V.	Mexico	Citadel Plastics Mexico Holdings, LLC (99%) Citadel Plastics Holdings Cooperatief UA (1%)
tetra-DUR Kunststoff-Produktion GmbH	Germany	BMC Deutschland GmbH

SCHEDULE 5.12

Post-Closing Requirements

I.	Within ninety (90) days after the Effective Date (or such later date as may be agreed by the Collateral Agent), with respect to each Effective Date Mortgaged Property set forth on Schedule 1.01(b), and the Borrower shall or shall cause the applicable Loan Party to comply with the requirements of subclauses (h) and (i) of the definition of “Collateral and Guarantee Requirement”.

II.	The Collateral Agent shall have received, within sixty (60) days after the later of the Effective Date (or such later date as may be agreed by the Collateral Agent) and, with respect to any Effective Date Mortgaged Property, the date on which such Mortgaged Property is required to be encumbered by a Mortgage hereunder ((or such later date (A) not to exceed an additional fifteen (15) days if reasonably required by Company or (B) as such period may be further extended in the sole discretion of the Collateral Agent), a certificate of insurance and a standard lender’s loss payable endorsement with respect to each Mortgaged Property located in the United States of America.

III.	Within ninety (90) days after the Effective Date (or such later date as may be agreed by the Collateral Agent), the Borrower shall or shall cause the applicable Loan Party to deliver to the Collateral Agent original copies of, and accompanying allonges to, the first three promissory notes listed on Schedule 6.04 hereto.

IV.	Within sixty (60) days after the Effective Date (or such later date as may be agreed by the Collateral Agent), the Borrower shall or shall cause the applicable Loan Party to deliver to the Collateral Agent original copies of, and accompanying stock powers to, the stock certificates for BMC Far East Limited listed in Schedule 9(a) to the Perfection Certificate.

SCHEDULE 6.01

Existing Indebtedness

Intercompany Loans

See Promissory Notes and Loans listed on Schedule 6.04.

Letters of Credit

Entity	Lenders / Holders	Currency	Amount
A. Schulman, Inc.	JPMorgan — Liberty	USD	$100,000
A. Schulman, Inc.	JPMorgan — Sentry	USD	$135,000
A. Schulman, Inc.	JPMorgan — ACE	USD	$200,000
A. Schulman, Inc.	JPMorgan — Chartis	USD	$256,279
The Mattrix Group Inc	Wells Fargo – [ ]	USD	$250,000
Citadel Plastics Holdings Inc	Wells Fargo – Great American Insurance Company	USD	$135,000
Citadel Plastics Holdings Inc	Wells Fargo – Great American Insurance Company	USD	$180,000
A. Schulman, Inc.	JPMorgan – LC Backstop	USD	$593,250

Bank Guarantees

Obligor	Guarantor	Beneficiary	Currency	Available
A. Schulman Plasticos (M) Sdn Bhd	HSBC Bank Berhad	[ ]	MYR	250,000
A. Schulman Plasticos (M) Sdn Bhd	HSBC Bank Berhad	[ ]	MYR	400,000
A. Schulman Plasticos (M) Sdn Bhd	HSBC Bank Berhad	[ ]	MYR	500,000
A. Schulman Inc. Ltd	HSBC	[ ]	GBP	200,000
A. Schulman AG	Credit Suisse	[ ]	CHF	80,000
A. Schulman Hungary	Commerzbank	[ ]	EUR	78,260
A. Schulman Castellon SL	BNP Paribas Barcelona	[ ]	EUR	50,000
A. Schulman GMBH	Commerzbank Ag, D’dorf	[ ]	EUR	13,000
A. Schulman GMBH	Commerzbank Ag, D’dorf	[ ]	EUR	98,000

A. Schulman GMBH	Commerzbank Ag, D’dorf	[ ]	EUR	15,000
A. Schulman Thermoplastic Compounds Ltd	Lloyds Bank	[ ]	GBP	35,000
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	MYR	120,000
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	MYR	40,000
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	MYR	400,000
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	MYR	40,000
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	MYR	30,000
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	74,340
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	170,880
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	84,840
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	77,760
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	77,760
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	63,630
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	23,870
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	47,740
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	41,020
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	61,530
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	101,120
A. Schulman Thermoplastic Compounds Sdn Bhd	HSBC Bank Malaysia Berhad	[ ]	USD	107,870

Parent Guarantees

Obligor	Guarantor	Beneficiary	Currency	Available
NATPET Schulman Specialty Plastic Compounds	A. Schulman, Inc.	[ ]	SAR	100,000,000

Lines of Credit — Unsecured/Uncommitted

Entity	Lenders / Holders	Currency	Available

A Schulman Kft	Commerzbank	EUR	500,000
A Schulman International Services	BNP Paribas	EUR	23,000,000
A Schulman Plastics (M) Sdn Bhd	HSBC Bank Berhad	MYR	10,050,000
A Schulman Thermoplastic Compounds Sdn Bhd	HSBC	MYR	4,000,000
A Schulman GMBH	Commerzbank AG	EUR	3,000,000
A Schulman Inc. Ltd (UK)	BNP Paribas	GBP	3,200,000
A Schulman Italy	BNP Paribas	EUR	1,500,000
A Schulman Plasticos do Brasil	Bradesco	USD	1,000,000
A Schulman Plasticos dp Brasil	HSBC	USD	660,000
A Schulman Plasticos do Brasil	JPMorgan	BRL	22,000,000
A Schulman Plasticos do Brasil	ITAU	BRL	1,210,000
A Schulman Holdings Sarl	Bank of America	EUR	15,000,000
Tetra-DUR Kunststoff-Produktion GmbH	Norddeutsche Landesbank	EUR	2,500,000

Capital Leases

Entity	Lenders/Holders	Currency	Balance
A Schulman Inc	Stutler Leasing	USD	56,208.77
A Schulman Inc	Stutler Leasing	USD	78,255.18
A Schulman Inc	Nissan Motor Acceptance Corp	USD	17,338.20
A Schulman Inc	Nissan Motor Acceptance Corp	USD	17,338.20
A Schulman Inc	Nissan Motor Acceptance Corp	USD	23,615.85
A Schulman Inc	Ferro Stryker Tow Motor	USD	157,500.49
A Schulman Custom Compounding NE Inc	Toyota Financial	USD	9,140.00
A Schulman Thermoplastic Compounds Ltd	Access Platform	GBP	3,661.69
A Schulman GMBH	Linde Leasing GMBH	EUR	30,338.57
Lucent Polymers Inc.	Toyota Financial Services Americas Corporation	USD	1,314.12
Lucent Polymers Inc.	Toyota Financial Services Americas Corporation	USD	1,314.13

Lucent Polymers Inc.	Toyota Financial Services Americas Corporation	USD	6,577.35

Schedule 6.02

Existing Liens

Company	Filing Jurisdiction	Secured Party	Filing No./Filing Date	Collateral
A. Schulman, Inc.	DE State	General Electric Capital Corporation	UCC: 60750497 File Date: 3/3/06 Continuation: 10018179 File Date: 1/4/11	All equipment leased or financed under Schedule 001 to GE Lease Agreement

A. Schulman, Inc.	DE State	Wells Fargo Equipment Finance, Inc.	UCC: 83371257 File Date: 10/6/08 Continuation: 33030245 File Date: 8/2/13	Leased Equipment *Transaction intended as a true lease and not security transaction

A. Schulman, Inc.	DE` State	MRK Leasing, Ltd.	UCC: 02224149 File Date: 6/25/10	Leased Equipment

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 03501636 File Date: 10/7/10	Lease All equipment on Schedule 012 to Master Equipment Lease Agreement, dated 9/26/05

A. Schulman, Inc.	DE State	Leasenet Group, LLC	UCC: 10079544 File Date: 1/7/11	All equipment on Schedule C to Master Equipment LeaseASMO8122, dated 12/19/08 *Filed for Information Purposes Only

A. Schulman, Inc.	DE State	Leasenet Group, LLC	UCC: 10171069 File Date: 1/15/11	All equipment on Schedule C to Master Equipment LeaseASMO8122, dated 12/19/08 *Filed for Information Purposes only

A. Schulman, Inc.	DE State	Meridian Leasing Corporation	UCC: 10492218 File Date: 2/10/11 Amendment: 10751159 File Date: 3/1/11	All equipment now leased under supplement no. 2 to Master Lease Agreement, dated 3/26/09

A. Schulman, Inc.	DE State	Toyota Motor Credit Corp.	UCC: 10586894 File Date: 2/16/11	Leased Equipment (forklift) *Filed for Information Purposes only

A. Schulman, Inc.	DE State	Meridian Leasing Corporation	UCC: 11104523 File Date: 3/25/11	All equipment now leased under supplement No. 1U-R to Master Lease Agreement, dated 3/26/09

A. Schulman, Inc.	DE State	Kraton Polymers U.S. LLC	UCC: 13286294 File Date: 8/24/11	Inventory owned by Kraton and located at debtor’s premises, per manufacturing agreement

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 20282147 File Date: 1/24/12	Lease All equipment on Schedule 013 to Master Equipment Lease Agreement, dated 9/26/05

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 20282311 File Date: 1/24/12	Lease All equipment on Schedule 014 to Master Equipment Lease Agreement, dated

Company	Filing Jurisdiction	Secured Party	Filing No./Filing Date	Collateral
9/26/05

A. Schulman, Inc.	DE State	Assignee: BankFinancial F.S. B. Original Secured Party: Technology Investment Partners, L.L.C.	UCC: 21004342 File Date: 3/15/12 Assignment: 42773406 File Date: 7/14/14	Lease All equipment on Schedule 015 to Master Equipment Lease Agreement, dated 9/26/05

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 21004565 File Date: 3/15/12 Amendment: 21004771 File Date: 3/15/12	Lease All equipment on Schedule 016 to Master Equipment Lease Agreement, dated 9/26/05

A. Schulman, Inc.	DE State	Meridian Leasing Corporation	UCC: 21079948 File Date: 3/21/12	All equipment now leased under supplement no. 1U-RR to Master Lease Agreement, dated 3/26/09

A. Schulman, Inc.	DE State	Assignee: River Capital Leasing, Ltd. Original Secured Party: MRK Leasing, Ltd.	UCC: 21339698 File Date: 4/6/12 Amendment: 30384850 File Date: 1/30/13 Assignment: 31631481 File Date: 4/3/13	Leased Equipment

A. Schulman, Inc.	DE State	Assignee: River Capital Leasing, Ltd. Original Secured Party: MRK Leasing, Ltd.	UCC: 21502808 File Date: 4/18/12 Assignment: 31631432 File Date: 4/30/13	Leased Equipment

A. Schulman, Inc.	DE State	Assignee: BankFinancial F.S.B. Original Secured Party: Technology Investment Partners, L.L.C.	UCC: 23966308 File Date: 10/15/12 Assignment: 31523803 File Date: 4/22/13 Amendment: 32464817	Lease All equipment on Schedule 017 to Master Equipment Lease Agreement, dated 9/26/05

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 23966548 File Date: 10/15/12	Lease All equipment on Schedule 018 to Master Equipment Lease Agreement, dated 9/26/05

A. Schulman, Inc.	DE State	Assignee: BankFinancial F.S.B Original Secured Party: Technology Investment Partners, L.L.C.	UCC: 30726837 File Date: 2/25/13 Assignment: 42774057 File Date: 7/14/14	Lease All equipment on Schedule 019 to Master Equipment Lease Agreement, dated 9/26/05

A. Schulman, Inc.	DE State	Assignee: Banc Of America Leasing & Capital, LLC Original Secured Party: Meridian Leasing Corporation	UCC: 30875451 File Date: 3/6/13 Amendment: 31775874 File Date: 5/9/13 Assignment: 32433010 File Date: 6/25/13	All equipment now leased under supplement no. 4 to Master Lease Agreement, dated 3/26/09

A. Schulman, Inc.	DE State	Assignee: Banc Of America Leasing & Capital, LLC Original Secured Party: Meridian Leasing Corporation	UCC: 30944851 File Date: 3/12/13 Amendment: 31460477 File Date: 4/16/13 Assignment: 32453653 File Date: 6/26/13	All equipment now leased under supplement no. 3 to Master Lease Agreement, dated 3/26/09

A. Schulman, Inc.	DE State	The Huntington National Bank	UCC: 32100932 File Date: 6/3/13	All equipment now leased under Exhibit A to Schedule D to master Lease Agreement ASM08122, dated 12/19/08

A. Schulman, Inc.	DE State	Assignee: River Capital Finance LLC Original Secured Party: MRK Leasing, Ltd.	UCC: 32233600 File Date: 6/11/13 Assignment: 33946994 File Date: 10/8/13	Leased Equipment per Lease Agreement

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 33387066 File Date: 8/29/13	Lease All equipment in Schedule 020 to Master Equipment Lease Agreement, date 9/26/05

Company	Filing Jurisdiction	Secured Party	Filing No./Filing Date	Collateral
A. Schulman, Inc.	DE State	Assignee: BankFinancial F.S.B. Original Secured Party: Technology Investment Partners, L.L.C.	UCC: 33587772 File Date: 9/16/13 Assignment: 42773794 File Date: 7/14/14	Lease All equipment in Schedule 021 to Master Equipment Lease Agreement, date 9/26/05

A. Schulman, Inc.	DE State	Assignee: BankFinancial F.S.B. Original Secured Party: Technology Investment Partners, L.L.C.	UCC: 33588259 File Date: 9/16/13 Assignment: 42773554 File Date: 7/14/14	Lease All equipment in Schedule 022 to Master Equipment Lease Agreement, date 9/26/05

A. Schulman, Inc.	DE State	Wells Fargo Bank, N.A.	UCC: 34680592 File Date: 11/26/13	1 – new 2012 – Aisle Master Forklift 44S serial number 1612047 *Filed for notice purposes only

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 40530337 File Date: 2/10/14	All equipment on Schedule #023 to Master Lease Agreement dated September 26, 2005

A. Schulman, Inc.	DE State	Technology Investment Partners, L.L.C.	UCC: 40530469 File Date: 2/10/14	All equipment on Schedule #024 to Master Lease Agreement dated September 26, 2005

A. Schulman, Inc.	DE State	Meridian Leasing Corporation	UCC: 41277938 File Date: 4/1/14	All equipment leased under Supplement No. 2R to Master Lease Agreement dated March 26, 2009

A. Schulman, Inc.	DE State	Assignee: Banc of America Leasing & Capital, LLC Original Secured Party: Meridian Leasing Corporation	UCC: 41308998 File Date: 4/3/14 Amendment: 41581370 File Date: 4/23/14 Assignment: 43817905 File Date: 9/24/14	All equipment leased under Supplement No. 6 to Master Lease Agreement dated March 26, 2009

A. Schulman, Inc.	DE State	The Huntington National Bank	UCC: 42398386 File Date: 6/18/14	All property described in Schedule E to Master Lease ASM08122 dated December 19, 2008

A. Schulman, Inc.	DE State	Assignee: Banc of America Leasing & Capital, LLC Original Secured Party: Meridian Leasing Corporation	UCC: 43387404 File Date: 8/22/14 Amendment: 43754652 File Date: 9/19/14 Assignment: 43817939 File Date: 9/24/14	All equipment leased under Supplement No. 7 to Master Lease Agreement dated March 26, 2009

A. Schulman, Inc.	DE State	Crestmark Equipment Finance, Inc.	UCC: 44532032 File Date: 11/10/14	All equipment on Schedule #025 to Master Equipment Lease dated Oct. 1, 2014

A. Schulman, Inc.	DE State	Crestmark Equipment Finance, Inc.	UCC: 44533220 File Date: 11/10/14	All equipment and modifications, additions, replacements and substitutions and proceeds thereto on Schedule #026 to Master Equipment Lease dated Oct. 1, 2014

A. Schulman, Inc.	DE State	MRK Leasing,Ltd.	UCC: 50940097 File Date: 3/6/15 Amendment: 50989904 File Date: 3/10/15 Amendment: 51916955 File Date: 5/5/15	All equipment leased under Schedules A and B of Equipment Schedule 010 to Master Lease No. 0116905

A. Schulman, Inc.	DE State	Crestmark Equipment Finance, Inc.	UCC: 51028082 File Date: 3/11/15	All equipment and modifications, additions, replacements and substitutions and proceeds thereto on Schedule #027A to Master Equipment Lease dated Oct. 1, 2014

A. Schulman, Inc.	DE State	Crestmark Equipment Finance, Inc.	UCC: 51028512 File Date: 3/11/15	All equipment and modifications, additions, replacements and substitutions and proceeds thereto on Schedule #028A to Master Equipment Lease dated Oct. 1, 2014

A. Schulman, Inc.	DE State	Meridian Leasing Corporation	UCC: 51113496 File Date: 3/17/15	All leased equipment under supplement no. 2RR to master lease agreement dated March 26, 2009

A. Schulman, Inc.	Summit County Ohio	State Tax Lien: Ohio Department of Job and Family Services, Bureau of	56034545 File Date: 3/20/14	$12,998.19

Company	Filing Jurisdiction	Secured Party	Filing No./Filing Date	Collateral
Unemployment Compensation Tax

Bayshore Industrial L.L.C.	TX State	De Lage Landen Financial Services, Inc.	UCC: 080005602546 File Date: 2/14/08 Continuation: 1300015914 File Date: 1/15/13	Leased Equipment *Filed for precautionary purposes

Bayshore Industrial, L.L.C.	TX State	Nissan Motor Acceptance Corporation	UCC: 110034211477 File Date: 11/22/11	Specified equipment (forklift and attachments)

Bayshore Industrial, L.L.C.	TX State	Nissan Motor Acceptance Corporation	UCC: 130002857945 File Date: 1/25/13	Specified equipment (forklifts and attachments)

Bayshore Industrial, L.L.C.	TX State	Marlin Business Bank	UCC: 130020318644 File Date: 6/26/13	Specified equipment relating to equipment lease *Filed for precautionary purposes

Bulk Molding Compounds, Inc.	ILL State	NMHG Financial Services Inc.	UCC: 010353572 File Date: 11/8/05 Continuation: 009061139 File Date: 8/13/10	All equipment now or hereafter leased

The Matrixx Group, Inc.	IN State	Toyota Material Handling Midwest; Toyota Motor Credit Corporation	UCC: 201000007177580 File Date: 8/24/10	Eight (8) Toyota Forklifts Model #8FGCU25 Serial #28891, 28798, 28800, 28708, 28727, 28861, 28827, 28709 *Filing as a precaution

The Matrixx Group, Inc.	IN State	Toyota Material Handling Midwest; Toyota Motor Credit Corporation	UCC: 201000010583767 File Date: 12/16/10	One (1) Toyota Forklift Model #8FGCU25 Serial #30402 *Filing as a precaution

The Matrixx Group, Inc.	IN State	Wells Fargo Bank, N.A.	UCC: 201100003863286 File Date: 5/3/11	1 – JLG Boom Lift M400AJP S/N: 0300071040

The Matrixx Group, Inc.	IN State	Assignee: Toyota Material Handling Midwest Inc. Original Secured Party: Toyota Motor Credit Corporation	UCC: 201200007805116 File Date: 8/24/12	Two (2) Toyota Forklifts Model #8FGCU25 Serial #40880, 40928 *Filing as a precaution

The Matrixx Group, Inc.	IN State	Assignee: Toyota Material Handling Midwest Inc. Original Secured Party: Toyota Motor Credit Corporation	UCC: 201300005303734 File Date: 6/6/13	Two (2) Toyota Forklift Model #8FGCU25 Serial #45240, 46241 *Filing as a precaution

The Matrixx Group, Inc.	IN State	Assignee: Toyota Material Handling Midwest Inc. Original Secured Party: Toyota Motor Credit Corporation	UCC: 201300005304866 File Date: 6/6/13	Two (2) Toyota Forklift Model #8FGCU25 Serial #46240,46241 *Filing as a precaution

The Matrixx Group, Inc.	IN State	General Electric Credit Corporation of Tennessee	UCC: 201300006940853 File Date: 7/29/13	1 Tennant Sweeper Model #S20 *Filing as a precaution

SCHEDULE 6.04

Existing Investments

Name	Jurisdiction	Equity Interest Holder
PT A. Schulman Plastics, Indonesia	Indonesia	A. Schulman International Inc. (65%), PT. Prima Polycon Indah (35%)

Surplast SA	Argentina	A. Schulman International Inc. (63%), ALTA PLASTICA S.A. (37%)

Natpet Schulman Specialty Plastic Compounds	Saudi Arabia	National Petrochemical Industrial Company (500,000 shares), A. Schulman Europe International B.V. (500,000 shares)

SCG ICO Polymers Company Limited	Thailand	SCG Chemicals Co., Ltd (8,697 shares); Schulman Plastics (Malaysia) Sdn. Bhd (1,300 shares); Mr. Yuthana Jiamtrakam (1 share), Mrs. Phattrawan Tunsakul (1 share), Mr. Yanyongphol Duangnark (1 share)

BMC Far East Ltd.	Hong Kong	Bulk Molding Compounds, Inc. (50%) Emei Industiral Limited (50%)

Promissory Notes:

Payee (Lender)	Payor (Borrower)	Principal Amount (in thousands)	Currency	Date of Issuance	Interest Rate	Maturity Date
ICO P&O, Inc	ICO Global Services, Inc	36,810,442	USD	1-May-02	10.375%	Revolving

ICO Global Services, Inc	Wedco Technology Inc	45,956,473	USD	1-May-02	7.00%	Revolving

ICO Global Services, Inc	ICO Other Polymers North America, Inc (IPNA)	50,360,690	USD	1-Oct-06	7.00%	Revolving

Citadel Plastics Netherlands Holdings LLC	Citadel Plastics Holdings Cooperatief	8,834	USD	12/17/2012	5.00%	12/17/17

Bulk Molding Compounds, Inc.	Citadel Plastics Holdings Cooperatief	16,407	USD	12/17/2012	5.00%	12/17/17

Loans:

Payee (Lender)	Payor (Borrower)	Principal Amount (in thousands)	Currency	Date of Issuance	Interest Rate	Maturity Date
AS Worldwide LLC & Cie SCS	A. Schulman Holdings Sarl	69,526	EUR	18-Oct-13	0%	—

A. Schulman Ireland	A. Schulman Holdings Sarl	18,000,000	EUR	28-Aug-14	0%	8/28/2024
A. Schulman International Services BVBA	A. Schulman Holdings Company France (SAS)	1,400,000	EUR	25-May-15	1.47%	24-Aug-15
A. Schulman International Services BVBA	A Schulman Plastics SL	1,250,000	EUR	25-May-15	1.47%	24-Aug-15
A. Schulman International Services BVBA	A Schulman Plastics SrL	16,450,000	EUR	25-May-15	1.47%	24-Aug-15
A. Schulman International Services BVBA	ICO POLYMERS ITALY S.R.L.	5,000,000	EUR	25-May-15	1.47%	24-Aug-15
A. Schulman International Services BVBA	ICO UK LTD	30,000,000	EUR	2-Sep-13	5.00%	2-Sep-23
A. Schulman International Services BVBA	A. Schulman LLC Russia	250,000	EUR	26-May-15	1.54%	26-Aug-15
A. Schulman International Services BVBA	A. Schulman Nordic AB	65,881,000	SEK	25-May-15	1.377%	24-Aug-15
A. Schulman International Services BVBA	A. Schulman Belgium BVBA	3,250,000	EUR	25-May-15	1.47%	24-Aug-15
A. Schulman International Services BVBA	A Schulman Plastics BVBA	85,000,000	EUR	25-May-15	1.47%	24-Aug-15
A. Schulman International Services BVBA	A. Schulman Holdings SARL - Luxembourg	20,000,000	EUR	24-Apr-15	1.409%	10-Jun-15
A. Schulman International Services	A. Schulman Europe International BV	48,900,000	EUR	31-Jan-12	5.1724%	31-Jan-22
A. Schulman Holdings SARL - Luxembourg	A. Schulman Castellon SL	10,400,000	EUR	20-Aug-14	5.4%	20-Aug-24
A. Schulman Holdings SARL - Luxembourg	A. Schulman Europe GMBH & Co KG	43,750,000	EUR	26-Aug-14	4.5%	25-Aug-25
A. Schulman Holdings SARL - Luxembourg	A. Schulman Holdings (France) SAS	25,000,000	EUR	18-Aug-14	5.0%	19-Aug-18
A. Schulman Holdings SARL - Luxembourg	A Schulman Plastics BVBA	149,139,868	EUR	27-Oct-14	4.9%	27-Oct-24
A. Schulman Holdings SARL - Luxembourg	A Schulman Plastics BVBA	80,000,000	EUR	19-Aug-13	4.9%	19-Aug-23
A. Schulman Holdings SARL - Luxembourg	A Schulman Plastics BVBA	98,167,000	EUR	9-Dec-13	4.6%	9-Dec-23
A. Schulman Holdings SARL - Luxembourg	AS Worldwide LLC & Cie SCS	24,358,231	EUR	28-Aug-13	2.05%	—

A. Schulman Holdings SARL - Luxembourg	AS Worldwide LLC & Cie SCS	3,250,000	EUR	26-Aug-14	—	—
A. Schulman Holdings SARL – Luxembourg	A. Schulman Ireland	50,000	EUR	23-Mar-15	0.37%	20-Jun-15
A. Schulman Holdings SARL - Luxembourg	Jackdaw Polymers France	350,000	EUR	12-May-15	2.3%	13-Jul-15
A. Schulman Holdings Sarl	A. Schulman SARL	329,526	USD	—	—	—
A. Schulman GmbH	A. Schulman Plastics BVBA	38,860,000	EUR	19-Aug-13	4.9%	19-Aug-23
A. Schulman Europe International BV	ICO Holland BV	184,307,000	EUR	20-Dec-13	5.31%	20-Nov-23
A. Schulman Inc (Akron Operations)	A Schulman de Mexico SA de CV	11,000,000	USD	28-Jul-14	6.75%	28-Jul-19
A. Schulman Inc (Akron Operations)	ICO Brazil	1,300,000	USD	29-Jul-11	3.25%	Perm
A. Schulman Inc (Akron Operations)	ICO Brazil	1,000,000	USD	14-Dec-11	3.60%	Perm
ICO Global Services, Inc	ICO Petrochemical Cayman Islands	41,723	USD	—	—	—
ICO Technology, Inc	ICO Petrochemical Cayman Islands	3,152,545	USD	—	—	—
ICO Global Services, Inc	ICO Polymers Cayman Islands	12,401	USD	—	—	—
ICO Global Services, Inc	ICO Polymers, Inc	186,150	USD	—	—	—
ICO P&O, Inc	The Innovation Company SA de CV	200,000	USD	—	—	—
A. Schulman Intl.	A.Schulman Plastics Pty Ltd	1,000,000	AUD	1-Sep-14	4.00%	28-Aug-15
Courtenay Polymers Pty Ltd	A. Schulman Australia Pty Ltd	900,000	AUD	1-Dec-14	5.95%	—
ASI Other Akron Operations	Courtenay Polymers Pty Ltd (ICO Australia)	5,701,831	USD	1-May-10	3.25%	Perm
ICO Technology, Inc	Courtenay Polymers Pty Ltd	5,293,231	USD	1-Nov-07	3.50%	—
Bayshore Industrial LP	ICO Global Services, Inc	51,946,160	USD	1-May-02	7.00%	—
ICO Global Services, Inc	ICO Technology, Inc	193,215,294	USD	30-Nov-10	7.00%	—
ASI Other Akron Operations	ASI Akron Land Co	292,800	USD	—	—	—
ICO - Schulman, LLC	Bayshore Industrial LP	418,349	USD	—	—	—
ICO Technology, Inc	ICO P&O, Inc	603,882	USD	—	—	—
ICO P&O, Inc	ICO - Schulman, LLC	11,796,801	USD	—	—	—
ICO Technology, Inc	ICO - Schulman, LLC	1,068,872	USD	—	—	—
ICO Other Polymers	Wedco Technology	9,034,502	USD	—	—	—

North America, Inc	Inc
Bulk Molding Compounds, Inc.	BMC Far East Ltd	6,730,754	HKD	—	0%	—
Emei Industrial Ltd	BMC Far East Ltd	6,730,754	HKD	—	0%	—
EC US	BMC Deutschland GmbH	11,612,373	EUR	2002	3.00%	—

SCHEDULE 6.07

Existing Affiliate Transactions

Lender	Borrower	Amount	Currency	Period	Start date	Maturity Date
A. Schulman Holding SARL	A. Schulman Europe GmbH & Co. KG	43,750,000.00	EUR	5 years	26-Feb-15	26-Feb-15
A. Schulman Holding SARL	A. Schulman Plastics BVBA	149,139,868.00	EUR	10 years	26-Oct-14	26-Oct-24
A. Schulman Holding SARL	A. Schulman Plastics BVBA	80,000,000.00	EUR	10 years	19-Aug-13	19-Aug-23
A. Schulman Holding SARL	A. Schulman Plastics BVBA	98,167,000.00	EUR	10 years	9-Dec-13	9-Dec-23
A. Schulman Holding SARL	A. Schulman Holdings (France) SAS	25,000,000.00	EUR	5 years	20-Aug-13	20-Aug-15
A. Schulman Holding SARL	A. Schulman Castellon SL	10,400,000.00	EUR	10 years	20-Aug-14	20-Aug-24
A. Schulman International Services	A. Schulman Holding SARL	20,000,000.00	EUR	3months	24-Apr-15	10-Jun-15
A. Schulman International Services	A. Schulman Plastics BVBA	85,000,000.00	EUR	3months	23-Feb-15	25-May-15
A. Schulman International Services	A. Schulman Italy Srl	16,450,000.00	EUR	3months	23-Feb-15	25-May-15
A. Schulman International Services	ICO Europe BV	48,900,000.00	EUR	10 years	31-Jan-12	31-Jan-22
A. Schulman International Services	A. Schulman AB	65,881,000.00	SEK	3months	23-Feb-15	25-May-15
A. Schulman International Services	ICO UK	30,000,000.00	EUR	10 years	2-Sep-13	2-Sep-23
A. Schulman GmbH	A. Schulman Plastics BVBA	38,860,000.00	EUR	10 years	19-Aug-13	19-Aug-23
ICO Europe BV	ICO Holland	184,307,000.00	EUR	9 years 11 months	20-Dec-13	20-Nov-23
A. Schulman SARL	A. Schulman Holdings SARL	6,250,000.00	EUR	1 year	21-May-2015	21-May-2016
A. Schulman Worldwide LLC& Cie SCS	A. Schulman SARL	487,238,000.00	EUR	30 years	19-Aug-13	19-Aug-43
A. Schulman Worldwide LLC& Cie SCS	A. Schulman SARL	98,164,000.00	EUR	30 years	5-Dec-13	5-Dec-45
A. Schulman, Inc.	A. Schulman de Mexico SA de CV	11,000,000	USD	long-term	2009	28-Jul-19
ICO Global Services, Inc.	Bayshore Industrial, Inc.	51,000,000	USD	indefinite	1-Apr-02	automatically extended

ADDITIONAL AGREEMENTS:

1.	Royalties agreement on Intangible property which represents a $4.5 Million per year payment by A. Schulman de Mexico, S.A. de C.V. to A Schulman Inc., in force since 1995.

2.	Personnel services between ASI Employment, S.A. de C.V. and A Schulman de México, S.A. de C.V. (both Mexican Entities) in force since 1995 and the current payment is around $13 Million per year.

3.	Verbal intercompany loan between Bulk Molding Compounds, Inc. and BMC Europe for $15 Million, with no maturity date established.

SCHEDULE 6.08

Restrictive Agreements

1. Pursuant to the Joint Venture Agreement, dated as of May 18, 1995 between A. Schulman International, Inc. and P.T. Prima Polycon Indah (the “Agreement”), neither party may sell, assign or transfer, or pledge or otherwise encumber its shares of P.T. A. Schulman Plastics, without the prior approval of a General Meeting of Shareholders. Jurisdiction: Indonesia.

2. Pursuant to the Amended and Restated Shareholders’ Agreement, dated as of September 17, 2014 between A. Schulman International, Inc. and Alta Plástica S.A. (the “Agreement”), neither party may sell, give, pledge, transfer, encumber, or otherwise dispose of all or any portion of the shares of Surplast S.A., except a transfer or assignments to an affiliate or as may otherwise be specifically provided for in the Agreement. Jurisdition: Argentina.

3. Effective June 1st, 2015 A. Schulman will be enter into cash pooling agreements and international cash management agreements with Bank of America that impose a condition requiring Bank of America’s consent before liens can be placed on the accounts of non-Loan Party Subsidiaries with Bank of America.